   As filed with the Securities and Exchange Commission on January 25, 2002.



                                            Registration Statement No. 333-74796


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ASSOCIATED BANC-CORP
             (Exact Name of Registrant as Specified in its Charter)

          WISCONSIN                           6711                       39-1098068
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
Incorporation or Organization)      Classification Code Number)    Identification Number)

                                1200 HANSEN ROAD
                              GREEN BAY, WI 54304
                                 (920) 491-7000
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                             BRIAN R. BODAGER, ESQ.
                              ASSOCIATED BANC-CORP
                                1200 HANSEN ROAD
                              GREEN BAY, WI 54304
                                 (920) 491-7000
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                with copies to:
        JAMES M. BEDORE, ESQ.                          LYNN M. GARDIN, ESQ.
   REINHART BOERNER VAN DEUREN S.C.                  FREDRIKSON & BYRON, P.A.
       1000 NORTH WATER STREET                       1100 INTERNATIONAL CENTRE
              SUITE 2100                              900 SECOND AVENUE SOUTH
         MILWAUKEE, WI 53202                        MINNEAPOLIS, MN 55402-3397
            (414) 298-1000                                (612) 347-7000

         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


================================================================================
                             (THE FACING SHEET CONTINUES, AND THE CALCULATION OF
                            THE REGISTRATION FEE APPEARS, ON THE FOLLOWING PAGE)

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______





THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          SIGNAL FINANCIAL CORPORATION
                               1395 COMMERCE DRIVE
                        MENDOTA HEIGHTS, MINNESOTA 55120


                                JANUARY 28, 2002


Dear Fellow Shareholder:


         You are cordially invited to attend our special meeting of shareholders to be held on February 27, 2002 at 4:00 p.m. (local time) at the Southview County Club, 239 East Mendota Road, West St. Paul, Minnesota 55118. At the special meeting, you will vote on a proposal to approve an agreement for the merger of Associated Banc-Corp ("Associated") and Signal Financial Corporation ("Signal").


         Subject to approval by the shareholders of Signal and satisfaction of other conditions, the merger agreement provides that Signal will combine its business and operations with those of Associated through a statutory merger. If the merger is completed, each share of Signal common stock will be converted into the right to receive, at the election of the holder, either:

         - 7.5 shares of Associated common stock (or cash for any fractional shares); or

         -   a cash payment equal to $276.83 per share.


         An election form permitting you to make a stock election and/or a cash election accompanies this letter. You may make a stock election for part of your shares and a cash election for the remainder of your shares; and you may specify which shares will be exchanged for cash, and the order of such exchange. You must return the election form by February 27, 2002 (subject to extension if there are unforeseen delays in completing the merger) to be eligible to make a cash election. Elections may be prorated in order to ensure that the total amount of cash payments, including cash paid in lieu of fractional shares and pursuant to exercise of dissenters' rights, will equal $58,351,307 of the total merger consideration.


         Associated common stock trades on the NASDAQ National Market. The shares of Associated common stock to be issued in the merger will offer greater liquidity than that of the shares of Signal common stock.

         The accompanying Proxy Statement/Prospectus describes the merger in greater detail. We encourage you to read it carefully.

         The Board of Directors of Signal has determined that the merger is in the best interests of Signal and its shareholders. Accordingly, the Board has by unanimous vote approved the merger agreement and the merger and recommends that shareholders vote in favor of the merger agreement.

         Your participation in the special meeting, in person or by proxy, is especially important because the items to be voted on are very important to Signal and its shareholders. Whether or not you plan to attend the special meeting, we urge you to complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time before it is voted.

         On behalf of the Board of Directors, we thank you for your support and urge you to vote "for" the approval of the merger agreement.


                                           Very truly yours,


                                           R. Scott Jones
                                           President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE MERGER DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE ASSOCIATED COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, NOR HAVE THEY DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The Proxy Statement/Prospectus is dated JANUARY 28, 2002 and is first being mailed to shareholders on or about JANUARY 28, 2002.

                          SIGNAL FINANCIAL CORPORATION
                               1395 COMMERCE DRIVE
                        MENDOTA HEIGHTS, MINNESOTA 55120

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD FEBRUARY 27, 2002



TO THE SHAREHOLDERS OF SIGNAL FINANCIAL CORPORATION:


         Notice is hereby given that a Special Meeting of Shareholders (including any adjournments or postponements thereof, the "Special Meeting") of holders of the Common Stock, $.01 par value per share (the "Common Stock"), of Signal Financial Corporation, a Minnesota corporation ("Signal" or the "Company"), will be held at Southview County Club, 239 East Mendota Road, West St. Paul, Minnesota 55118, on February 27, 2002 at 4:00 p.m. (local time). The Proxy Statement/Prospectus for the Special Meeting is attached and a Proxy Card is enclosed.


         The Special Meeting is for the purpose of considering and acting upon the following proposals:

         1. To approve the Agreement and Plan of Merger dated as of September 10, 2001 between Associated Banc-Corp ("Associated") and the Company (the "Merger Agreement") providing for the merger of the Company with and into Associated (the "Merger") (a copy of the Merger Agreement is attached as Exhibit A to the Proxy Statement/Prospectus following this notice).

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         THE DIRECTORS OF THE COMPANY HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT THE SHAREHOLDERS APPROVE THE MERGER AGREEMENT.


         Only holders of record of Common Stock at the close of business on January 22, 2002 are entitled to notice of, and to vote at, the Special
Meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock is required to approve the Merger Agreement. Each share of the Common Stock is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger. Holders of Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") have the right to dissent from the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Sections 302A.471 and 302A.473 of the MBCA, a copy of which is included as Exhibit C to the accompanying Proxy Statement/Prospectus. In addition, the description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "The Merger - Dissenters' Rights" in the Proxy Statement/Prospectus.


         It is very important that your shares be represented at the Special Meeting. You are urged to complete and sign the accompanying Proxy Card, which is solicited by the Board of Directors of the Company, and mail it promptly in the enclosed envelope. All Proxies are important, so please complete each Proxy Card sent to you and return it in the envelope provided. Your Proxy will not be used if you attend and vote at the Special Meeting in person.

                  BY ORDER OF THE BOARD OF DIRECTORS

                  /s/  John H. LeMay
                     -------------------------------

                  John H. LeMay, Secretary



Mendota Heights, Minnesota

JANUARY 28, 2002


PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                          SIGNAL FINANCIAL CORPORATION
                                       AND
                              ASSOCIATED BANC-CORP
                           PROXY STATEMENT/PROSPECTUS

                                TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................................          1

SUMMARY......................................................................................          3

RISK FACTORS.................................................................................          8

SELECTED FINANCIAL DATA OF ASSOCIATED BANC-CORP AND SIGNAL FINANCIAL CORPORATION.............         10

COMPARATIVE STOCK PRICES AND DIVIDENDS.......................................................         12
         Associated Common Stock.............................................................         12
         The Company Common Stock............................................................         12

COMPARATIVE UNAUDITED PER SHARE DATA.........................................................         14

INTRODUCTION.................................................................................         15

ASSOCIATED BANC-CORP.........................................................................         15

THE SPECIAL MEETING..........................................................................         15
         Matters to Be Considered at the Special Meeting.....................................         15
         Required Vote.......................................................................         16
         Voting of Proxies...................................................................         16
         Revocability of Proxies.............................................................         16
         Record Date; Stock Entitled to Vote; Quorum.........................................         16
         Solicitation of Proxies.............................................................         16

THE MERGER...................................................................................         18
         Background of the Merger............................................................         18
         Reasons for the Merger..............................................................         19
         Recommendation of the Board of Directors of the Company.............................         20
         Opinion of Financial Advisor to the Company.........................................         20
         Merger Consideration................................................................         28
         Procedures for Election of the Form of Merger Consideration.........................         29
         Amount of Cash Consideration Payable in the Merger..................................         29
         Certain Election Considerations.....................................................         29
         Conversion of Shares; Procedures for Exchange of Certificates; Fractional
           Shares............................................................................         30
         Regulatory Approvals Required.......................................................         32
         The Effective Time..................................................................         33
         Description of Associated Common Stock Issuable in the Merger.......................         33
         Comparison of Shareholder Rights....................................................         34
                  Authorized Capital Stock...................................................         34
                  Dissenters' Rights.........................................................         34



                  Required Vote..............................................................         35
                  Classified Board of Directors..............................................         35
                  Removal of Directors.......................................................         35
                  Newly Created Directorships and Vacancies on the Board of Directors........         36
                  Certain Business Combinations..............................................         36
                  Advance Notice of Proposals to Be Brought at the Annual Meeting............         36
                  Advance Notice of Nominations of Directors.................................         37
                  Call of Shareholders' Meetings.............................................         37
                  Shareholder Action Without a Meeting.......................................         37
                  Dividends; Stock Repurchases...............................................         37
                  Indemnification of Directors, Officers and Employees.......................         38
                  Limitation of Personal Liability of Directors..............................         38
         Resale of Associated Common Stock Issued Pursuant to the Merger.....................         39
         Pre-Merger Dividend Policy..........................................................         39
         Post-Merger Dividend Policy.........................................................         39
         Conduct of Business Pending the Merger..............................................         39
         Certain Material Federal Income Tax Consequences....................................         39
         Accounting Treatment................................................................         42
         Dissenters' Rights..................................................................         43
         Interests of Certain Persons in the Merger..........................................         45
         Other Related Party Transactions....................................................         46
         Management After the Merger.........................................................         46

CERTAIN PROVISIONS OF THE MERGER AGREEMENT...................................................         47
         The Merger..........................................................................         47
         Representations and Warranties......................................................         47
         Certain Covenants...................................................................         48
         No Solicitation of Transactions.....................................................         49
         Conditions to Consummation of the Merger............................................         50
         Termination.........................................................................         51
         Termination Fee.....................................................................         52
         Amendment and Waiver................................................................         52
         Expenses............................................................................         53

CERTAIN INFORMATION CONCERNING ASSOCIATED....................................................         54

CERTAIN INFORMATION CONCERNING THE COMPANY...................................................         56
         Principal Stockholders of the Company...............................................         57

EXPERTS......................................................................................         58

LEGAL OPINIONS...............................................................................         58

FUTURE SHAREHOLDER PROPOSALS.................................................................         58

WHERE YOU CAN FIND MORE INFORMATION..........................................................         58




Exhibit A:        Agreement and Plan of Merger between Associated Banc-Corp and Signal
                         Financial Corporation dated as of September 10, 2001................        A-1
Exhibit B:        Opinion of Sandler O'Neill & Partners, L.P.................................        B-1
Exhibit C:        Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act...        C-1
Exhibit D:        Signal Financial Corporation and Subsidiaries Financial Statements and
                         Management's Discussion and Analysis of Financial Condition and
                         Results of Operations...............................................        D-1


                           QUESTIONS AND ANSWERS ABOUT THE MERGER


Q:    WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?  HOW WILL I BENEFIT?

A: We believe you will benefit from the merger because the potential for the combined company exceeds, in our opinion, what either company could accomplish individually.

      We believe the merger will increase the financial strength and resources of Signal and enable Associated to increase its presence and heighten its visibility in Minnesota. We believe that you will benefit by having the opportunity to choose whether to receive cash consideration or shares of Associated common stock or a combination of cash and shares of Associated common stock in the Merger. To the extent you choose to receive Associated common stock, we believe that you will benefit as a result of the greater liquidity, marketability and dividend paying capacity of the Associated common stock.

Q:    WHAT DO I NEED TO DO NOW?

A: Just indicate on your proxy card how you want to vote, and sign, date and return it as soon as possible. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the merger. If you do not return your proxy or if you do not vote or you abstain at the meeting, it will have the effect of a vote not to approve the merger agreement.

      You may attend the special meeting and vote your shares in person, rather than completing and returning your proxy card. If you do complete and return your proxy card, you may revoke it at any time up to and including the day of the special meeting by following the directions on page 16.

      PLEASE REMEMBER THAT THE REQUIRED VOTE OF SHAREHOLDERS IS BASED ON THE TOTAL NUMBER OF OUTSTANDING SHARES, AND NOT UPON THE NUMBER OF SHARES WHICH ARE ACTUALLY VOTED.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A. No. After the special meeting, we will send you instructions on how to receive the merger consideration in exchange for your shares of Signal common stock.

Q:    WHAT WILL I RECEIVE IN THE MERGER?

A: You may elect to receive in exchange for each share of Signal common stock either:

      - 7.5 shares of Associated common stock (or cash for any fractional shares); or

      -    a cash payment equal to $276.83 per share.

      You may make a stock election for part of your shares and a cash election for the remainder of your shares.

      The total amount of cash payments, including the cash paid in lieu of fractional shares and pursuant to the exercise of dissenters' rights, must equal $58,351,307 of the total merger consideration. If the total amount of cash payments does not equal this amount, Associated will substitute shares of Associated common stock for cash payments among the shareholders electing cash payments or substitute cash payments for shares of Associated common stock among the shareholders electing Associated common stock, whichever is applicable, on a pro rata basis to the extent necessary to make the amount of the cash payments equal to $58,351,307 of the total merger consideration.

Q:    HOW WILL I BE ABLE TO ELECT THE FORM OF MERGER CONSIDERATION I RECEIVE?


A: An election form permitting you to make a stock election and/or a cash election accompanies this proxy statement/prospectus. You may make a stock election for part of your shares and a cash election for the remainder of your shares; and you may specify which shares will be exchanged for cash, and the order of such exchange. The election deadline is February 27, 2002

      (subject to extension if there are unforeseen delays in completing the merger). You may revoke or change your election form by submitting an election form bearing a later date that is received by Signal on or before the election deadline. IF YOUR ELECTION FORM IS NOT RECEIVED BY THE DEADLINE, YOU WILL BE DEEMED TO HAVE MADE A STOCK ELECTION FOR ALL OF YOUR SHARES OF SIGNAL COMMON STOCK.


Q:    WHAT ABOUT DIVIDENDS?

A. The merger agreement prohibits Signal from declaring or paying any dividends. After the merger, we presently anticipate that Associated will pay dividends at the current quarterly rate of $0.31 per share. However, the directors of Associated will use their discretion to decide whether to declare dividends and the amount of any dividends.

Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We expect the merger to be completed immediately following shareholder approval at the special meeting.

Q:    WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A. The merger will be tax-free for federal income tax purposes for shareholders who receive the merger consideration in the form of shares of Associated common stock. Shareholders who receive some or all of the merger consideration in the form of a cash payment will have to pay taxes based on the amount of the cash received. To review the tax consequences to shareholders in greater detail, see pages 39 to 42.

Q:    WHO CAN I CONTACT IF I HAVE MORE QUESTIONS ABOUT THE MERGER?

A:    R. Scott Jones or Galen T. Pate
      Signal Financial Corporation
      1395 Commerce Avenue
      Mendota Heights, Minnesota 55120
      Telephone No.:  (651) 905-3100

Q: WHO CAN I CONTACT IF I WOULD LIKE ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS?

A:    Associated Banc-Corp
      1200 Hansen Road
      Green Bay, Wisconsin 54304
      Attention:  Brian R. Bodager, Esq.
      Telephone No.:  (920) 491-7000

                                     SUMMARY

         This summary highlights selected information from this document and does not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" (pages 58 to 60). We have included page references parenthetically to direct you to a more complete description of the topics presented in this Summary.


THE COMPANIES (PAGES 54 TO 58)

ASSOCIATED BANC-CORP
1200 Hansen Road
Green Bay, WI 54304
Telephone No.:  (920) 491-7000

Associated is a diversified multi-bank holding company headquartered in Green Bay, Wisconsin. At September 30, 2001, Associated had $13.6 billion in assets, 3,813 full-time equivalent employees, and provided services through more than 200 banking locations in approximately 150 communities. Associated offers a variety of financial products and services to complement its traditional line of banking products.

SIGNAL FINANCIAL CORPORATION
1395 Commerce Drive
Mendota Heights, MN 55120
Telephone No.:  (651) 905-3100

Signal is a financial holding company which, directly or indirectly, owns 100% of Signal Bank National Association, Signal Bank South National Association, Signal Finance Company, Signal Holding Company and Signal Investment Company, all of the common securities of United Capital Trust I and 50% of Signal Trust Company National Association. Signal's bank subsidiaries operate nine offices in the Minneapolis-St. Paul metropolitan area and Southeast Minnesota. Signal Finance Company is a consumer finance company with four offices in Minnesota and one office in Wisconsin. At September 30, 2001, Signal had assets of $1.1 billion.

THE SPECIAL MEETING (PAGES 15 TO 17)


The special meeting of shareholders will be held at the Southview Country Club, 239 East Mendota Road, West St. Paul, Minnesota 55118, at 4:00 p.m. on February 27, 2002. At the special meeting, shareholders of Signal will be asked to approve the merger agreement.


RECOMMENDATION TO SHAREHOLDERS (PAGES 19 TO 20)

The Board of Directors of Signal believes the merger is fair to you and in your best interest and unanimously recommends that you vote "for" approving the merger agreement.

RECORD DATE; VOTING POWER (PAGE 16)


You are entitled to vote at the special meeting if you owned shares on January 22, 2002, the Record Date. Each shareholder is entitled to one vote for each share of common stock.


On the Record Date, there were outstanding 702,613 shares of common stock.

VOTE REQUIRED (PAGE 16)

Approval of the merger agreement will require the affirmative vote of a majority of the voting power of all of the issued and outstanding common stock.

Each share of common stock will be entitled to one vote at the special meeting.

THE MERGER (PAGE 47)

The merger will combine our businesses under a single holding company. As a result of the merger, Associated will become the holding company for Signal's banking and non-banking subsidiaries.

The merger agreement is attached as Exhibit A to this document. We encourage you to read the merger agreement. It is the legal document governing the merger.

WHAT SHAREHOLDERS WILL RECEIVE IN THE MERGER (PAGES 28 TO 29)

As a result of the merger, shareholders of Signal may elect to receive in exchange for each share of Signal common stock either:

-    7.5 shares of Associated common stock (or cash for any fractional shares);
     or

-    a cash payment equal to $276.83 per share.


An election form permitting you to elect to receive either shares of Associated common stock or the cash payment accompanies this proxy statement/prospectus. You may make a stock election for part of your shares and a cash election for the remainder of your shares; and you may specify which shares will be exchanged for cash, and the order of such exchange. The election deadline is February 27, 2002 (subject to extension if there are unforeseen delays in completing the merger). You may revoke or change your election form by submitting an election bearing a later date on or before the election deadline. IF YOUR ELECTION FORM IS NOT RECEIVED BY THE DEADLINE, YOU WILL BE DEEMED TO HAVE MADE A STOCK ELECTION FOR ALL OF YOUR SHARES OF SIGNAL COMMON STOCK.


Associated will not pay less than nor more than $58,351,307 of the total merger consideration in the form of cash payments, including cash to be paid in lieu of fractional shares and pursuant to the exercise of dissenters' rights. If the amount of the cash payments would be greater than $58,351,307, Associated will reduce the number of shares of Signal common stock receiving a cash payment pro rata among the Signal shareholders making cash elections by the amount necessary to reach $58,351,307. If the amount of the cash payments would be less than $58,351,307, Associated will reduce the number of shares of Signal common stock receiving Associated common stock pro rata among the Signal shareholders making stock elections by the amount necessary to reach $58,351,307.

IF THE AMOUNT OF CASH PAYMENTS DOES NOT EQUAL $58,351,307 OF THE TOTAL MERGER CONSIDERATION, PART OF YOUR CASH ELECTION MAY BE CHANGED INTO A STOCK ELECTION OR PART OF YOUR STOCK ELECTION MAY BE CHANGED INTO A CASH ELECTION.

CERTAIN ELECTION CONSIDERATIONS (PAGE 29)

When making your election, you should consider the following:

- The cash payment amount is fixed, but the market value of Associated common stock may change between the election deadline and the special meeting and afterwards.

- If you make a cash election, and receive cash, you will not have the risk of declines in the market value of Associated common stock and you will not have the opportunity to profit from increases in the market value of Associated common stock.

- There may be materially different tax consequences involved if you elect to receive any cash.

WE ENCOURAGE YOU TO OBTAIN CURRENT MARKET QUOTES FOR ASSOCIATED COMMON STOCK THROUGHOUT THE ELECTION PERIOD AND PRIOR TO THE SPECIAL MEETING.

WE GIVE NO ASSURANCE THAT THE CASH PAYMENT PER SHARE OF YOUR SIGNAL COMMON STOCK WILL BE MORE OR LESS THAN THE MARKET VALUE OF ASSOCIATED COMMON STOCK RECEIVED FOR YOUR SIGNAL COMMON STOCK AT THE ELECTION DEADLINE OR ON THE DATE THE MERGER IS COMPLETED.

NONE OF ASSOCIATED, SIGNAL, ASSOCIATED'S BOARD OF DIRECTORS, OR SIGNAL'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO ELECT CASH OR STOCK.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS (PAGES 57 TO 58)

At the close of business on the Record Date, directors and executive officers of Signal possessed sole or shared voting power with respect to 145,042 shares of common stock, which represented approximately 20.6% of the outstanding shares.

DIVIDEND POLICY OF ASSOCIATED AFTER THE MERGER (PAGE 39)

After the merger, it is presently expected that dividends will continue at Associated's current quarterly dividend rate of $0.31 per share. Associated's Board of Directors determines the level of dividends to be declared each quarter based on various economic and financial factors.

FEDERAL INCOME TAX CONSIDERATIONS (PAGES 39 TO 42)

We must receive an opinion from Associated's outside counsel stating that, as a general matter, shareholders will not recognize gain or loss for federal income tax purposes as a result of the merger, except if they receive cash pursuant to a cash election, receive cash for fractional shares or exercise dissenters' rights.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES TO YOU OF THE MERGER WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL EXPLANATION OF THE TAX CONSEQUENCES TO YOU OF THE MERGER.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY (PAGES 20 TO 28)

Signal's Board of Directors received a written opinion of Sandler O'Neill & Partners, L.P. dated as of September 10, 2001, and updated as of the date of this proxy statement/prospectus. The opinion states that the consideration to be received by Signal's shareholders in the merger, as of the date of the opinion, is fair to Signal's shareholders from a financial point of view. A copy of the updated opinion of Sandler O'Neill & Partners, L.P. is attached as Exhibit B to this proxy statement/prospectus.

INTERESTS OF SIGNAL'S MANAGEMENT IN THE MERGER (PAGES 45 TO 46)

Certain members of Signal's management and Board of Directors have interests in the merger different from your interests as a shareholder, including the following:

- Signal's directors and officers hold stock options which will become 100% vested upon consummation of the merger;

- certain of Signal's officers have salary continuation agreements under which they will receive payments if their employment is terminated following consummation of the merger (decisions relative to terminated employees have not been finalized);

- Galen T. Pate, the Chairman of Signal, and R. Scott Jones, the President and Chief Executive Officer of Signal, will each be appointed to the Board of Directors of Associated Bank Minnesota following the consummation of the merger;

- certain of Signal's officers will be entitled to enter into split-dollar arrangements with Signal in connection with currently existing life insurance policies if their employment is terminated following the consummation of the merger; and

- certain of Signal's officers will be entitled to reimbursement of certain excise taxes imposed upon them in connection with payments received from Signal in connection with the consummation of the merger.

LISTING OF ASSOCIATED COMMON STOCK

Associated will file an application to list the shares of Associated common stock to be issued in the merger on the NASDAQ National Market under Associated's current symbol "ASBC."

STATUS OF ASSOCIATED COMMON STOCK (PAGE 39)

Shares of Associated common stock received in the merger will be freely tradable except for shares issued to affiliates of Signal. Signal has concluded that its only affiliates who will receive Associated common stock in the merger are its directors and executive officers who own approximately 20.6% of the outstanding shares of Signal common stock.

CONDITIONS TO THE MERGER (PAGES 50 TO 51)

We will complete the merger only if several conditions are satisfied, including the following:

-    shareholders of Signal vote in favor of the merger agreement;

- no legal restraints or prohibitions exist which prevent the merger from being completed;

- Associated's counsel delivers an opinion concerning certain federal income tax consequences of the merger;

- the number of shares of Associated common stock that is not issued in the merger due to the exercise of dissenters' rights does not exceed 10% of the maximum number of shares of Associated common stock which could otherwise have been issued in the merger; and

- Associated receives a satisfactory report from its environmental consultant regarding the environmental condition of Signal's real property.

TERMINATION OF THE MERGER AGREEMENT (PAGES 51 TO 52)

Our Boards of Directors can jointly agree to terminate the merger agreement at any time without completing the merger. In addition, the merger agreement may be terminated:

- by either party if we do not complete the merger by March 31, 2002 or the conditions to that party's obligation to complete the merger are not satisfied by March 31, 2002;

- by either party if the other party breaches or does not materially comply with the representations or warranties it made or obligations it has under the merger agreement, and, as a result, the conditions to completing the merger cannot be satisfied;

- by Associated if the Board of Directors of Signal withdraws or modifies its recommendation for the merger; or

- by Signal if Signal enters into a definitive agreement to be acquired by a third party after its Board of Directors determines that the proper discharge of the directors' duties under Minnesota law requires that Signal terminate the merger agreement and enter into the agreement with the third party.

REGULATORY APPROVALS (PAGES 32 TO 33)

The merger is subject to prior approval by certain regulatory authorities, including the Federal Reserve Board, which has been obtained.

DISSENTERS' RIGHTS (PAGES 43 TO 45)

Shareholders of Signal who follow certain procedural requirements may be entitled to receive cash in the amount of the fair value of their shares instead of the shares of Associated common stock or cash payment offered pursuant to the merger. The fair value of the shares of Signal common stock would be determined pursuant to Minnesota law.

ANY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT AND MUST COMPLY WITH ALL OF THE PROCEDURAL REQUIREMENTS PROVIDED BY MINNESOTA LAW. A COPY OF THE DISSENTERS' RIGHTS STATUTE IS ATTACHED AS EXHIBIT C TO THIS DOCUMENT. WE ENCOURAGE YOU TO READ THE STATUTE CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL IF YOU DESIRE TO EXERCISE YOUR DISSENTERS' RIGHTS.

ACCOUNTING TREATMENT (PAGE 42)

The merger will be accounted for by Associated under the purchase method of accounting.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

We have made forward-looking statements in this document, and in documents that we incorporate by reference, that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Associated, Signal or the combined company. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements.

Shareholders should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect the future financial results of Associated, Signal or the combined company and could cause those results to differ materially from those expressed in our forward-looking statements contained or incorporated by reference in this document. These factors include the following:

-    operating, legal and regulatory risks;

- economic, political and competitive forces affecting our banking, securities, asset management and credit services businesses; and

- the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

                                  RISK FACTORS

         In deciding whether to vote in favor of the Merger, shareholders of Signal should consider the following factors, in addition to the other matters set forth or incorporated by reference in this document.

         Omitted Industry Financial Information. Signal has excluded certain financial disclosures required of bank holding companies under rules promulgated by the Securities and Exchange Commission from the Management's Discussion and Analysis of Financial Condition and Results of Operations of Signal attached to this Proxy Statement/Prospectus as Exhibit D. The omitted industry financial information relates to, among other things, certain disclosures as to Signal's investments and deposits. Associated and Signal have determined that as Signal has not been required to make such disclosures in the past to its shareholders, it has not compiled and would be unable to create such financial information from existing financial records without incurring considerable expense, effort and delay. Associated and Signal have determined that the omission of certain bank holding company financial disclosure is not material to the shareholders of Signal.

         Uncertain Legislative and Regulatory Environment. The banking and financial services businesses in which Signal and Associated engage are highly regulated. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have a significant impact on the banking and financial services industry. Some of the legislative and regulatory changes may benefit Associated and Signal; other changes, however, could increase our costs of doing business.

         Competition. The markets in which Signal and Associated operate are highly competitive. Competition in such markets is likely to increase in light of the changing legislative and regulatory environment in which Signal and Associated operate. In addition, consolidation and mergers in the banking industry are expected to continue, resulting in stronger and more effective competitors. Neither Signal nor Associated can predict the degree to which competition in the industry will increase in the future or the effect any such increased competition will have on the combined entity.

         Rapid Technological Changes. Evolving technology will play a major role in the processing and delivery of financial services. The effective use of new technology will enable banking and financial service businesses to improve information concerning their customers and markets. It will also enable them to reduce overhead expenses while improving the quality of service to customers. Communications technology will substantially improve the ability of financial institutions to exchange information with their customers and employees. Banks and financial institutions that are unwilling or unable to access this evolving new technology could experience lower earnings and a loss of competitiveness.

         Uncertain Economic Environment. Until recently, banks and financial service companies in the Midwest have experienced a relatively long period of price stability and a growing economy. Price stability enables banks to better protect themselves against interest rate risks. A strong economy enhances the opportunity of the commercial sector of the economy to improve earnings and performance. It also provides an environment for financial institutions to experience positive and profitable growth. Recent events and economic changes present additional risks for all banks and financial service companies.

         Nature of Business. The financial performance of Signal results primarily from its commercial banking activities conducted from nine offices located in the Minneapolis-St. Paul metropolitan area and Southeast Minnesota. Shareholders of Signal who receive shares of Associated Common Stock will own an interest in a diversified multi-bank holding company with more than 200 banking offices, substantially all of which are located in various communities in Wisconsin, Illinois, and Minnesota, and which is engaged in banking and other related financial services including residential mortgage banking, trust services, full service brokerage and discount brokerage services, reinsurance, and general insurance agency activities. Financial performance of Associated is accordingly dependent on its activities and the economic factors in such markets and businesses. See "Certain Information Concerning Associated."

         Business Combinations. Associated seeks additional expansion opportunities and accordingly may enter into business combinations with banking and non-banking entities involving the issuance of its shares or payment of cash consideration which may not require a vote of holders of Associated Common Stock.

         Share Price Fluctuation. There is no public market for shares of Signal Common Stock, and the stock can be sold only in accordance with Article 7 of Signal's Bylaws which gives Signal and others the right of first refusal (but not the obligation) to buy the stock that a shareholder desires to sell at a formula transfer price set forth in Article 7, which is roughly 1.5 times book value. As of September 30, 2001, the Article 7 transfer price was $180.14 per share. The share price of Associated Common Stock on the NASDAQ National Market is by its nature subject to the general price fluctuations in the market for publicly traded equity securities. Such fluctuations are not necessarily related to a change in the financial performance or condition of Associated.

                      SELECTED FINANCIAL DATA OF ASSOCIATED
                   BANC-CORP AND SIGNAL FINANCIAL CORPORATION

         The following financial information is provided to aid in your analysis of the financial aspects of the merger. The information regarding Associated Banc-Corp ("Associated") as of and for each of the years in the five-year period ended December 31, 2000 has been derived from audited consolidated financial statements for 1996 through 2000. The information regarding Signal Financial Corporation (the "Company" or "Signal") as of and for each of the years in the five-year period ended December 31, 2000 has been derived from audited consolidated financial statements for 1996 through 2000. The selected historical data as of and for the nine months ended September 30, 2001 and 2000 are derived from the unaudited consolidated financial statements of Associated and the Company. The information is only a summary and should be read in conjunction with the historical financial statements (and related notes) of Associated contained in the annual reports and other information that Associated files with the Securities and Exchange Commission, which are incorporated by reference in this document, and the historical financial statements (and related notes) of Signal contained in Exhibit D hereto.
See "Where You Can Find More Information."

                            SELECTED FINANCIAL DATA
                         OF ASSOCIATED AND THE COMPANY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       AS OF AND FOR THE
                                                          NINE MONTHS
                                                      ENDED SEPTEMBER 30,
                                                -----------------------------
                                                    2001            2000
                                                -------------- --------------
                                                  (UNAUDITED)     (UNAUDITED)
ASSOCIATED:
CONDENSED STATEMENTS
 OF INCOME:
  Interest income                                 $    676,761   $    688,963
  Interest expense                                     368,795        399,714
                                                -------------- --------------
  Net interest income                                  307,966        289,249
  Provision for loan losses                             18,913         15,003
                                                -------------- --------------
  Net interest income after provision
    for loan losses                                    289,053        274,246
  Noninterest income                                   143,497        140,801
  Noninterest expense                                  244,816        239,807
                                                -------------- --------------
  Income before income taxes and
    extraordinary item                                 187,734        175,240
  Income tax expense                                    54,524         46,958
  Extraordinary item                                         -              -
                                                -------------- --------------
  Net income                                      $    133,210   $    128,282
                                                ============== ==============
PER COMMON SHARE DATA:
  Basic earnings per share
    Income before extraordinary item              $       2.01   $       1.86
    Net income                                            2.01           1.86
  Diluted earnings per share
    Income before extraordinary item              $       2.00   $       1.86
    Net income                                            2.00           1.86
  Cash dividends per share                        $       0.91   $       0.82
SELECTED BALANCE SHEET DATA:
  Loans, net                                      $  8,883,739   $  8,741,058
  Total Assets                                      13,564,825     13,120,002
  Deposits                                           8,398,912      9,331,316
  Long-Term Debt                                     1,020,116        122,463
  Stockholders' Equity                               1,078,874        930,183


                                                                           AS OF AND FOR THE YEAR
                                                                             ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------------
                                                        2000           1999           1998           1997          1996
                                                 -------------- -------------- -------------- -------------- -------------
ASSOCIATED:
CONDENSED STATEMENTS
 OF INCOME:
  Interest income                                  $    931,157   $    814,520   $    785,765   $    787,919   $   731,763
  Interest expense                                      547,590        418,775        411,028        411,637       375,922
                                                 -------------- -------------- -------------- -------------- -------------
  Net interest income                                   383,567        395,745        374,737        376,282       355,841
  Provision for loan losses                              20,206         19,243         14,740         31,668        13,695
                                                 -------------- -------------- -------------- -------------- -------------
  Net interest income after provision
    for loan losses                                     363,361        376,502        359,997        344,614       342,146
  Noninterest income                                    184,196        165,906        167,928         94,854       115,265
  Noninterest expense                                   317,736        305,092        294,962        323,200       292,222
                                                 -------------- -------------- -------------- -------------- -------------
  Income before income taxes and
    extraordinary item                                  229,821        237,316        232,963        116,268       165,189
  Income tax expense                                     61,838         72,373         75,943         63,909        57,487
  Extraordinary item                                          -              -              -              -          (686)
                                                 -------------- -------------- -------------- -------------- -------------
  Net income                                       $    167,983   $    164,943   $    157,020   $     52,359   $   107,016
                                                 ============== ============== ============== ============== =============
PER COMMON SHARE DATA:
  Basic earnings per share
    Income before extraordinary item               $       2.46   $       2.36   $       2.26   $       0.76   $      1.55
    Net income                                     $       2.46   $       2.36           2.26           0.76          1.54
  Diluted earnings per share
    Income before extraordinary item               $       2.46   $       2.34   $       2.24   $       0.74   $      1.52
    Net income                                             2.46           2.34           2.24           0.74          1.51
  Cash dividends per share                         $       1.11   $       1.05           0.95           0.81          0.69
SELECTED BALANCE SHEET DATA:
  Loans, net                                       $  8,793,147   $  8,229,904   $  7,173,020   $  6,979,819   $ 6,583,147
  Total Assets                                       13,128,394     12,519,902     11,250,667     10,690,442    10,120,413
  Deposits                                            9,291,646      8,691,829      8,557,819      8,395,277     7,959,240
  Long-Term Debt                                        122,420         24,283         26,004         15,270        33,329
  Stockholders' Equity                                  968,696        909,789        878,721        813,692       803,562

                                                    AS OF AND FOR THE
                                                       NINE MONTHS
                                                    ENDED SEPTEMBER,
                                              ----------------------------
                                                   2001           2000
                                              -------------  -------------
                                                (UNAUDITED)    (UNAUDITED)
SIGNAL:
CONDENSED STATEMENTS
 OF INCOME:
  Interest income                               $    58,954    $    55,458
  Interest expense                                   25,686         25,219
                                              -------------  -------------
  Net interest income                                33,268         30,239
  Provision for loan
    and lease losses                                  3,179          2,009
                                              -------------  -------------
  Net interest income after provision
    for loan and lease losses                        30,089         28,230
  Noninterest income                                  7,851          6,307
  Noninterest expense                                26,441         25,020
                                              -------------  -------------
  Income before income taxes                         11,499          9,517
  Income tax expense                                  3,891          3,575
                                              -------------  -------------
  Net income                                    $     7,608    $     5,942
                                              =============  =============
PER COMMON SHARE DATA:
  Basic earnings per share                      $     10.84    $      8.46
  Diluted earnings per share                    $     10.25    $      8.08
  Cash dividends per share                      $         -    $         -
SELECTED BALANCE SHEET DATA:
  Loans, net                                    $   770,988    $   676,412
  Total Assets                                    1,075,580        992,705
  Deposits                                          788,867        777,176
  Long-Term Debt and
     Other Borrowings                               107,947         88,928
  Stockholders' Equity                               92,362         78,335



                                                                       AS OF AND FOR THE YEAR
                                                                         ENDED DECEMBER 31,
                                              ------------------------------------------------------------------------
                                                   2000           1999           1998           1997          1996
                                              -------------  -------------- -------------  ------------   ------------
SIGNAL:
CONDENSED STATEMENTS
 OF INCOME:
  Interest income                               $    75,869    $     63,379   $    55,932    $   51,760     $   33,713
  Interest expense                                   35,203          25,612        23,689        21,900         14,086
                                              -------------  -------------- -------------  ------------   ------------
  Net interest income                                40,666          37,767        32,243        29,860         19,627
  Provision for loan
    and lease losses                                  2,785           1,565         1,492           764            595
                                              -------------  -------------- -------------  ------------   ------------
  Net interest income after provision
    for loan and lease losses                        37,881          36,202        30,751        29,096         19,032
  Noninterest income                                  8,721           8,179         8,665         7,063          4,770
  Noninterest expense                                34,585          33,889        30,683        28,252         17,649
                                              -------------  -------------- -------------  ------------   ------------
  Income before income taxes                         12,017          10,492         8,733         7,907          6,153
  Income tax expense                                  4,342           3,862         3,086         3,037          1,956
                                              -------------  -------------- -------------  ------------   ------------
  Net income                                    $     7,675    $      6,630   $     5,647    $    4,870     $    4,197
                                              =============  ============== =============  ============   ============
PER COMMON SHARE DATA:
  Basic earnings per share                      $     10.94    $       9.79   $      9.29    $     8.08     $     7.69
  Diluted earnings per share                    $     10.44    $       9.41   $      9.00    $     7.90     $     7.52
  Cash dividends per share                      $         -    $          -   $         -    $        -     $        -
SELECTED BALANCE SHEET DATA:
  Loans, net                                    $   698,403    $    596,014   $   496,888    $  430,959     $  279,094
  Total Assets                                    1,014,683         884,051       787,821       710,682        459,138
  Deposits                                          788,273         715,834       639,126       571,656        372,792
  Long-Term Debt and
     Other Borrowings                                75,332          50,855        47,386        31,685         17,516
  Stockholders' Equity                               82,997          73,297        58,788        52,500         40,866

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

ASSOCIATED COMMON STOCK

         Associated Common Stock trades on the NASDAQ National Market. The following table sets forth, for the periods indicated, the high and low sales prices per share as reported on the NASDAQ National Market and the regular cash dividends declared for Associated Common Stock as adjusted to reflect a 10% stock dividend declared April 26, 2000, and paid on June 15, 2000, to shareholders of record as of the close of business on June 1, 2000.

                                                           Associated
                                                          Common Stock
                                                     -----------------------
                                                     High              Low           Dividend
                                                    ------           -------         --------
         1999
             First Quarter                          $32.05            $27.56          $0.2636
             Second Quarter                          39.15             28.01           0.2636
             Third Quarter                           37.44             31.90           0.2636
             Fourth Quarter                          36.70             30.68           0.2636
         2000
             First Quarter                           30.06             20.29           0.2636
             Second Quarter                          27.27             21.81           0.2636
             Third Quarter                           26.63             22.13           0.2900
             Fourth Quarter                          30.63             21.84           0.2900
         2001
             First Quarter                           36.19             29.75           0.2900
             Second Quarter                          35.99             31.63           0.3100
             Third Quarter                           36.91             29.83           0.3100
             Fourth Quarter*                         35.76             31.78           0.3100

----------------
* Information for the fourth quarter of 2001 includes stock price information through November 29, 2001.


         On September 7, 2001, the last trading day before the announcement of the proposed merger between Associated and the Company, the last sale price of Associated Common Stock as reported on the NASDAQ National Market was $32.19 per share. On January 22, 2002, the last sale price of Associated Common Stock as reported on the NASDAQ National Market was $34.91 per share. Shareholders are urged to obtain current market prices for Associated Common Stock.





THE COMPANY COMMON STOCK

         The Common Stock, $.01 par value per share of the Company (the "Company Common Stock"), is not listed on any exchange and there is no public market for the Company Common Stock. The Company Common Stock can be sold only in accordance with Article 7 of the Company's Bylaws which gives the Company and others the right of first refusal (but not the obligation) to buy any stock that a shareholder desires to sell at a formula transfer price set forth in Article 7, which is roughly 1.5 times book value per share. The last sale of Company Common Stock of which the Company is aware was on August 20, 2001 at $174.29 per share.

         The Company has not paid dividends since 1993. Pursuant to the Merger Agreement, the Company may not pay dividends on the Company Common Stock prior to the Effective Time. See "The Merger - Pre-Merger Dividend Policy."


         On January 22, 2002, the Record Date for the special meeting, there were 440 holders of record of Company Common Stock.

                      COMPARATIVE UNAUDITED PER SHARE DATA

         The following table sets forth for Associated Common Stock and Company Common Stock unaudited historical, pro forma and pro forma equivalent per share financial information as of and for the nine months ended September 30, 2001, and as of and for the year ended December 31, 2000. The following data assumes that each outstanding share of Company Common Stock and option to purchase a share of Company Common Stock will be converted into 7.5 shares of Associated Common Stock, less the shares converted to cash totaling $58,351,307.

         The information presented herein should be read in conjunction with the audited consolidated financial statements of Associated, including the notes thereto, for the year ended December 31, 2000, and the unaudited consolidated financial statements, including the notes thereto, for the nine months ended September 30, 2001, incorporated by reference (see "Where You Can Find More Information"), and the audited consolidated financial statements of the Company, including the notes thereto, for the year ended December 31, 2000 and the unaudited consolidated financial statements of the Company, including the notes thereto, for the nine months ended September 30, 2001, attached to this Proxy Statement/Prospectus as Exhibit D.

                                                 AS OF AND FOR THE NINE          AS OF AND FOR THE
                                                      MONTHS ENDED                  YEAR ENDED
                                                   SEPTEMBER 30, 2001            DECEMBER 31, 2000
                                                   ------------------            -----------------
ASSOCIATED
Basic Net Income Per Common Share:
   Historical                                        $        2.01                 $        2.46
   Pro forma (1) (3)                                          1.99                          2.40
Diluted Net Income Per Common Share:
   Historical                                        $        2.00                 $        2.46
   Pro forma (1) (3)                                          1.96                          2.38
Dividends Per Common Share:
   Historical                                        $        0.91                 $        1.11
   Pro forma (1)                                              0.91                          1.11
Book Value Per Common Share:
   Historical                                        $       16.39                 $       14.65
   Pro forma (1) (3)                                         17.43                         15.76

THE COMPANY
Basic Net Income Per Common Share:
   Historical                                        $       10.84                 $       10.94
   Pro forma equivalent (2) (3)                              14.93                         18.00
Diluted Net Income Per Common Share:
   Historical                                        $       10.25                 $       10.44
   Pro forma equivalent (2) (3)                              14.70                         17.85
Dividends Per Common Share:
   Historical                                        $        -                    $        -
   Pro forma equivalent (2)                                   6.83                          8.33
Book Value Per Common Share:
   Historical                                        $      131.45                 $      118.45
   Pro forma equivalent (2) (3)                             130.73                        118.20

(1) Associated pro forma per share amounts give effect to the Merger through the issuance of 4.7 million shares based upon an exchange ratio of 7.5 shares of Associated common stock for each share of Company common stock on a fully diluted basis, net of the shares converted to cash totaling $58,351,307.

(2) The Company pro forma equivalent per share amounts are calculated by multiplying the Associated pro forma per share amounts by the exchange ratio of 7.5 shares.

(3) The pro forma net income and stockholders' equity is composed of the historical net income of both entities, assuming adjustments for the estimated interest expense, net of tax, of funding the cash portion of the acquisition and estimated purchase accounting amortization, net of tax. Under the new accounting provisions of SFAS 141 and 142, there is no amortization expense relating to the goodwill.


                                  INTRODUCTION


         This Proxy Statement/Prospectus is being furnished to holders of the Company Common Stock in connection with the solicitation of proxies by the Company's Board of Directors for use at the special meeting of shareholders of the Company and at any adjournment or postponement thereof. The special meeting will be held at the Southview County Club, 239 East Mendota Road, West St. Paul, Minnesota 55118 on February 27, 2002. The special meeting will commence at 4:00 p.m.



         At the special meeting, the shareholders of the Company will be asked to approve the Agreement and Plan of Merger, dated as of September 10, 2001, between Associated and the Company (the "Merger Agreement"), as more fully described in this Proxy Statement/Prospectus. The Merger Agreement provides for the merger of Associated and Signal Financial Corporation (the "Merger"). See "The Special Meeting," "The Merger," and "Certain Provisions of the Merger Agreement." The approximate date on which this Proxy Statement/Prospectus is first being mailed to shareholders of the Company is on or about January 28, 2002.


                              ASSOCIATED BANC-CORP

         Associated is a diversified multi-bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of September 30, 2001, Associated owns directly or indirectly all of the capital stock of four commercial banks located in Wisconsin, Illinois and Minnesota, and all of the capital stock of 21 nonbanking subsidiaries located in Arizona, California, Illinois, Nevada and Wisconsin. As of September 30, 2001, Associated had total assets of $13.6 billion. The principal executive offices of Associated are located at 1200 Hansen Road, Green Bay, Wisconsin 54304 and its telephone number is (920) 491-7000. See "Certain Information Concerning Associated."

                               THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

         At the special meeting, holders of the Company Common Stock will consider and vote upon a proposal to approve the Merger Agreement and any other matters that may properly come before the special meeting. For a detailed description of the Merger and the Merger Agreement, see "The Merger" and "Certain Provisions of the Merger Agreement."

REQUIRED VOTE

         The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock is required to approve the Merger Agreement. Each share of the Company Common Stock outstanding on the Record Date (as defined herein) is entitled to one vote. Shareholders of Associated are not required to approve the Merger Agreement and no further corporate authorization by Associated is required to consummate the Merger.

VOTING OF PROXIES

         Shares represented by all properly executed proxies for the Company Common Stock received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Proxies which do not contain voting instructions will be voted FOR approval of the Merger Agreement.

         It is not expected that any matter other than those referred to in this Proxy Statement/Prospectus will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

         The grant of a proxy on the enclosed form of proxy does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by delivering to the Secretary of the Company a duly executed proxy or revocation of proxy bearing a later date or by voting in person at the special meeting. Attendance at the special meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


         Only holders of record of the Company Common Stock at the close of business on January 22, 2002 (the "Record Date") will be entitled to receive notice of and to vote at the special meeting.


         At the Record Date, 702,613 shares of the Company Common Stock were outstanding. Shares representing a majority of the outstanding shares of the Company Common Stock entitled to vote must be represented in person or by proxy at the special meeting in order for a quorum to be present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of the Merger Agreement. If a broker or other holder of record indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

SOLICITATION OF PROXIES

         The Company will bear the cost of the solicitation of proxies from its shareholders, except that Associated and the Company will share equally the cost of printing this Proxy Statement/Prospectus and all regulatory filing fees in connection therewith. In addition to solicitation by mail, the directors, officers and employees of the Company may solicit proxies from shareholders of the Company by telephone or telegram, or in person, but will receive no additional compensation for such services.

SHAREHOLDERS SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS SOON AS PRACTICABLE FOLLOWING THE

EFFECTIVE TIME, THE COMPANY SHAREHOLDERS WILL BE PROVIDED WITH MATERIALS RELATING TO THE EXCHANGE OF THEIR STOCK CERTIFICATES. SEE "THE MERGER - CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES."

                                   THE MERGER

         This section of the Proxy Statement/Prospectus describes certain aspects of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference. All shareholders are urged to read the Merger Agreement and the other exhibits to this Proxy Statement/Prospectus in their entirety.

BACKGROUND OF THE MERGER

         Signal's Board of Directors has long believed that there is a need for community banks like Signal's banks which provide a full range of services and products, and relationship banking for owner-operated small-to-medium-sized businesses, nonprofit organizations, professionals and consumers. The Signal banks have operated successfully for many years as independent community banking organizations. Signal's strategic plan has been focused on building shareholder value by emphasizing efficiencies and other growth opportunities. Recent consolidation in the banking industry, liquidity needs of Signal's shareholders and Signal's growing capital needs caused Signal's management and Board of Directors to consider whether continuing independence was in the best interests of Signal, its shareholders and its other constituencies.

         From time to time over the years, Signal received inquiries regarding business combinations, but none of these inquiries were significant enough to pursue. In May and June of 2001, Signal's management was contacted by two midwest bank holding companies to discuss the possibilities of a business combination. In June 2001, Signal's Board of Directors authorized management to engage Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to represent the Company in connection with any future possible business combinations.

         In the course of its engagement, Sandler O'Neill introduced Signal to Associated. During August 2001, on several occasions, senior management of Signal and Associated met to discuss a possible business combination. During the same time period, senior management of Signal and another party met on several occasions to discuss a possible business combination. On August 17, 2001, Signal received a proposal letter from Associated and a proposal letter from the other party, each proposing a business combination with Signal. On August 21, 2001, Signal's Board of Directors met to review the proposal letters. Signal's legal counsel discussed with the Board its fiduciary duties in connection with reviewing the proposals. Sandler O'Neill presented information about Associated and the other party, and presented an analysis of the two offers. After reviewing the proposals, Signal's strategic alternatives, and advice from Signal's advisors, Signal's Board of Directors authorized Signal's management to enter into negotiations with Associated for a definitive merger agreement. Those negotiations took place in early September.

         At a special meeting of Signal's Board of Directors on September 10, 2001, Sandler O'Neill made a presentation regarding Associated and the proposed transaction, and advised the Board that Sandler O'Neill was prepared to deliver to the Board Sandler O'Neill's opinion that the terms and conditions of the proposed merger with Associated were fair, from a financial point of view, to Signal's shareholders. Signal's legal counsel discussed in detail the terms and conditions of the draft merger agreement. Following the discussion, the Board unanimously approved the Merger and authorized management to sign and deliver to Associated a definitive merger agreement. Signal and Associated executed the definitive merger agreement following the special Board meeting, and immediately issued a joint press release announcing the Merger.

REASONS FOR THE MERGER

         The Company. The Company's Board of Directors unanimously determined that the Merger and the Merger Agreement are fair to and in the best interests of the Company and its shareholders. In the course of reaching its decision, the Company's Board of Directors consulted with its senior management, with senior management of its subsidiaries, with the Company's legal counsel with respect to the legal duties of the Board, regulatory matters, the Merger Agreement and issues related thereto, and with its financial advisor.

         Prior to approving the Merger, the Company's Board of Directors received information regarding, and analyzed and considered, among other things, the following factors:

         - the greater liquidity and marketability of Associated Common Stock for Signal's shareholders who receive Associated Common Stock in the Merger;

         - the potential for future dividends for Signal's shareholders who receive Associated Common Stock in the Merger;

         - the size of the premium reflected in the consideration to be paid in the Merger over the transfer price reflected in Article 7 of Signal's Bylaws;

         -    the current and future capital needs of the Company;

         - the historical performance of Associated and the Associated Common Stock as well as Sandler O'Neill's presentation regarding Associated;

         -    the potential for future appreciation of the Associated Common
              Stock;

         -    the difficulties in Signal pursuing its own public stock offering;

         -    other strategic alternatives potentially available to Signal;

         - Associated's record and commitment with respect to the employees and communities of the banks it acquires;

         - the larger size, added geographical area and broader offering of products provided by Associated;

         - the tax-free nature of the Merger for federal income tax purposes which would permit shareholders who receive Associated Common Stock in the Merger to defer federal income taxation in certain circumstances (see "The Merger - Certain Material Federal Income Tax Consequences"); and

         - Sandler O'Neill's opinion that the consideration to be paid in the Merger is, as of the date of such opinion, fair to Signal's shareholders from a financial point of view (see "The Merger - Opinion of Financial Advisor to the Company").

         The foregoing discussion of the information and factors considered by the Signal Board of Directors is not intended to be exhaustive. While each member of the Company's Board of Directors evaluated each of the foregoing, as well as other factors, the Board of Directors collectively did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Company's Board of Directors collectively made its determination with respect to the Merger based on its unanimous conclusion that the Merger, in light of the factors that each of them individually considered as appropriate, is fair to and in the best interests of the Company and its shareholders.

         Associated. Prior to authorizing the Merger, Associated's Board of Directors considered, among other things, the improving financial performance and condition, business operations, capital levels, asset quality and future growth prospects of the Company. The Board also considered the benefits to Associated of expanding in Minnesota by acquisition of the Company as opposed to the opening of a new branch bank, the positive impact of the Merger on Associated by enhancing its visibility in the region and the terms of the Merger Agreement.

         Associated's Board of Directors believes the Merger will (i) result in operational and managerial efficiencies which will better enable the Company to contain costs and grow more rapidly than historic growth rates; (ii) result in the Company having greater financial strength, increased competitiveness and market diversification, thereby also benefiting Associated and its customers; and (iii) result in an increase in long-term shareholder value for the shareholders of Associated.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

         The Board of Directors of the Company has determined that the terms of the Merger are fair to, and in the best interests of, the Company and its shareholders for the reasons stated immediately above.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO THE COMPANY

         By letter agreement dated as of June 11, 2001, Signal retained Sandler O'Neill as an independent financial advisor in connection with Signal's general strategic planning and its consideration of a possible business combination involving the Company and a second party. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

         Sandler O'Neill acted as financial advisor to Signal in connection with the proposed Merger with Associated and participated in certain of the negotiations leading to the Merger Agreement. At the request of Signal's board of directors, representatives of Sandler O'Neill attended the September 10, 2001 meeting at which the board considered and approved the Merger Agreement. At that meeting, Sandler O'Neill delivered to the Signal board its oral opinion, subsequently confirmed in writing, that, as of such date, the merger consideration was fair to Signal's shareholders from a financial point of view. Sandler O'Neill has confirmed its September 10th opinion by delivering to the board an updated written opinion dated the date of this Proxy Statement/Prospectus, which is substantially identical to the September 10, 2001 opinion. In rendering its updated opinion, Sandler O'Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which their analyses were based, performing procedures to update certain of their analyses and reviewing the other factors considered in rendering its opinion. THE FULL TEXT OF SANDLER O'NEILL'S UPDATED OPINION IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS. THE OPINION OUTLINES THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY SANDLER O'NEILL IN RENDERING ITS OPINION. THE DESCRIPTION OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS

ENTIRETY BY REFERENCE TO THE OPINION. WE URGE YOU TO READ THE ENTIRE OPINION CAREFULLY IN CONNECTION WITH YOUR CONSIDERATION OF THE PROPOSED MERGER.

         SANDLER O'NEILL'S OPINION SPEAKS ONLY AS OF THE DATE OF THE OPINION. THE OPINION WAS DIRECTED TO SIGNAL'S BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE FAIRNESS OF THE MERGER CONSIDERATION TO SIGNAL'S SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF SIGNAL TO ENGAGE IN THE MERGER OR ANY OTHER ASPECT OF THE MERGER AND IS NOT A RECOMMENDATION TO ANY SIGNAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING WITH RESPECT TO THE MERGER, THE FORM OF CONSIDERATION A SHAREHOLDER SHOULD ELECT IN THE MERGER OR ANY OTHER MATTER.

         In connection with rendering its September 10, 2001 opinion, Sandler O'Neill reviewed and considered, among other things:

         1. the Merger Agreement and certain of the exhibits thereto;

         2. certain publicly available financial statements and other historical financial information of Signal that it deemed relevant;

         3. certain publicly available financial statements and other historical financial information of Associated that it deemed relevant;

         4. financial forecasts for Signal for the years ending December 31, 2001 and 2002 prepared by and reviewed with management of Signal and the views of senior management of Signal, based on discussions with members of senior management, regarding Signal's business, financial condition, results of operations and future prospects;

         5. earnings per share estimates for Associated for the years ending December 31, 2001 and 2002 provided by management of Associated and the views of senior management of Associated, based on discussions with members of senior management, regarding Associated's business, financial condition, results of operations and future prospects;

         6. the pro forma financial impact of the Merger on Associated, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings prepared by or reviewed with senior management of each of Signal and Associated;

         7. the publicly reported historical price and trading activity for shares of Associated Common Stock;

         8. a comparison of certain financial and stock market information for Associated and certain financial information for Signal with similar publicly available information for certain other companies the securities of which are publicly traded;

         9. the financial terms of other recent business combinations in the commercial banking industry, to the extent publicly available;

         10. the current market environment generally and the banking environment in particular; and

         11. such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

         The Signal board of directors did not limit the investigations made or the procedures followed by Sandler O'Neill in giving its opinion.

         In performing its reviews and analyses and in rendering its opinion, Sandler O'Neill assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly available or otherwise furnished to, reviewed by or discussed with it and further relied on the assurances of management of Signal and Associated that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. Sandler O'Neill was not asked to and did not independently verify the accuracy or completeness of any of such information and it did not assume any responsibility or liability for the accuracy or completeness of any of such information. Sandler O'Neill did not make an independent evaluation or appraisal of the assets, the collateral securing assets or the liabilities, contingent or otherwise, of Signal or Associated or any of their respective subsidiaries, or the collectibility of any such assets, nor was it furnished with any such evaluations or appraisals. Sandler O'Neill is not an expert in the evaluation of allowances for loan losses and it did not make an independent evaluation of the adequacy of the allowance for loan losses of Signal or Associated, nor did it review any individual credit files relating to Signal or Associated. With Signal's consent, Sandler O'Neill assumed that the respective allowances for loan losses for both Signal and Associated were adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Sandler O'Neill did not conduct any physical inspection of the properties or facilities of Signal or Associated. Sandler O'Neill is not an accounting firm and it relied on the reports of the independent accountants of Signal and Associated for the accuracy and completeness of the audited financial statements furnished to them.

         Sandler O'Neill's opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O'Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the Merger Agreement are not waived. Sandler O'Neill also assumed, with Signal's consent, that there has been no material change in Signal's and Associated's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them, that Signal and Associated will remain as going concerns for all periods relevant to its analyses, and that the Merger will be accounted for as a purchase transaction and will qualify as a tax-free reorganization for federal income tax purposes.

         In rendering its September 10, 2001 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. IN ORDER TO FULLY UNDERSTAND THE FINANCIAL ANALYSES, THESE TABLES MUST BE READ TOGETHER WITH THE ACCOMPANYING TEXT. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Signal or Associated and no transaction is identical to the Merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Signal or Associated and the companies to which they are being compared.

         The earnings projections used and relied upon by Sandler O'Neill in its analyses were based upon internal projections of Signal and Associated. With respect to all such financial projections and estimates and all projections of transaction costs, purchase accounting adjustments and expected cost savings relating to the Merger, management of each of Signal and Associated confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management of the future financial performance of Signal and Associated, respectively, and Sandler O'Neill assumed for purposes of its analyses that such performance would be achieved. Sandler O'Neill expressed no opinion as to such financial projections or the assumptions on which they were based. The financial projections furnished to Sandler O'Neill by Signal and Associated were prepared for internal purposes only and not with a view towards public disclosure. These projections, as well as the other estimates used by Sandler O'Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

         In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Signal, Associated and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Signal board at the September 10th meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of the Company Common Stock or Associated Common Stock or the prices at which the Company Common Stock or Associated Common Stock may be sold at any time.

         SUMMARY OF PROPOSAL. Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Associated Common Stock on September 7, 2001 of $32.19 per share and assuming 70% of the Company Common Stock is converted into Associated Common Stock and the remaining 30% is converted into cash in the Merger, Sandler O'Neill calculated an implied transaction value of $252.05 per share. Based upon Signal's June 30, 2001 financial information, Sandler O'Neill calculated the following ratios:

         Transaction value/Normalized LTM EPS                                    19.41x
         Transaction value / book value                                         221.75%
         Transaction value / tangible book value                                284.73%

The aggregate transaction value was approximately $198 million. For purposes of Sandler O'Neill's analyses, earnings per share were based on fully diluted earnings per share.

         STOCK TRADING HISTORY. Sandler O'Neill reviewed the history of the reported trading prices and volume of Associated Common Stock and the relationship between the movements in the prices of Associated Common Stock, respectively, to movements in certain stock indices, including the Standard & Poor's 500 Index, the Nasdaq Bank Index and the median performance of a composite peer group of publicly traded regional commercial banks selected by Sandler O'Neill. During the one year period ended September 7, 2001, Associated Common Stock outperformed each of the Nasdaq Bank Index, Regional Peer Group Index, and the S&P 500 Index.

                                               BEGINNING INDEX VALUE              ENDING INDEX VALUE
                                                 SEPTEMBER 6, 2000                SEPTEMBER 7, 2001
                                            ---------------------------         --------------------
Associated                                           100.00%                             126.70%
Nasdaq Bank Index                                    100.00                              118.30
Regional Group                                       100.00                               87.05
S&P 500 Index                                        100.00                               72.76

         COMPARABLE COMPANY ANALYSIS. Sandler O'Neill used publicly available information to compare selected financial information for Signal and two groups of selected financial institutions. The first group consisted of Signal and the following ten publicly traded regional commercial banks (the "Regional Group"):

Great Southern Bancorp Inc.         Peoples Bancorp Inc.               Lakeland Financial Corp.
Farmers Capital Bank Corp.          State Financial Services Corp.     German American
Bancorp
PrivateBancorp Inc.                 Hills Bancorp                      S.Y. Bancorp Inc.
Baylake Corp.

         Sandler O'Neill also compared Signal to a group of ten publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 17% and a price-to-tangible book value greater than 225% (the "Highly Valued Group"). The Highly Valued Group was comprised of the following institutions:

Midwest Banc Holdings Inc.          CCBT Financial Cos.                Great Southern Bancorp Inc.
Arrow Financial Corp.               Suffolk Bancorp                    S.Y. Bancorp Inc.
Community First Banking Co.         Cascade Bancorp                    Bryn Mawr Bank Corp.
Redwood Empire Bancorp

         The analysis compared publicly available financial information for Signal and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended June 30, 2001. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2001, with pricing data as of September 7, 2001.

                                                                                      REGIONAL               HIGHLY VALUED
                                                             SIGNAL                     GROUP                    GROUP
                                                             ------                   ---------              -------------
Total assets                                               $1,089,728                $1,054,604                $979,847
Tangible equity/total assets                                     6.39%                     7.09%                   7.15%
Intangible assets/total equity                                  22.06%                     6.42%                   3.63%
Net loans/total assets                                          69.47%                    68.92%                  74.70%
Gross loans/total deposits                                      96.36%                    92.50%                  97.35%
Total borrowings/total assets                                   14.60%                    13.90%                   8.77%
Non-performing assets/total assets                               0.30%                     0.43%                   0.32%
Loan loss reserve/gross loans                                    1.04%                     1.34%                   1.34%
Net interest margin                                              4.61%                     3.69%                   4.34%
Non-interest income/average assets                               0.90%                     0.91%                   1.32%
Non-interest expense/average assets                              3.50%                     2.77%                   3.07%
Efficiency ratio                                                67.36%                    64.11%                  56.39%

Return on average assets                                         0.89%                     0.94%                   1.54%
Return on average equity                                        10.65%                    13.23%                  19.99%
Price/tangible book value per share                               NA                     198.54%                 283.37%
Price/earnings per share                                          NA                      14.49x                  14.21x
Dividend yield                                                    NA                       2.87%                   2.36%
Dividend payout ratio                                             NA                      35.78%                  34.41%

         Sandler O'Neill also used publicly available information to perform a similar comparison of selected financial and market trading information for Associated and two different groups of commercial banks. The first group consisted of Associated and the following ten publicly traded regional commercial banks (the "Regional Group"):

Comerica Inc.                       Northern Trust Corp.               Huntington Bancshares Inc.
Marshall & Ilsley Corp.             Provident Financial Group Inc.     Commerce Bancshares Inc.
TCF Financial Corp.                 FirstMerit Corp.                   Old National Bancorp
Sky Financial Group Inc.

         Sandler O'Neill also compared Associated to a group of ten publicly traded commercial banks that had a return on average equity (based on last twelve months' earnings) greater than 17% and a price-to-tangible book value greater than 240% (the "Highly Valued Group"). The Highly Valued Group was comprised of the following institutions:

Compass Bancshares Inc.             First Tennessee National Corp.     Banknorth Group Inc.
North Fork Bancorp                  Synovus Financial Corp.            TCF Financial Corp.
FirstMerit Corp.                    Commerce Bancorp Inc.              City National Corp.
Sky Financial Group Inc.

         The analysis compared publicly available financial information for Associated and the median data for each of the Regional Group and Highly Valued Group as of and for each of the years ended December 31, 1996 through December 31, 2000 and as of and for the twelve months ended June 30, 2001. The table below sets forth the comparative data as of and for the twelve months ended June 30, 2001, with pricing data as of September 7, 2001.


                                                                                                 REGIONAL             HIGHLY VALUED
                                                                       ASSOCIATED                 GROUP                   GROUP
                                                                       ----------               ----------            -------------
Total assets                                                          $13,212,289              $12,411,795             $13,641,397
Tangible equity/total assets                                                 7.18%                    6.98%                   6.59%
Intangible assets/total equity                                               9.76%                   14.00%                  14.56%
Net loans/total assets                                                      68.01%                   70.50%                  67.94%
Gross loans/total deposits                                                 107.20%                  106.07%                  97.86%
Total borrowings/total assets                                               26.35%                   19.85%                  19.76%
Non-performing assets/total assets                                           0.39%                    0.45%                   0.39%
Loan loss reserve/gross loans                                                1.39%                    1.53%                   1.38%
Net interest margin                                                          3.38%                    3.88%                   4.20%
Non-interest income/average assets                                           1.39%                    1.70%                   1.62%
Non-interest expense/average assets                                          2.45%                    3.06%                   3.22%
Efficiency ratio                                                            55.92%                   59.28%                  57.73%

Return on average assets                                                     1.30%                    1.37%                    1.47%
Return on average equity                                                    17.46%                   15.45%                   18.53%
Price/tangible book value per share                                        224.00%                  268.77%                  332.41%
Price/earnings per share                                                    12.70x                   18.76x                   15.32x
Dividend yield                                                               3.54%                    2.79%                    2.48%
Dividend payout ratio                                                       47.43%                   49.08%                   41.93%

         ANALYSIS OF SELECTED MERGER TRANSACTIONS. Sandler O'Neill reviewed other transactions announced from January 1, 2001 to September 6, 2001 involving commercial banks as acquired institutions with transaction values greater than $15 million. Sandler O'Neill reviewed 66 transactions announced nationwide and 12 transactions in the Midwest region. Sandler O'Neill reviewed the multiples of transaction value at announcement to last twelve months' earnings, transaction value to book value, transaction value to tangible book value, transaction value to total deposits, transaction value to total assets and tangible book premium to core deposits and computed high, low and median multiples and premiums for each group of transactions. These multiples were applied to Signal's financial information as of and for the quarter ended June 30, 2001 (annualized where appropriate). As illustrated in the following table, Sandler O'Neill derived an imputed range of values per share of Company Common Stock of $165.22 to $286.47 based upon the median multiples for nationwide transactions and $198.05 to
286.93 based upon the median multiples for the Midwest transactions. The implied transaction value of the Merger as calculated by Sandler O'Neill was $252.05.

                                                                                Midwest                      Nationwide
                                                                             Transactions                   Transactions
                                                                             ------------                   ------------
                                                                      Median          Implied         Median          Implied
                                                                     Multiple          Value         Multiple          Value
                                                                     --------          -----         --------          -----
Transaction value/LTM EPS(1)                                           18.95x        $ 258.03          18.36x        $ 249.93
Transaction value/Book value                                          162.70%        $ 206.60         201.05%        $ 255.29
Transaction value/Tangible book value                                 167.07%        $ 165.22         202.09%        $ 199.85
Transaction value/Total deposits                                       21.67%        $ 244.59          22.36%        $ 252.38
Tangible book premium/Core deposits                                    10.96%        $ 184.39          12.71%        $ 198.05
Transaction value/Total assets                                         18.49%        $ 286.47          18.52%        $ 286.93

(1)      Based on Signal's normalized LTM EPS.

         DISCOUNTED DIVIDEND STREAM AND TERMINAL VALUE ANALYSIS. Sandler O'Neill performed an analysis which estimated the future stream of after-tax dividend flows of Signal through December 31, 2004 under various circumstances, assuming Signal's projected dividend stream and that Signal performed in accordance with the earnings projections reviewed with management. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 9%. To approximate the terminal value of Company Common Stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Company Common Stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Company Common Stock of $151.30 to $462.44 when applying the price/earnings multiples and $99.58 to $426.10 when applying multiples of tangible book value. The implied transaction value of the Merger as calculated by Sandler O'Neill was $252.05.

DISCOUNT                EARNINGS PER SHARE MULTIPLE                           TANGIBLE BOOK VALUE MULTIPLES
--------
RATE              10X           16X          19X        25X             100%        200%        250%        350%
----
9%              $184.98       $295.96      $351.45    $462.44          $121.74    $243.48     $304.35     $426.10
11               172.78        276.45       328.29     431.96           113.72     227.44      284.29      398.01
13               161.59        258.55       307.02     403.98           106.35     212.70      265.88      372.23
15               151.30        242.08       287.48     378.26            99.58     199.16      248.95      348.53

         Sandler O'Neill performed a similar analysis which estimated the future stream of after-tax dividend flows of Associated through December 31, 2004 under various circumstances, assuming Associated's projected dividend stream and that Associated performed in accordance with the earnings projections reviewed with management. For periods after 2002, Sandler O'Neill assumed an annual growth rate on earning assets of approximately 10%. To approximate the terminal value of Associated Common Stock at December 31, 2004, Sandler O'Neill applied price/earnings multiples ranging from 10x to 25x and multiples of tangible book value ranging from 100% to 350%. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 9% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Associated Common Stock. As illustrated in the following table, this analysis indicated an imputed range of values per share of Associated Common Stock of $26.16 to $71.35 when applying the price/earnings multiples and $16.42 to $56.97 when applying multiples of tangible book value.

DISCOUNT                EARNINGS PER SHARE MULTIPLE                           TANGIBLE BOOK VALUE MULTIPLES
--------
RATE              10X           16X          19X        25X             100%        200%        250%        350%
----
9%              $31.21        $47.26       $55.29     $71.35           $19.46     $34.46      $41.96      $56.97
11               29.39         44.46        51.99      67.06            18.36      32.44       39.48       53.56
13               27.71         41.87        48.94      63.10            17.35      30.58       37.20       50.42
15               26.16         39.47        46.13      59.44            16.42      28.86       35.08       47.52


         In connection with its analyses, Sandler O'Neill considered and discussed with the Signal Board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to the growth rate of assets, net income and dividend payout ratio. Sandler O'Neill noted that the discounted dividend stream and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

         PRO FORMA MERGER ANALYSIS. Sandler O'Neill analyzed certain potential pro forma effects of the Merger, based upon (1) 30% of the Company Common Stock is exchanged for cash at a value of $276.83 per share, (2) 70% of the Company Common Stock is exchanged for Associated Common Stock at an exchange ratio of 7.50, (3) the earnings per share estimates and projections of Signal and Associated referred to above, and (4) assumptions regarding the economic environment, accounting and tax treatment of the Merger, charges and transaction costs associated with the Merger and cost savings determined by the senior management of each of Signal and Associated. The analysis indicated that for the year ending December 31, 2002, the first full year following the Merger, the Merger would be neutral to the combined company's projected earnings per share and dilutive to tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                    Associated Stand-alone                      Associated Pro Forma
                                    ----------------------                      --------------------
Projected 2002 EPS                          $ 3.01                                      $ 3.01
Projected tangible book value
  at December 31, 2002                      $16.83                                      $16.10


         Signal has agreed to pay Sandler O'Neill a transaction fee of approximately $1.5 million in connection with the Merger, of which approximately $154,000 has been paid and the balance of which is contingent, and payable, upon closing of the Merger. Sandler O'Neill has also received a fee of $100,000 for rendering its opinion, which will be credited against that portion of the fee due upon the closing of the Merger. Signal also paid to Sandler O'Neill a non-refundable retainer fee of $30,000. Signal has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

         SANDLER O'NEILL HAS IN THE PAST PROVIDED CERTAIN OTHER INVESTMENT BANKING SERVICES TO SIGNAL AND HAS RECEIVED COMPENSATION FOR SUCH SERVICES. SANDLER O'NEILL HAS ALSO IN THE PAST PROVIDED CERTAIN INVESTMENT BANKING SERVICES TO ASSOCIATED AND HAS RECEIVED COMPENSATION FOR SUCH SERVICES AND MAY PROVIDE, AND RECEIVE COMPENSATION FOR, SUCH SERVICES IN THE FUTURE. IN THE ORDINARY COURSE OF ITS BUSINESS AS A BROKER-DEALER, SANDLER O'NEILL MAY ALSO PURCHASE SECURITIES FROM AND SELL SECURITIES TO SIGNAL AND ASSOCIATED AND MAY ACTIVELY TRADE THE DEBT AND/OR EQUITY SECURITIES OF SIGNAL AND ASSOCIATED FOR ITS OWN ACCOUNT AND FOR THE ACCOUNTS OF CUSTOMERS AND, ACCORDINGLY, MAY AT ANY TIME HOLD A LONG OR SHORT POSITION IN SUCH SECURITIES.

MERGER CONSIDERATION

         Upon consummation of the Merger, each share of Company Common Stock outstanding at the Effective Time will be converted, at the election of each holder of shares of Company Common Stock, into the right to receive either (the "Merger Consideration"):

         (1) 7.5 shares of Associated Common Stock (subject to the provisions with respect to fractional shares described below); or

         (2) a cash payment equal to $276.83 per share of Company Common Stock (the "Cash Consideration").

         The allocations of Cash Consideration and/or shares of Associated Common Stock that a holder of shares of Company Common Stock may receive will depend on (a) the stated preference of the shareholder on the election form which accompanies this Proxy Statement/Prospectus (the "Election Form"), and (b) the proration procedures to be applied if the amount of the cash payments to be made pursuant to elections to receive Cash Consideration, cash to be paid in lieu of fractional shares and cash to be paid to shareholders who exercise dissenters' rights under Minnesota law ("Dissenting Shareholders") does not, in total, equal $58,351,307. See "The Merger - Procedures for Election of the Form of Merger Consideration" and "The Merger - Amount of Cash Consideration Payable in the Merger."

         The Merger Agreement provides that if, subsequent to September 10, 2001 and prior to the Effective Time, Associated pays a stock dividend or makes a distribution on Associated Common Stock in shares of Associated Common Stock or any security convertible into Associated Common

 Stock or combines or subdivides the Associated Common Stock, then the Merger Consideration will be appropriately adjusted to reflect such stock dividend, distribution, combination or subdivision.

PROCEDURES FOR ELECTION OF THE FORM OF MERGER CONSIDERATION


         An Election Form accompanies this Proxy Statement/Prospectus. Each Election Form permits a holder of shares of Company Common Stock, other than a holder of shares of Company Common Stock who exercises dissenters' rights (a "Dissenting Shareholder"), to (a) elect to receive Associated Common Stock with respect to all or a portion of such holder's Company Common Stock (a "Stock Election") and/or (b) elect to receive cash with respect to all or a portion of such holder's Company Common Stock (a "Cash Election"). The holder may specify which shares of Company Common Stock will be exchanged for cash, and the order of such exchange. Any holder of shares of Company Common Stock who does not submit an effective, properly completed Election Form to Signal on or before 5:00 P.M., Central Time, on February 27, 2002 (subject to extension if there are unforeseen delays in completing the Merger) (the "Election Deadline") shall be deemed to have made a Stock Election. Any election shall have been properly made only if Signal shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form on or prior to the Election Deadline.


AMOUNT OF CASH CONSIDERATION PAYABLE IN THE MERGER

         Pursuant to the Merger Agreement, the aggregate amount of (a) Cash Consideration, (b) cash paid to Dissenting Shareholders, and (c) cash paid in lieu of fractional shares (collectively, the "Total Cash Payments") shall not be more than nor less than $58,351,307. For these purposes, the cash paid to Dissenting Shareholders will be deemed to equal the product of the number of shares of Company Common Stock held by Dissenting Shareholders multiplied by 7.5 multiplied by the market value of Associated Common Stock at the Effective Time. If the amount of the Total Cash Payments would be greater than $58,351,307 of the Merger Consideration, the number of shares of Company Common Stock to be converted into Cash Consideration pursuant to Cash Elections will be reduced pro rata among the shareholders of the Company making Cash Elections based upon the number of shares of Company Common Stock for which each such shareholder has made a Cash Election. If the amount of Total Cash Payments would be less than $58,351,307 of the Merger Consideration, the number of shares of Company Common Stock to be converted into shares of Associated Common Stock pursuant to Stock Elections will be reduced pro rata among the shareholders of the Company making Stock Elections based on the number of shares of Company Common Stock for which each such shareholder has made a Stock Election.

CERTAIN ELECTION CONSIDERATIONS


         In making a Stock Election or a Cash Election, Company shareholders are urged to consider that the Cash Consideration is fixed at $276.83 per share of Company Common Stock, but the market value of Associated Common Stock may change between the Election Deadline and the special meeting and afterwards. Company shareholders should also consider that a shareholder making a Cash Election, to the extent cash is received, will not be subject to the risk of declines in the market value of Associated Common Stock but will not have the opportunity to profit from increases in the market value of Associated Common Stock. Company shareholders should also consider that there may be materially different tax consequences involved in electing to receive Cash Consideration, as described below under "The Merger - Certain Material Federal Income Tax Consequences." Company shareholders should note that an Election Form may be revoked or changed if notice of revocation or a replacement Election Form is received by Signal before the Election Deadline.

         COMPANY SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTES FOR ASSOCIATED COMMON STOCK PRIOR TO THE ELECTION DEADLINE AND THE SPECIAL MEETING. NO ASSURANCE CAN BE GIVEN THAT THE CASH CONSIDERATION PER SHARE OF COMPANY COMMON STOCK WILL BE MORE OR LESS THAN THE MARKET VALUE OF ASSOCIATED COMMON STOCK RECEIVED IN EXCHANGE FOR A SHARE OF COMPANY COMMON STOCK, AS OF THE ELECTION DEADLINE OR THE EFFECTIVE TIME OR THE DATE OF RECEIPT OF ASSOCIATED COMMON STOCK BY A SHAREHOLDER MAKING A STOCK ELECTION. NONE OF ASSOCIATED, THE COMPANY, ASSOCIATED'S BOARD OF DIRECTORS, OR THE COMPANY'S BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY COMPANY SHAREHOLDER AS TO WHETHER TO MAKE A STOCK ELECTION OR A CASH ELECTION.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; FRACTIONAL SHARES

         At the Effective Time and without any action on the part of Associated, the Company or the holders of the Company Common Stock, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held by Dissenting Shareholders) shall be converted into the right to receive the Merger Consideration. See "The Merger - Dissenters' Rights." All such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each stock certificate previously representing any such shares of the Company Common Stock (other than shares held by Dissenting Shareholders) shall thereafter represent the right to receive the Merger Consideration into which such Company Common Stock has been converted. Certificates previously representing shares of the Company Common Stock shall be exchanged for the Merger Consideration to which such shares are entitled upon the surrender of such certificates as provided below. No fractional share of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made as provided below.


         As of the Effective Time, Associated shall deposit, or cause to be deposited, with a bank or trust company (the "Exchange Agent") for the benefit of the holders of shares of the Company Common Stock and for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of Associated Common Stock and an amount sufficient to pay the Cash Consideration and to make any cash payments in lieu of fractional shares (such certificates for shares of Associated Common Stock to be exchanged for the Company Common Stock, together with such cash amount, the "Company Exchange Fund") issuable pursuant to the terms of the Merger Agreement in exchange for outstanding shares of the Company Common Stock.


         As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of the Company Common Stock whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates representing shares of the Company Common Stock in exchange for the Merger Consideration. Upon surrender of a certificate previously representing shares of the Company Common Stock to the Exchange Agent, together with such duly executed letter of transmittal, the holder of such certificate shall receive in exchange therefor (i) a certificate representing that number of whole shares of Associated Common Stock to which such holder is entitled and cash in lieu of fractional shares, if any, and/or
(ii) a cash payment of the Cash Consideration to which such holder is entitled and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the certificate representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each certificate previously representing shares of the Company Common Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such certificate is entitled.

         THE COMPANY SHAREHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL NOR RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

         To the extent a shareholder of the Company makes a Stock Election, no dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such certificate is surrendered. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of said certificate, which represents whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

         The Merger Consideration issued upon conversion of the shares of the Company Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of the Company Common Stock.

         No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of the certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights as a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten consecutive trading day period ending three business days prior to the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall notify Associated and Associated shall make available such amounts to such holders of such fractional share interests subject to and in accordance with the terms of the Merger Agreement, as relevant.

         Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with the procedures described above shall thereafter look only to Associated for payment of their claim for the shares of Associated Common Stock, any cash in lieu of fractional Merger Consideration and any dividends or distributions with respect to Associated Common Stock.

         Neither Associated nor the Company shall be liable to any holder of shares of the Company Common Stock for any such shares of the Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

         Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to the Merger Agreement to any holder of shares of the Company Common Stock such amounts as Associated is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

         At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of the Company Common Stock thereafter on said record books. From and after the Effective Time, the holders of certificates shall cease to have any rights with respect to such shares of the Company Common Stock except as otherwise provided in the Merger Agreement, or by law. On or after the Effective Time, any certificates presented to the Exchange Agent or Associated for any reason shall be converted into the Merger Consideration to which the holder of such certificate is entitled in accordance with the terms of the Merger Agreement as described above.

REGULATORY APPROVALS REQUIRED

         The Merger is subject to prior approval by the Federal Reserve Board under the BHC Act, which requires that the Federal Reserve Board take into consideration, among other factors, the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHC Act prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board also has the authority to deny an application if it concludes that the combined organization would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the bank subsidiaries of Associated and the Company under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each bank's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation.

         Under the BHC Act, the Merger may not be consummated until up to 30 days following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. Although a challenge is improbable, there can be no assurance that the Department of Justice will not challenge the Merger or, if such a challenge is made, as to the result thereof. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. The BHC Act provides for the publication of notice and public comment on the applications and authorizes the regulatory agency to permit interested parties to intervene in the proceedings.

         Associated filed an application with the Federal Reserve Bank of Chicago (the "Federal Reserve Bank") that was accepted for filing by the Federal Reserve Bank on October 10, 2001, and approved on November 5, 2001 with respect to the Company's banking subsidiaries and on November 23, 2001 with respect to the Company's other subsidiaries, and all waiting periods have expired.

         Associated and the Company are not aware of any other governmental approvals or actions that are required for consummation of the Merger except as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof.

THE EFFECTIVE TIME

         The Merger will be consummated and will become effective upon the filing of Articles of Merger with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota or on such later date or time as specified in the Articles of Merger (the "Effective Time"). The filing with respect to the Merger will occur as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions to the Merger as set forth in the Merger Agreement. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not consummated on or before March 31, 2002. Upon consummation of the Merger, the Company will be merged into Associated and will not continue its separate existence or operations, to which Associated as the surviving corporation will succeed. See "Certain Provisions of the Merger Agreement - Conditions to Consummation of the Merger" and "Certain Provisions of the Merger Agreement - Termination."

DESCRIPTION OF ASSOCIATED COMMON STOCK ISSUABLE IN THE MERGER

         The following description of Associated Common Stock issuable in the Merger is a summary and is qualified in its entirety by reference to the terms of such security, which is incorporated by reference herein and is set forth in full in Article III of Associated's Articles of Incorporation. The description set forth below is subject in all respects to the Wisconsin Business Corporation Law ("WBCL") and Associated's Articles of Incorporation.

         THE FOLLOWING DESCRIPTION OF ASSOCIATED COMMON STOCK SHOULD BE READ CAREFULLY BY THE COMPANY SHAREHOLDERS SINCE, AT THE EFFECTIVE TIME, THE COMPANY SHAREHOLDERS MAY RECEIVE PART OR ALL OF THE MERGER CONSIDERATION IN THE FORM OF SHARES OF ASSOCIATED COMMON STOCK.

         General. Associated has one class of common stock, the Associated Common Stock. Of the 100,000,000 shares of Associated Common Stock authorized, 65,805,245 shares were outstanding as of September 30, 2001, exclusive of shares held in its treasury. Of the 750,000 shares of Associated preferred stock with a par value of $1.00 per share authorized, none was issued and outstanding as of September 30, 2001.

         Dividend Rights. Dividends on Associated Common Stock will be payable out of the assets of Associated legally available therefor as, if and when declared by the Associated Board of Directors. No share of Associated Common Stock is entitled to any preferential treatment with respect to dividends.

         Voting Rights. Each holder of Associated Common Stock will be entitled at each shareholders' meeting of Associated, as to each matter to be voted upon, to cast one vote, in person or by proxy, for each share of Associated Common Stock registered in his or her name on the stock transfer books of Associated. Such voting rights are not cumulative.

         Rights Upon Liquidation. Subject to the rights of holders of any Associated preferred stock which may be issued from time to time, in the event of liquidation, dissolution or winding up of Associated, whether voluntary or involuntary, the holders of Associated Common Stock will be entitled to receive all assets of Associated remaining for distribution to its shareholders, on a pro rata basis.

         Miscellaneous. Shares of Associated Common Stock are not convertible into shares of any other class of capital stock. Shares of Associated Common Stock are not and will not be entitled to any preemptive or subscription rights. The issued and outstanding shares of Associated Common Stock are fully paid and nonassessable (except as otherwise provided under the WBCL).

COMPARISON OF SHAREHOLDER RIGHTS

         The following is a summary of material differences between the rights of holders of Company Common Stock and Associated Common Stock. As the Company is incorporated under the laws of the State of Minnesota and Associated is incorporated under the laws of the State of Wisconsin, rights of shareholders of Associated and the Company have a number of significant differences. Differences in the rights of shareholders of the Company and Associated generally arise from the change in governing law as well as from differences between the provisions of Associated's Articles of Incorporation and Bylaws and those of the Company. Shareholders of the Company, whose rights are governed by the Company's Articles of Incorporation and Bylaws and by the Minnesota Business Corporation Act (the "MBCA") will, on consummation of the Merger, become shareholders of Associated. Their rights as Associated shareholders will then be governed by Associated's Articles of Incorporation and Bylaws and by the WBCL. The following is a summary of the material differences between the rights of shareholders of the Company and the rights of shareholders of Associated.

         AUTHORIZED CAPITAL STOCK

         The Company. Under the Company's Articles of Incorporation, the Company is authorized to issue up to 6,000,000 shares, consisting of 5,000,000 shares of Common Stock, $.01 par value, and 1,000,000 undesignated shares (the Company's Board of Directors is authorized to establish one or more classes or series from the undesignated shares). The holders of Company Common Stock have one vote per share on all matters to come before the shareholders.

         Associated. Under Associated's Articles of Incorporation, Associated is authorized to issue 100,000,000 shares of common stock, par value $0.01 per share and 750,000 shares of preferred stock, $1.00 par value. All shares of Associated Common Stock are identical in rights and have one vote. For a description of Associated Common Stock, see "Description of Associated Common Stock Issuable in the Merger." The preferred stock shall be cumulative and dividends shall accrue thereon. The Board of Directors may divide the preferred stock into series and establish the relative rights and preferences of preferred stock issued in the future as specified in Associated's Articles of Incorporation without shareholder action and issue such stock in series. As of the date hereof, no shares of any series of Associated preferred stock are issued and outstanding.

         DISSENTERS' RIGHTS

         The Company. Under the MBCA, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value of the shares as determined by agreement with the corporation or by a court. The MBCA, in general, affords dissenters' rights in the event of certain amendments to the articles of incorporation that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, the sale or other disposition of substantially all corporate assets, or certain mergers and statutory share exchanges involving the corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held. Shareholders of the Company have the right to dissent from the Merger. See "The Merger - Dissenters' Rights."

         Associated. Dissenters' rights under the WBCL are not available to holders of shares, such as shares of Associated Common Stock, which are registered on a national securities exchange or quoted on NASDAQ on the record date filed to determine shareholders entitled to notice of the meeting at which shareholders are to vote on the proposed corporate action. Associated Common Stock is quoted on the NASDAQ National Market.

         REQUIRED VOTE

         The Company. Under the MBCA, the Company's Articles of Incorporation generally can be amended if the proposed amendment is approved by the Company's Board of Directors and by holders of a majority of the voting power of the shares of the Company Common Stock present and entitled to vote at a meeting. Under the MBCA, the affirmative vote of a majority of the voting power of all shares of the Company Common Stock is required to approve mergers and certain other extraordinary transactions.

         Associated. Pursuant to 180.1706(1) of the WBCL, except as otherwise provided in a corporation's articles of incorporation or bylaws, any amendment to the articles of incorporation, merger or certain other extraordinary events involving a corporation organized before January 1, 1973, which did not expressly elect before January 1, 1991 to be governed by a majority or greater voting requirement, must be approved by the affirmative vote of two-thirds of the shares entitled to vote at a meeting called for that purpose. Associated's Articles of Incorporation were amended in 1992 to reduce the vote required pursuant to Section 180.1706(1) of the WBCL to a majority vote. Thus, the affirmative vote of a majority of the shares of Associated is required to adopt amendments to Associated's Articles of Incorporation which create dissenters' rights or approve mergers and certain other extraordinary transactions other than those described in "Comparison of Shareholder Rights - Certain Business Combinations."

         CLASSIFIED BOARD OF DIRECTORS

         The Company. The Company's Board of Directors consists of a single class of directors, each of who serves for one year or until his or her successor is elected and qualified. At the last annual meeting of the Company's shareholders, the shareholders set the number of directors at nine, and elected six directors leaving three vacancies on the Board of Directors.

         Associated. The Board of Directors of Associated is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. However, Associated's Bylaws require that a director retire as of the first annual meeting of shareholders subsequent to the director's 65th birthday unless such director's term is extended for a one-year term by a two-thirds vote of Associated's Board of Directors. At each annual meeting of Associated's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present. Associated's Board of Directors consists of 11 directors.

         REMOVAL OF DIRECTORS

         The Company. Under the MBCA, a director may be removed, with or without cause, by the shareholders, or by a majority of the remaining directors if the director was named by the board to fill a vacancy and the shareholders have not elected directors in the interval between the time of appointment to fill a vacancy and the time of the removal.

         Associated. Shareholders of Associated may remove a director only for "cause." "Cause" is defined as conviction of a felony, declaration of unsound mind by an order of a court of competent jurisdiction, gross dereliction of duty or commission of an action which constitutes intentional misconduct or a knowing violation of law and that results in both an improper substantial personal benefit and a material injury to Associated.

         NEWLY CREATED DIRECTORSHIPS AND VACANCIES ON THE BOARD OF DIRECTORS

         The Company. Under the MBCA, unless a corporation's articles of incorporation or bylaws provide otherwise, (i) a vacancy on a corporation's board of directors resulting from the death, resignation, removal or disqualification of a director may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the vote of a majority of the directors serving at the time of the increase and (iii) in either case, any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders. The Company's Bylaws follow these provisions.

         Associated. Associated's Articles of Incorporation provide that newly created directorships and any vacancies on Associated's Board of Directors may only be filled by the Board of Directors. Associated's Bylaws provide that the remaining members of Associated's Board of Directors shall appoint a director in accordance with the WBCL.

         CERTAIN BUSINESS COMBINATIONS

         The Company. The Company's Articles of Incorporation and Bylaws do not contain any supermajority voting provisions relating to the approval by holders of the Company Common Stock of mergers or other business combinations. The MBCA has provisions aimed at regulating takeovers of certain corporations and protecting shareholders of such corporations in connection with certain business combinations. The two primary provisions of this nature, namely, the business combination provision and the control share acquisition provision, are applicable to the Company.

         Associated. Article VII of Associated's Articles of Incorporation provides that an affirmative vote of 80% of Associated's outstanding shares is required to approve a merger or other business combination involving a beneficial owner of 10% or more of Associated's outstanding voting shares (an "interested shareholder"). In addition, if the consideration offered in connection with such transaction does not satisfy certain "fair price" requirements, the affirmative vote of 80% of the "non-interested outstanding shares" (defined as voting shares not beneficially owned by an interested shareholder) of Associated will also be required to approve such a transaction. These requirements do not apply if (a) the board of directors approves the transaction and a majority of the directors voting to approve the transaction are "continuing directors" (defined as a director who was either (i) a director at the time the interested shareholder became "interested" and who is not otherwise affiliated with such shareholder, or (ii) a director designated (prior to his or her initial election as a director) as a continuing director by a majority of the then continuing directors or (b) the transaction is between Associated and a subsidiary of Associated and no interested shareholder (together with such shareholder's affiliates and associates) owns any of the outstanding shares of the subsidiary. The foregoing provision may only be amended, modified or repealed by the affirmative vote of not less than 80% of the outstanding shares and the non-interested outstanding shares of Associated.

         ADVANCE NOTICE OF PROPOSALS TO BE BROUGHT AT THE ANNUAL MEETING

         The Company. The Company's Articles of Incorporation and Bylaws do not contain any provisions relating to advance notice of proposals to be brought before an annual meeting.

         Associated. Pursuant to Article II, Section 5 of Associated's Bylaws, any shareholder who intends to bring business before an annual meeting of shareholders (other than nominations for directors) must provide Associated with notice of such intention, the nature of such proposal and certain other information regarding the shareholder bringing the proposal, not less than 60 nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is given, if such announcement date is less than 70 days before the meeting date.

         ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

         The Company. The Company's Articles of Incorporation and Bylaws do not contain any provisions relating to advance notice of nominations of directors.

         Associated. Pursuant to Article II, Section 6 of Associated's Bylaws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide Associated with notice of such intention, certain information regarding the proposed nominee and certain information regarding the nominating shareholder, not less than 60 days nor more than 75 days prior to the meeting, or within 10 days from the date notice or public disclosure of the date of such meeting is publicly announced, if such announcement date is less than 70 days before the meeting date.

         CALL OF SHAREHOLDERS' MEETINGS

         The Company. Under the MBCA, a special meeting may be called by holders of 10% or more of the outstanding shares entitled to vote, except that a special meeting for the purpose of considering whether to directly or indirectly facilitate or effect a business combination must be called by holders of 25% or more of the outstanding shares.

         Associated. Under the WBCL, holders of 10% or more of all the outstanding shares entitled to vote have the right to demand a special shareholders' meeting.

         SHAREHOLDER ACTION WITHOUT A MEETING

         The Company. Under the MBCA, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action.

         Associated. Under the WBCL, any action which may be taken by the shareholders at a meeting may be taken without a meeting only by unanimous written consent of all shareholders entitled to vote on the action, unless the articles of incorporation permit approval by the consent of the shareholders who would be entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted. Associated's Articles of Incorporation do not contain a provision permitting less than unanimous written consent to take action without a meeting.

         DIVIDENDS; STOCK REPURCHASES

         The Company. Under the MBCA, a corporation may pay dividends or repurchase shares if the corporation will be able to pay its debts in the ordinary course of business after paying the dividend or repurchasing the shares, regardless of whether the corporation has surplus or net profits, subject to certain limitations for the benefit of certain preference shares.

         Associated. Under the WBCL, a corporation may pay dividends, repurchase shares or make other distributions to its shareholders unless, after giving effect to such dividend, repurchase or other distribution, (i) the corporation would not be able to pay its debts as they become due in the ordinary course of business, or (ii) the corporation's total assets would be less than the sum of total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

         INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         The Company. Unless limited by the articles of incorporation or bylaws of a corporation, the MBCA provides for mandatory indemnification of a director, officer, employee or committee member against certain liabilities and expenses if such person (i) acted in good faith; (ii) received no improper personal benefit; (iii) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (iv) depending upon the capacity in which such person was serving, either believed the conduct was in the best interests of the corporation or believed that the conduct was not opposed to the best interests of the corporation. The Company's Articles of Incorporation contain no provisions limiting the indemnification of such persons, and the Company's Bylaws provide that the Company shall indemnify such persons to the maximum extent permitted by law.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for mandatory indemnification of a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation. In all other cases, the corporation must indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the corporation, unless liability was incurred because he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the indemnification of directors and officers of Associated and Associated's Bylaws authorize indemnification of officers and directors of Associated consistent with the description of the indemnification provisions in the WBCL as described above.

         LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

         The Company. The MBCA permits a corporation to eliminate or limit a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for conduct involving: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declarations of illegal distributions and certain violations of Minnesota securities laws; or
(iv) participation in a transaction from which the director received an improper personal benefit. The Company's Articles of Incorporation eliminate the liability of directors to the fullest extent permitted by the MBCA.

         Associated. Unless limited by the articles of incorporation of the corporation, the WBCL provides for the elimination of a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty, unless the person asserting liability proves that the breach constitutes any of the following: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Associated's Articles of Incorporation contain no provisions limiting the foregoing provision of the WBCL.

RESALE OF ASSOCIATED COMMON STOCK ISSUED PURSUANT TO THE MERGER

         The Associated Common Stock issued pursuant to the Merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and be freely tradable under the Securities Act except for shares issued to any shareholder of the Company who may be deemed to be an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Each affiliate identified by the Company will enter into an agreement with Associated providing that such affiliate will be subject to Rule 145(d) of the Securities Act, and shall not transfer any Associated Common Stock received in the Merger except in compliance with the Securities Act. This Proxy Statement/Prospectus does not cover resales of Associated Common Stock received by any person who may be deemed to be an affiliate of the Company. The Company has concluded that the only affiliates of the Company are its directors and executive officers.

PRE-MERGER DIVIDEND POLICY

         The Company. The Company has not paid any dividends since 1993. Pursuant to the Merger Agreement, the Company is prohibited from declaring or paying any dividend on, or making any other distribution in respect of, its outstanding shares of capital stock without the prior written consent of Associated.

         Associated. Associated expects to continue to declare, until the Effective Time, its regularly scheduled dividends.

POST-MERGER DIVIDEND POLICY

         It is the current intention of the Board of Directors of Associated to continue to declare cash dividends on the Associated Common Stock following the Merger. The dividend is currently in the amount of $0.31 per quarter or $1.24 on an annualized basis, in each case per share. Shareholders should note that no such dividends payable following the date hereof have currently been declared and that future dividends will be determined by the Associated Board of Directors in light of the earnings and financial condition of Associated and its subsidiaries and other factors, including applicable governmental regulations and policies. In that regard, Associated is a legal entity separate and distinct from its banking and non-banking subsidiaries, and the principal sources of Associated's income are dividends and interest from such subsidiaries. The payment of dividends by Associated's banking subsidiaries is subject to certain restrictions under applicable governmental regulations. See also "The Merger - Pre-Merger Dividend Policy."

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Merger Agreement, the Company has agreed to carry on its business, and the business of its subsidiaries, in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement, subject to certain covenants and other agreements agreed to by the Company in the Merger Agreement. See "Certain Provisions of the Merger Agreement - Certain Covenants."

CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES

         Associated and the Company have received an opinion of Reinhart Boerner Van Deuren s.c. that the Merger will qualify as a tax-free reorganization under
Section 368(a)(1)(A) of the Code and that each of Associated and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code. Accordingly, the Company and Associated will recognize no gain or loss for federal income tax purposes as a result of the Merger and no gain or loss will be recognized by any holder of the Company Common Stock upon receipt of Associated Common Stock pursuant to the

Merger (except upon the receipt of cash in lieu of fractional shares of Associated Common Stock, consideration received as a result of the exercise of dissenters' rights or Cash Consideration paid to such shareholders). The Internal Revenue Service ("Service") has not been asked to rule upon the tax consequences of the Merger and no such request will be made. The opinion of Reinhart Boerner Van Deuren s.c. is based entirely upon the Code, regulations now in effect thereunder, current administrative rulings and practice, and judicial authority, all of which are subject to change. Unlike a ruling from the Service, an opinion of an advisor is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected herein or that the opinion will be upheld by the courts if challenged by the Service. The tax treatment of each holder of Company Common Stock will depend in part upon such shareholder's particular situation. Special tax consequences not described below may be applicable to particular classes of taxpayers, including financial institutions, insurance companies, tax-exempt organizations, broker-dealers, persons who are not citizens or residents of the United States or who are legal entities formed under the laws of jurisdictions outside the United States, and holders of Company Common Stock who acquired their shares through the exercise of employee stock options or otherwise as compensation. This discussion also assumes that the holders of Company Common Stock hold their Common Stock as a capital asset.

         EACH SHAREHOLDER OF THE COMPANY IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE EFFECT OF SUCH FEDERAL INCOME TAX CONSEQUENCES ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

         Based upon the opinion of Reinhart Boerner Van Deuren s.c., which in turn is based upon various representations and subject to various assumptions and qualifications, the following federal income tax consequences to the shareholders of the Company will result from the Merger:

                  (i) The Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) of the Code, and the Company and Associated will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code for purposes of this reorganization.

                  (ii) No gain or loss will be recognized by the holders of the Company Common Stock upon the exchange of the Company Common Stock solely for Associated Common Stock pursuant to the Merger.

                  (iii) Upon the exchange of Company Common Stock for a combination of Associated Common Stock and cash (other than cash received in lieu of fractional shares of Associated Common Stock), a holder of Company Common Stock will generally realize gain equal to the excess of the amount of cash plus the fair market value of the Associated Common Stock received by the holder of Company Common Stock over the adjusted tax basis of his or her Company Common Stock, but such gain will be recognized for federal income tax purposes only to the extent of the cash received. In general, this recognized gain will be taxable to the holders of Company Common Stock as capital gain, although it is possible that such gain will be taxable as dividend income to a particular holder of Company Common Stock if the cash received by him or her has the effect of the distribution of a dividend (see paragraph (ix) below). The holder of Company Common Stock who receives both Associated Common Stock and cash in the Merger will not recognize any loss on the exchange.

                  (iv) A holder of Company Common Stock who receives solely cash in exchange for his or her Company Common Stock will generally recognize capital gain or loss equal to the difference between the amount of cash received and the holder's tax basis in his or her Company Common Stock. A holder who is treated as constructively owning Associated Common Stock after the Merger should consult his or her own tax adviser regarding the character of any gain recognized.

                  (v) A holder of Company Common Stock who perfects his or her dissenters' rights under Minnesota law and who receives payment in cash for the "fair value" of his or her Company Common Stock will be treated as having exchanged such stock for cash in a redemption subject to Section 302 of the Code, and the holder of Company Common Stock generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the tax basis of such stock. A holder who is treated as constructively owning Associated Common Stock after the Merger should consult his or her own tax adviser regarding the character of any gain recognized.

                  (vi) In the case of a holder of Company Common Stock who receives solely Associated Common Stock in the Merger, the tax basis of the Associated Common Stock received will be the same as the stockholder's tax basis in the Company Common Stock surrendered in exchange therefor. In the case of a holder of Company Common Stock who receives both Associated Common Stock and cash (other than cash received in lieu of fractional shares of Associated Common Stock), the tax basis of the Associated Common Stock received will equal the stockholder's tax basis in the Company Common Stock exchanged therefor, decreased by the amount of any cash received and increased by the amount which was treated as a dividend and the amount of any gain recognized in the exchange.

                  (vii) The holding period of the Associated Common Stock received by a holder of Company Common Stock pursuant to the Merger will include the period during which the Company Common Stock exchanged therefor was held, provided that the Company Common Stock surrendered was held as a capital asset as of the time of the Merger.

                  (viii) The receipt by a holder of Company Common Stock of cash in lieu of a fractional share of Associated Common Stock will be treated as if he or she received such fractional share from Associated and then had it redeemed for cash. Such receipt of cash will be treated under Section 302(b)(1) of the Code as full payment in exchange for the fractional share, and the holder of Company Common Stock generally will recognize capital gain or loss in such exchange equal to the difference between the cash received and the portion of such stockholder's tax basis that is allocable to the fractional share so exchanged, provided the payment is not essentially equivalent to a dividend.

                  (ix) In the case of holders who receive a combination of cash and Associated Common Stock in the Merger, the determination of whether the gain received will be treated as capital gain or dividend income depends upon whether, and to what extent, the exchange reduces the holder's deemed percentage stock ownership of Associated Common Stock. For purposes of this determination, the holder is treated as if he or she received all Associated Common Stock in the Merger and then received cash from Associated in a hypothetical redemption of those shares. The hypothetical redemption will satisfy the requirement under
Section 302 if it (i) is "not essentially equivalent to a dividend" or (ii) has the effect of a "substantially disproportionate" redemption of Associated Common Stock. The deemed redemption, generally, will be "substantially disproportionate" with respect to a holder of shares of Company Common Stock if after the Merger the holder will own less than 50% of all outstanding Associated Common Stock and the holder's percentage ownership of Associated Common Stock after the Merger is less than 80% of what the holder's percentage ownership of Associated Common Stock would have been if no cash elections had been made by Company shareholders in connection with the Merger. Whether the redemption is "not essentially equivalent to a dividend" with respect to a holder of shares of Company Common Stock will depend on the holder's individual facts and circumstances. At a minimum, the deemed redemption must result in a "meaningful reduction" in the holder's deemed and constructive percentage stock ownership of Associated. A meaningful reduction may include a very small reduction if the holder's ownership interest in Associated Common Stock is sufficiently small to begin with. In applying the foregoing tests, a holder is deemed under Section 318 of the Code to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts to which the holder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the holder or such other persons.

         In rendering its tax opinion, Reinhart Boerner Van Deuren s.c. will rely on certain written representations as to factual matters made by appropriate officers of Associated and the Company. Such representations are customary for opinions of this type; however, this tax opinion cannot be relied upon if any such representation is, or later becomes, inaccurate. Reinhart Boerner Van Deuren s.c. also makes certain assumptions as to factual matters in its tax opinion, including the assumption that the Signal shareholders (in the aggregate) will receive Associated Common Stock in the Merger having a value as of the Effective Time of the Merger of at least 50% of the value of the outstanding Company Common Stock as of the Effective Time of the Merger.

         Backup Withholding. Any cash received in the Merger by holders of Company Common Stock may be subject to backup withholding at a rate of 31%. Backup withholding will not apply, however, to a taxpayer who (i) furnishes a correct taxpayer identification number ("TIN") and certifies that he or she is not subject to backup withholding on Form W-9 (or an appropriate substitute form), (ii) provides a certificate of foreign status on Form W-8 (or an appropriate substitute form), or (iii) is otherwise exempt from backup withholding. The Service may impose a $50 penalty upon any taxpayer who fails to provide the correct TIN, as required.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION OF A SHAREHOLDER OF THE COMPANY WHETHER TO VOTE IN FAVOR OF THE MERGER. BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER OF COMPANY COMMON STOCK, EACH HOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

         The foregoing is only a general description of certain material federal income tax consequences of the Merger for holders of the Company Common Stock who are citizens or residents of the United States and who hold their shares as capital assets, without regard to the particular facts and circumstances of the tax situation of each holder of the Company Common Stock. It does not discuss all of the consequences that may be relevant to holders of the Company Common Stock entitled to special treatment under the Code (such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations or foreign persons). The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreements or the Merger itself. No information is provided herein with respect to the application and effect of state, local and foreign tax laws and the possible effects of changes in federal laws or other tax laws.

ACCOUNTING TREATMENT

         The business combination resulting from the Merger will be accounted for under the purchase method of accounting. Under this method of accounting, the total consideration paid in the Merger will be allocated among the Company's assets, liabilities and identified intangible assets based on the estimated fair values of the assets acquired, the liabilities assumed and identified intangible assets and any amount of consideration in excess of the total fair value of such assets, liabilities and identified intangible assets will be recorded as goodwill. The consolidated financial statements of Associated will include the results of operations of the Company from the date of acquisition.

DISSENTERS' RIGHTS

         Sections 302A.471 and 302A.473 of the MBCA provide to each shareholder the right to dissent from the Merger, and obtain payment for the "fair value" of such shareholder's shares following the consummation of the Merger.

         The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full text of which is attached as Exhibit C to this Proxy Statement/Prospectus. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

         Under the MBCA, holders of Company Common Stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from Associated as the surviving corporation in the Merger (the "Surviving Corporation") payment in cash of the "fair value" of their shares of Company Common Stock after the Merger is completed. The term "fair value" means the value of the shares of Company Common Stock immediately before the Effective Time.

         All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of Company Common Stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of Company Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

         Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of the Company before the taking of the shareholder vote on the Merger. This written demand must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger does not constitute a demand for fair value within the meaning of the MBCA.

         Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for adoption of the Merger. A shareholder's failure to vote against the Merger will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger or direction to abstain, the proxy will be voted for adoption of the Merger, which will have the effect of waiving that shareholder's dissenters' rights.

         Company shareholders may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of Company Common Stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to the Company at or before the time such rights are asserted.

         A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the Merger, to the Secretary of Signal Financial Corporation, 1395 Commerce Drive, Mendota Heights, Minnesota 55120. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares.

         After approval of the Merger by the shareholders at the special meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

         In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given, send his or her stock certificates, and all other information specified in the notice from the Surviving Corporation, to the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates and other information are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by the Company's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

         If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of Company at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

         Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all Company shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

         The Company may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on September 10, 2001, the date on which the proposed Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Company. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Company of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Company until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

         Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not assert dissenters' rights with respect to their shares.

         Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "The Merger - Certain Material Federal Income Tax Consequences."

         ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE EXHIBIT C.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         On the date hereof, the directors and officers of Signal have stock options to purchase shares of Company Common Stock at exercise prices ranging from a low of $73.46 per share to a high of $163.32 per share. Each stock option provides for a five-year vesting schedule, such that 20% of the shares subject to the option become vested on each anniversary of the date the option was granted. As of September 30, 2001, the stock options were vested as to an aggregate of 73,625 shares and were unvested as to an aggregate of 57,055 shares. Effective upon the consummation of the Merger, the vesting schedule of all of the outstanding stock options will automatically accelerate such that the unvested portions of the options will become immediately vested and exercisable.

         Certain officers of Signal have a Salary Continuation Agreement with Signal (entered into before the Merger Agreement) which provides for annual payments equal to 50% of the officer's salary, payable for a period of 13 years following termination of employment. It is possible that one such officer's employment may be terminated following the Effective Time of the Merger resulting in that person receiving his annual payments. Decisions relative to terminated employees have not been finalized.

         It is expected that Galen T. Pate, the Chairman of Signal, and R. Scott Jones, the President and Chief Executive Officer of Signal, will be appointed to the Board of Directors of Associated Bank Minnesota.

         Certain officers of Signal (namely, Marcia O'Brien, Richard Flesvig and Mary Martin) and certain other employees of the Company or its subsidiaries who have attained the minimum age of 50 years and minimum 10 years of service with the Company or its subsidiaries will be entitled to enter into split-dollar arrangements with Signal in connection with currently existing life insurance policies if the employment of any such person is terminated following the consummation of the Merger.

         Certain officers of Signal will be entitled to reimbursement of certain excise taxes imposed upon them in connection with payments received from Signal in connection with the consummation of the Merger.

OTHER RELATED PARTY TRANSACTIONS

         In the ordinary course of conducting their banking and financial services businesses, each of Associated, the Company and their respective subsidiaries, may do business and engage in banking transactions with the other party and its subsidiaries, which may include but not be limited to interests or participation in loans and interbank advances.

MANAGEMENT AFTER THE MERGER

         In the Merger, the Company will be merged into Associated and the separate corporate existence of the Company will cease.

         The officers and directors of Associated prior to the Merger will continue as officers and directors of the Surviving Corporation.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

         The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Exhibit A to this Proxy Statement/Prospectus. The Merger Agreement is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

         The Merger Agreement provides that, following the approval of the Merger Agreement by the shareholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Company will be merged with and into Associated. If the Merger Agreement is approved by the shareholders of the Company, the Merger will become effective upon the Effective Time.

         At the Effective Time pursuant to the Merger Agreement, each outstanding share of Company Common Stock, except for Dissenting Shares, will be converted into the right to receive either:

         1. 7.5 shares of Associated Common Stock (or cash for any fractional shares); or

         2. Cash Consideration in an amount equal to $276.83 per share of Company Common Stock.

         Pursuant to the Merger Agreement, the aggregate amount of the Total Cash Payments must equal $58,351,307. For these purposes, the cash paid to Dissenting Shareholders will be deemed to equal the product of the number of shares held by Dissenting Shareholders multiplied by 7.5 multiplied by the market value of Associated Common Stock at the Effective Time. If the amount of the Total Cash Payments would be greater than $58,351,307 of the Merger Consideration, the number of shares of Company Common Stock to be converted into Cash Consideration pursuant to Cash Elections will be reduced pro rata among the shareholders of the Company making Cash Elections based upon the number of shares of Company Common Stock for which each such shareholder has made a Cash Election. If amount of Total Cash Payments would be less than $58,351,307 of the Merger Consideration, the number of shares of Company Common Stock to be converted into shares of Associated Common Stock pursuant to Stock Elections will be reduced pro rata among the shareholders of the Company making Stock Elections based on the number of shares of Company Common Stock for which each such shareholder has made a Stock Election. With regard to the treatment of fractional share interests, see "The Merger - Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares."

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains customary representations and warranties relating to, among other things, (i) each of Associated's and the Company's and their respective subsidiaries' organization and similar corporate matters; (ii) the capital structure of each of Associated, the Company and the Company's subsidiaries; (iii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and other related matters; (iv) documents filed by Associated with the Securities and Exchange Commission (the "Commission") and each of Associated and the Company with the Federal Reserve Board and federal and state banking authorities and the accuracy of information contained therein; (v) the accuracy of information supplied by each of Associated and the Company in connection with the Registration Statement and this Proxy Statement/Prospectus; (vi) compliance with laws including employment and lending laws; (vii) no material pending or threatened litigation except as otherwise disclosed in filings by Associated with the Commission and the Company in the regulatory reports; (viii) filing of tax returns and payment of taxes;
(ix) certain material contracts and contracts relating to certain employment, consulting and benefits matters of the Company; (x) matters relating to retirement and other employee plans of the Company; (xi) the absence of any burdensome contracts, agreements or restrictions; (xii) absence of certain material changes or events since June 30, 2001 with respect to the Company and its subsidiaries and since December 31, 2000 with respect to Associated and its subsidiaries, relating to the occurrence of a material adverse effect in the business operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities (including contingent liabilities) of Associated or its subsidiaries, taken as a whole, and the Company or its subsidiaries, taken as a whole; (xiii) maintenance by the Company of books of account and accounting controls, loan documentation and disclosure; (xiv) no action taken that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code; (xv) certain environmental matters relating to the properties of the Company; (xvi) good title to the properties of the Company and its subsidiaries, free of liens except as specified; (xvii) certain insurance matters relating to the Company; (xviii) certain matters relating to the Company's labor relations; and (xix) absence of substandard or related party loans by the Bank.

CERTAIN COVENANTS

         Pursuant to the Merger Agreement, Associated and the Company have each agreed that prior to the Effective Time (and unless the prior written consent of the other shall have been obtained) each of them and their respective subsidiaries will operate their respective businesses in a manner that does not violate any law.

         Pursuant to the Merger Agreement, the Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained) the Company and its subsidiaries will (i) carry on their business only in the usual, regular and ordinary course consistent with past practices; (ii) use best efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees and maintain their relationships with customers; (iii) use best efforts to maintain and keep their properties in good repair and condition; (iv) use best efforts to keep insurance and bonds in full force and effect; (v) perform in all material respects all obligations under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; (vi) comply with and perform in all material respects all obligations and duties imposed by all applicable laws;
(vii) purchase and sell securities and other investments in accordance with certain guidelines; (viii) comply with certain capital requirements; (ix) maintain as of September 30, 2001 and thereafter an aggregate loan loss reserve of not less than 1.1% of period ending loans (excluding overdrafts less than 30 days old); (x) deliver to Associated certain audited financial statements as of December 31, 2001; and (xi) engage in lending activities, extensions of credit and other financing or leasing arrangements in accordance with certain guidelines.

         The Company has also agreed that prior to the Effective Time (and unless the prior written consent of Associated shall have been obtained), neither the Company nor its subsidiaries will: (i) grant any general increase in compensation (except in accordance with past practice or as required by law or increases which are not material), effect any change in retirement benefits to any class of employees or officers (unless required by applicable law) which would increase its retirement benefit liabilities, adopt, enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan, or enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies; (ii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock; (iii) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (iv) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock (including shares held in treasury) or any rights, warrants or options to acquire, any such shares; (v) propose or adopt any amendments to its corporate charter or Bylaws in any way materially adverse to Associated;

(vi) purchase any shares of Associated Common Stock (except in fiduciary capacities for the account of customers); (vii) change any of its methods of accounting in effect at December 31, 2000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by law or accounting principles generally accepted in the United States of America; (viii) except for the required loan loss reserve, change any lending, investment, liability management or other material policies concerning the business or operations of the Company or any of its subsidiaries, including bank subsidiaries, in any material respect, organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations; (ix) incur or assume any material obligation or liability (excluding deposit liabilities and repurchase agreements in the ordinary course of business and any loan renewal of a loan not then classified as "substandard," "doubtful," "loss," "other loans especially mentioned" or any comparable classifications); (x) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingent or otherwise) for the obligations of any other person or entity; (xi) mortgage, license, pledge or grant a security interest in any of its material assets or allow to exist any material lien thereon (except for immaterial liabilities and obligations incurred in the ordinary course of business consistent with past practices or as may be required under existing agreements to which the Company or any of its subsidiaries, including bank subsidiaries, is a party); (xii) acquire assets (including equipment) in excess of $100,000 in the aggregate (excluding loans to customers and investments permitted above); (xiii) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (xiv) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of the Company or any of its subsidiaries, including bank subsidiaries; (xv) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers and investments permitted above);
(xvi) take any action or fail to take any action which individually or in the aggregate can be expected to have a material adverse effect on the Company or any of its subsidiaries, including bank subsidiaries, taken as a whole; (xvii) incur or pay legal or accounting fees in connection with the Merger in excess of an aggregate of $200,000; (xviii) contribute to any pension plan, welfare plan or some other fringe benefit plan an amount larger than the amount contributed to the plan for the previous year (both contributions being determined as a percentage of compensation paid to participants); (xix) issue any additional stock options to any person under the Company's 1994 Stock Option Plan; (xx) grant or pay any incentive bonus (unless certain income targets are met) without first consulting or reaching agreement with Associated; or (xxi) effect a change, directly or indirectly, or enter into any agreement, directly or indirectly, which would result in a change in any insurance policy or benefit including, but not limited to, entering into or purchasing any new insurance policies, disposing of any insurance policies, changing the nature or scope of any interest in any existing policies, or making additional contributions to any insurance policy, except to keep the policy in force (however, the Company may enter into certain split-dollar arrangements with certain employees of the Company).

NO SOLICITATION OF TRANSACTIONS

         The Merger Agreement provides that the Company and its subsidiaries will not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Competing Transaction (as defined below) or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to take any such action. Notwithstanding the foregoing, the Board of Directors of the Company is not prohibited from furnishing or permitting any of its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants or other representatives to furnish information to or engage in negotiations or discussions with any party if the Board of Directors of the Company, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Board of Directors of the Company to comply with its fiduciary duties in accordance with Minnesota law, if prior to furnishing such information or engaging in such negotiations or discussions, the Company provides Associated with seven days' notice, and if prior to furnishing information to such party, the Company receives from such party an executed confidentiality agreement in reasonably customary form.

         For purposes of the Merger Agreement, a "Competing Transaction" means any of the following involving the Company or any of the Company's subsidiaries:
(i) any merger, consolidation, share exchange or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of assets in a single transaction or series of transactions, excluding from the calculation of such percentage any such transactions undertaken in the ordinary course of business and consistent with past practice;
(iii) any sale of 10% or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for 10% or more of outstanding shares of capital stock;
(v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHC Act or the Change in Bank Control Act with respect to the Company or its subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan or intention to do any of the foregoing.

CONDITIONS TO CONSUMMATION OF THE MERGER

         The respective obligations of each party to effect the Merger are subject to various conditions which include, in addition to other customary closing conditions, the following: (i) the Merger shall have been approved by the requisite vote of the holders of the Company Common Stock; (ii) the Registration Statement shall have been declared effective by the Commission under the Securities Act (and no stop order suspending the effectiveness of the Registration Statement shall have been issued) and Associated shall also have received all other federal and state securities permits and authorizations necessary to issue Associated Common Stock pursuant to the Merger Agreement;
(iii) the Merger shall have been approved by the Federal Reserve Board and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, and any waiting periods with respect to the Merger shall have expired (all such approvals have been obtained and all waiting periods have expired); (iv) the shares of Associated Common Stock to be issued in the Merger have been authorized for listing on the NASDAQ National Market, subject to notice of issuance; and (v) there shall not be any injunction or restraining order preventing the consummation of the Merger in effect.

         In addition, Associated's or the Company's respective obligation to effect the Merger is subject to one or more of the following additional conditions (any of which may be waived by such party): (i) the representations and warranties of the other party to the Merger Agreement shall be true and correct in all material respects and the other party shall have performed in all material respects all agreements and covenants required to be performed by it under the Merger Agreement and any agreements entered into in connection therewith, and the other party shall have obtained all material consents and approvals required to consummate the Merger; (ii) there shall not be any pending action, proceeding or investigation before any court or administrative agency or by any government agency or any other person (a) challenging or seeking material damages in connection with the Merger, or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger, or (b) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company or any of its subsidiaries, which in either case is reasonably likely to have a material adverse effect on either the Company and its subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole; (iii) Associated and the Company shall have received the opinion of independent counsel to Associated that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code (see "The Merger - Certain Material Federal Income Tax Consequences," above); (iv) the number of shares of Associated Common Stock which would have been issuable pursuant to the Merger Agreement that will not be issued due to the exercise of dissenters' rights is not more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issuable as a result of the Merger; (v) Associated and the Company each shall have received the opinion of counsel to the other party regarding certain issues under the Securities Act and state corporate law; (vi) Associated shall have received from each affiliate of the Company a signed letter regarding certain restrictions on the resale of Associated Common Stock under Rule 145 of the Securities Act; (vii) Associated shall have received a written environmental evaluation by Associated's environmental consultant of the Company's real property stating that the Company's property in all material respects complies with environmental laws and that there are no material contingent liabilities affecting the Company's property or that the Company shall have taken reasonably appropriate action in response to any environmental condition identified by Associated's environmental consultant; and (viii) the Company's bank subsidiaries shall have provided to Associated evidence that each of the Company's bank subsidiaries has achieved a satisfactory rating and performance under the CRA.

TERMINATION

         The Merger Agreement may be terminated at any time prior to the Effective Time by the applicable Board of Directors, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

         1. by mutual consent of Associated and the Company;

         2. by either the Company or Associated if (a) there has been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, or (b) any representation or warranty of the other party shall be discovered to have become untrue in any material respect, in either case which breach or other condition has not been cured within 20 business days following receipt by the non-terminating party of notice of such breach or other condition (provided that the Merger Agreement may not be terminated by the breaching party or party making any representation or warranty which shall have become untrue in any material respect);

         3. by either Associated or the Company if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

         4. by either Associated or the Company if the Federal Reserve Board or any other regulatory authority denies approval of the Merger and neither Associated nor the Company has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

         5. by either Associated or the Company if the Merger has not been consummated by March 31, 2002, for a reason other than the failure of the terminating party to comply with its obligations under the Merger Agreement;

         6. by Associated or the Company if all of the conditions to the terminating party's obligation to consummate the Merger have not been satisfied on or before March 31, 2002;

         7. by Associated, if at any time prior to the special meeting, the Company's Board of Directors withdraws or modifies or changes in a manner adverse to the interests of Associated its recommendation to the Company shareholders to vote in favor of the Merger; or

         8. by the Company, if the Company enters into a definitive agreement with a third party immediately after such termination providing for an Acquisition Transaction (as defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors, to be such that termination of the Merger Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota law.

         The Merger Agreement defines an "Acquisition Transaction" as a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company or any of its subsidiaries, taken as a whole, whether by means of
(i) a merger or consolidation, share exchange or any similar transaction, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or
(iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange or otherwise) of securities representing 50% or more of the voting power of the Company or any of its subsidiaries; provided, however, in each of the situations described in clauses (i), (ii) or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger.

         In the event of termination of the Merger Agreement by either the Company or Associated, other than as a result of a material breach by the non-terminating party or as described under "The Merger - Termination Fee" below, each party will pay its own expenses and the Merger Agreement will become void and there will be no liability or obligation on the part of Associated or the Company other than under certain specified provisions of the Merger Agreement dealing with confidential treatment of non-public information. In the event of termination of the Merger Agreement by a material breach, in addition to other remedies at law or equity for breach, the party to have breached will reimburse the non-breaching party's expenses under the Merger Agreement.

TERMINATION FEE

         If the Merger Agreement is terminated by either party for any reason other than Associated's (i) inability to obtain regulatory approval as described in paragraph 4 of the preceding section, (ii) failure to register its securities as required by the Merger Agreement, or (iii) material breach of the Merger Agreement and, in any case, prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, then the Company will be obligated to pay Associated a fee equal to $10,000,000. If such fee becomes payable under the circumstances described above, the Company will be obligated to pay the fee to Associated within two business days after the date of entering into the agreement for an Acquisition Transaction.

AMENDMENT AND WAIVER

         The Merger Agreement may be amended at any time prior to the Effective Time by action taken or authorized by the respective Boards of Directors of Associated and the Company (except that after the Merger Agreement shall have been approved by the shareholders of the Company, no amendment may be entered into which would reduce the amount or change the consideration into which each share of the Company Common Stock shall be converted upon consummation of the Merger without further shareholder approval). At any time prior to the Effective Time, either of the parties to the Merger Agreement may extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any of the agreements or conditions contained in the Merger Agreement.

EXPENSES

         Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense (except that the parties shall share equally in the expense of printing and filing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Merger Agreement). If the Merger Agreement is terminated due to the breach of the Merger Agreement by either party thereto, then, in addition to other remedies at law or equity for breach of the Merger Agreement, the party found to have breached the Merger Agreement must indemnify the other party for its expenses.

                    CERTAIN INFORMATION CONCERNING ASSOCIATED

             Associated is a registered bank holding company pursuant to the BHC Act. It was incorporated in Wisconsin in 1964 and was inactive until 1969 when permission was received from the Board of Governors of the Federal Reserve System to acquire three banks. Associated currently owns four commercial banks located in Illinois, Minnesota, and Wisconsin serving their local communities and, measured by total assets held at September 30, 2001, was the second largest commercial bank holding company headquartered in Wisconsin. As of September 30, 2001, Associated owned 21 nonbanking subsidiaries located in Arizona, California, Illinois, Nevada, and Wisconsin.

         Associated provides advice and specialized services to its banks and nonbank subsidiaries (the "Associated Affiliates") in various areas of banking policy and operations, including auditing, data processing, marketing/advertising, investing, legal/compliance, personnel services, trust services, risk management, facilities management, security, purchasing, treasury, finance, accounting, and other financial services functionally related to banking. Responsibility for the management of the Associated Affiliates remains with their respective Boards of Directors and officers. Services rendered to the Associated Affiliates by Associated are intended to assist the local management of the Associated Affiliates to expand the scope of services offered by them. At September 30, 2001, bank affiliates of Associated provided services through more than 200 locations in approximately 150 communities.

         Associated, through the Associated Affiliates, provides a complete range of banking services to individuals and businesses. These services include checking, savings, and money market deposit accounts, business, personal, educational, residential, and commercial mortgage loans, MasterCard, VISA, and other consumer-oriented financial services, including IRA and Keogh accounts, and safe deposit and night depository facilities. Automated Teller Machines ("ATMs"), which provide 24-hour banking services to customers of the Associated Affiliates, are installed in many locations in the Associated Affiliates' service areas. The Associated Affiliates are members of an interstate shared ATM network, which allows their customers to perform banking transactions from their checking, savings, or credit card accounts at ATMs in a multi-state environment. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, cash management services, and transfer/collection facilities.

         The Associated Affiliates provide lending, depository, and related financial services to individual, commercial, industrial, financial, and governmental customers. Term loans, revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, and international banking services are available.

         Additional emphasis is given to noncredit services for commercial customers, such as advice and assistance in the placement of securities, corporate cash management, and financial planning. The affiliates make available check clearing, safekeeping, loan participations, lines of credit, portfolio analyses, and other services to approximately 120 correspondent financial institutions.

         A trust company subsidiary and an investment management subsidiary offer a wide variety of fiduciary, investment management, advisory, and corporate agency services to individuals, corporations, charitable trusts, foundations, and institutional investors. They also administer (as trustee and in other fiduciary and representative capacities) pension, profit sharing, and other employee benefit plans, and personal trusts and estates.

         Investment subsidiaries provide discount and full-service brokerage services, including the sale of fixed and variable annuities, mutual funds, and securities, to the Associated Affiliates' customers and the general public. Insurance subsidiaries provide commercial and individual insurance services and engage in reinsurance. Various life, property, casualty, credit, and mortgage insurance products are available to the affiliates' customers and the general public. Two investment subsidiaries located in Nevada hold, manage, and trade cash, stocks, and securities transferred from the Associated Affiliates and reinvest investment income. Three additional investment subsidiaries formed in Nevada and headquartered and domiciled in the Cayman Islands provide investment services for their parent bank, as well as provide management of their respective Real Estate Investment Trust ("REIT") subsidiaries. An appraisal subsidiary provides real estate appraisals for customers, government agencies, and the general public.

         The Associated Affiliates also provide mortgage banking services, including the origination, servicing, and warehousing of mortgage loans, and the sale of such loans to investors. The primary focus is on commercial and one- to four-family residential and multi-family properties, which are generally salable into the secondary mortgage market. Nearly all long-term, fixed-rate real estate mortgage loans generated are sold in the secondary market and to other financial institutions, with the subsidiaries retaining the servicing of those loans. In addition to real estate loans, the Associated Affiliates originate and/or service consumer loans, credit card loans, and student loans.

         Associated and the Associated Affiliates are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Corporation. No material portion of the business of the Corporation, its affiliates, or its subsidiaries is seasonal.

         At September 30, 2001, Associated and the Associated Affiliates, as a group, employed 3,813 full-time equivalent employees.

                   CERTAIN INFORMATION CONCERNING THE COMPANY

         The Company is a Minnesota corporation and a registered financial holding company pursuant to the BHC Act. The Company was formed on January 1, 1994 through the merger of Goodhue County Financial Corporation, the former holding company for Goodhue County National Bank, into Signal Bancshares, Inc., the former holding company for Signal Bank. On January 17, 1997, the Company acquired the Park Financial Corporation, the former holding company for Park National Bank. During 2000, Signal Bank and Park National Bank were merged into one charter and the name of the Goodhue County National Bank was changed to Signal Bank South National Association. The Company currently owns 100% of Signal Bank National Association, Signal Bank South National Association and Signal Finance Company, and all of the common securities of United Capital Trust I and indirectly owns 100% of Signal Holding Company and Signal Investment Company. The Company also owns 50% of Signal Trust Company National Association. The Company's bank subsidiaries (the "Banks") operate nine offices in the Minneapolis-St. Paul metropolitan area and southeast Minnesota. Signal Finance Company is a consumer finance company with four offices in Minnesota and one office in Wisconsin. At September 30, 2001, the Company had assets of $1.1 billion.

         The Company provides advice and specialized services to its bank and nonbank subsidiaries in various areas of operations, including auditing, accounting, finance, treasury, marketing, investing, legal/compliance, personnel services, credit policy formulation and loan review services. Responsibility for the management of the bank and nonbank subsidiaries remains with their respective Boards of Directors and officers. Services rendered by the Company to the bank and nonbank subsidiaries are intended to assist the local management of the banks and nonbank subsidiaries to expand the scope of services offered by them.

         The Company, through the Banks, provides a full range of services and products and relationship banking for owner-operated small-to-medium-sized businesses, nonprofit organizations, professionals and consumers. Among the services designed specifically to meet the needs of businesses are various types of specialized financing, including being a leader in SBA loan production and lease financing, as well as providing cash management services over the Internet. The Banks provide a full range of financial services to its commercial customers, including short- and medium-term loans, revolving credit facilities, inventory and accounts receivable financing, equipment financing, commercial mortgage lending and a full array of deposit accounts. The Banks provide its consumer customers with a competitive array of deposit products and services, installment, home improvement and home equity line of credit loans, loans for the purchase or refinancing of principal residences or second homes, full service brokerage services and other customary banking services including checking, savings, and money market deposit accounts, and other consumer-oriented financial services including IRA and Keogh accounts, and safe deposit and night depository facilities. ATMs provide 24-hour banking services to customers and the Banks have arranged for their customers to use the InstantCash network, which allows their customers to perform banking transactions from their checking, savings or credit card accounts at ATMs located throughout the country.

         Signal Finance Company engages in consumer credit activities and offers loans to consumers who are not traditional bank customers for a variety of reasons including personal preferences, inability to obtain small loans from traditional banks, blemished credit history, inability to provide income verification data or lack of established credit history. Signal Finance Company originates loans directly to consumers and these loans generally range in size from $500 to $5,000 with terms of two to five years and various rates of interest generally ranging from 12% to 21%. These loans are generally secured by personal property. Signal Finance Company also originates loans from automobile and recreational vehicle dealers. These loans generally range in size from $10,000 to

$25,000 with terms of five to seven years and competitive interest rates. The vehicle being purchased secures these loans.

         The Company and its subsidiaries face significant competition from providers of financial services throughout the Minneapolis-St. Paul metropolitan area and in out-state Minnesota in all aspects of their business.

         The Company and its bank and nonbank subsidiaries are not dependent upon a single or a few customers, the loss of which would have a material adverse effect on the Company. No material portion of the business of the Company or its subsidiaries is seasonal.

         At September 30, 2001, the Company and its subsidiaries employed 351 full-time equivalent employees.

PRINCIPAL STOCKHOLDERS OF THE COMPANY

         The following table sets forth, as of September 30, 2001, certain information regarding the beneficial ownership of the Company Common Stock by
(i) each person who is a beneficial owner of more than 5% of the outstanding Company Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company, and (iv) all directors and officers as a group. The address of the directors and executive officers is the executive offices of the Company. Except as otherwise noted, the named beneficial owner has sole voting and/or investment power of the shares of Company Common Stock indicated.

  NAME                                                           SHARES                     PERCENT
  ----                                                           ------                     -------
  James P. Fritz (1)                                              45,657                      6.5%
  R. Scott Jones (2)                                              73,897                     10.4
  Arlin A. Albrecht (1)                                            6,750                      *
  Larry C. Barenbaum (1)                                           7,600                      1.1
  John W. Johnson (3)                                              3,504                      *
  Galen T. Pate (4)                                               30,660                      4.2
  Richard Flesvig (5)                                              4,000                      *
  John H. LeMay (6)                                                6,916                      *
  Marcia O' Brien (1)                                              7,350                      1.0
  All directors and officers as a group (nine persons)           186,334                     25.0

------------------
*        Less than 1%

(1) Includes 1,600 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

(2) Includes 5,400 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

(3) Includes 1,532 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

(4) Includes 20,600 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

(5) Includes 4,000 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

(6) Includes 3,360 shares of Company Common Stock issuable upon exercise of vested stock options exercisable as of September 30, 2001.

                                     EXPERTS

         The consolidated financial statements of Associated as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of the Company as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

         The validity of the shares issued in connection with the Merger and certain other matters will be passed upon for Associated by Reinhart Boerner Van Deuren s.c., Milwaukee, Wisconsin.

         Associated has retained Reinhart Boerner Van Deuren s.c. to render an opinion on the federal income tax consequences of the Merger and in connection therewith, Reinhart Boerner Van Deuren s.c. has reviewed the discussion herein entitled "The Merger - Certain Material Federal Income Tax Consequences." Such opinion has been included in the registration statement in reliance upon the authority of said firm as experts in tax matters.

                          FUTURE SHAREHOLDER PROPOSALS

         If the Merger is consummated, shareholders of the Company will become shareholders of Associated. Proposals of a shareholder submitted pursuant to Rule 14a-8 of the Securities and Exchange Commission for inclusion in the proxy statement for Associated's 2002 annual meeting of shareholders must have been received by Associated at its executive offices not later than November 23, 2001.

         A shareholder that intends to present business other than pursuant to Rule 14a-8 at Associated's 2002 annual meeting must comply with the requirements set forth in Associated's Bylaws. To bring business before an annual meeting, Associated's Bylaws require, among other things, that the shareholder submit written notice thereof to Associated's executive offices not less than 60 days nor more than 75 days prior to the meeting. Therefore, Associated must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no sooner than February 8, 2002, and no later than February 23, 2002. If notice is received before February 8, 2002, or after February 23, 2002, it will be considered untimely and Associated will not be required to present such proposal at the 2002 annual meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Associated files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission's public reference rooms. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Associated's Commission filings are also available to the public from commercial document retrieval services and at the world wide web site maintained by the Commission at "http://www.sec.gov."

         Associated has filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the Commission the Associated Common Stock to be issued to shareholders of Signal in the Merger. This Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Associated in addition to being a proxy statement of Signal for the special meeting. As allowed by Commission rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement, which are incorporated herein by reference.

         The Commission allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information that we incorporate by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that Associated has previously filed with the Commission. These documents contain important information about Associated and its financial condition.

        ASSOCIATED COMMISSION FILINGS                           PERIOD
        -----------------------------                           ------
        Annual Report on Form 10-K                              Year ended December 31, 2000
        2001 Notice of Annual Meeting and                       Dated March 22, 2001
           Proxy Statement
        Quarterly Report on Form 10-Q                           Quarter ended March 31, 2001
        Quarterly Report on Form 10-Q                           Quarter ended June 30, 2001
        Current Report on Form 8-K                              Dated July 19, 2001
        Current Report on Form 8-K                              Dated August 1, 2001
        Quarterly Report on Form 10-Q                           Quarter ended September 30, 2001
        Description of the Associated Common
           Stock set forth in Associated's Registration
           Statement pursuant to Section 12 of the Exchange
           Act

         Associated also is incorporating by reference all additional documents that it will file with the Commission between the date of this Proxy Statement/Prospectus and the date of the special meeting.

         Associated has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Associated, and the Company has supplied all such information relating to the Company.

         Documents which Associated incorporates by reference are available from Associated without charge, excluding all exhibits, unless Associated has specifically incorporated by reference an exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from Associated at the following address:

         Associated Banc-Corp
         1200 Hansen Road
         Green Bay, WI 54304
         Telephone No.:  (920) 491-7000

         If you would like to request documents from Associated, please do so by February 18, 2002 to receive them before the special meeting.


         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED JANUARY 28, 2002. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT/PROSPECTUS TO SHAREHOLDERS NOR THE ISSUANCE OF ASSOCIATED COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.


         THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.

                   EXHIBITS TO THE PROXY STATEMENT/PROSPECTUS


           Exhibit A:      Agreement and Plan of Merger

           Exhibit B:      Opinion of Sandler O'Neill & Partners, L.P.

           Exhibit C:      Sections 302A.471 and 302A.473 of the Minnesota
                           Business Corporation Act

           Exhibit D:      Signal Financial Corporation and Subsidiaries
                           Financial Statements and Management's Discussion and
                           Analysis of Financial Condition and Results of
                           Operations

                                                                       EXHIBIT A







                          AGREEMENT AND PLAN OF MERGER




                                     BETWEEN




                              ASSOCIATED BANC-CORP


                                       AND



                          SIGNAL FINANCIAL CORPORATION




                               September 10, 2001

                                TABLE OF CONTENTS

                                                   ARTICLE I

SECTION 1.01.  The Merger...................................................................................A-6
SECTION 1.02.  Effective Time...............................................................................A-6
SECTION 1.03.  Effect of the Merger.........................................................................A-7
SECTION 1.04.  Articles of Incorporation and Bylaws.........................................................A-7
SECTION 1.05.  Directors and Officers.......................................................................A-7
SECTION 1.06.  Conversion of Securities.....................................................................A-7
SECTION 1.07.  Exchange of Certificates.....................................................................A-9
SECTION 1.08.  Stock Transfer Books........................................................................A-11
SECTION 1.09.  Anti-Dilution Adjustment....................................................................A-12

                                                  ARTICLE II

SECTION 2.01.  Organization and Qualification of the Company; Banks; Subsidiaries..........................A-12
SECTION 2.02.  Articles of Incorporation and Bylaws........................................................A-13
SECTION 2.03.  Capitalization..............................................................................A-13
SECTION 2.04.  Authority...................................................................................A-14
SECTION 2.05.  No Conflict; Required Filings and Consents..................................................A-15
SECTION 2.06.  Compliance; Permits.........................................................................A-16
SECTION 2.07.  Banking Reports and Financial Statements....................................................A-16
SECTION 2.08.  Absence of Certain Changes or Events........................................................A-16
SECTION 2.09.  Absence of Litigation.......................................................................A-17
SECTION 2.10.  Employee Benefit Plans......................................................................A-17
SECTION 2.11.  Employment Contracts; Material Contracts....................................................A-20
SECTION 2.12.  Registration Statement......................................................................A-20
SECTION 2.13.  Title to Property...........................................................................A-20
SECTION 2.14.  Compliance with Environmental Laws..........................................................A-21
SECTION 2.15.  Absence of Agreements.......................................................................A-22
SECTION 2.16.  Taxes.......................................................................................A-23
SECTION 2.17.  Insurance...................................................................................A-24
SECTION 2.18.  Absence of Adverse Agreements...............................................................A-24
SECTION 2.19.  Internal Controls and Records...............................................................A-24
SECTION 2.20.  Loans.......................................................................................A-24
SECTION 2.21.  Labor Matters...............................................................................A-25
SECTION 2.22.  Brokers.....................................................................................A-25
SECTION 2.23.  Tax Matters.................................................................................A-25
SECTION 2.25.  Full Disclosure.............................................................................A-25
SECTION 2.26.  Votes Required..............................................................................A-25

                           ARTICLE III REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

SECTION 3.01.  Organization and Qualification..............................................................A-25
SECTION 3.02.  Articles of Incorporation and Bylaws........................................................A-26
SECTION 3.03.  Capitalization..............................................................................A-26
SECTION 3.04.  Authority...................................................................................A-26

SECTION 3.05.  No Conflict; Required Filings and Consents..................................................A-26
SECTION 3.06.  Compliance; Permits.........................................................................A-27
SECTION 3.07.  Securities Reports; Financial Statements....................................................A-27
SECTION 3.08.  Absence of Certain Changes or Events........................................................A-28
SECTION 3.09.  Absence of Litigation.......................................................................A-28
SECTION 3.10.  Registration Statement......................................................................A-29
SECTION 3.11.  Absence of Agreements.......................................................................A-29
SECTION 3.12.  Taxes.......................................................................................A-29
SECTION 3.13.  Brokers.....................................................................................A-30
SECTION 3.14.  Tax Matters.................................................................................A-30
SECTION 3.15.  Full Disclosure.............................................................................A-30
SECTION 3.16.  Absence of Adverse Agreements...............................................................A-30

                                                  ARTICLE IV

SECTION 4.01.  Affirmative Covenants.......................................................................A-30
SECTION 4.02.  Negative Covenants..........................................................................A-31
SECTION 4.03.  Access and Information......................................................................A-35
SECTION 4.04.  Affiliates; Tax Treatment...................................................................A-35
SECTION 4.05.  Expenses....................................................................................A-35
SECTION 4.06.  Delivery of Shareholder List................................................................A-36
SECTION 4.07.  Employee Benefits...........................................................................A-36

                                                   ARTICLE V

SECTION 5.01.  Affirmative Covenants.......................................................................A-37
SECTION 5.02.  Access and Information......................................................................A-38
SECTION 5.03.  Tax Treatment...............................................................................A-38

                                                  ARTICLE VI

SECTION 6.01.  Registration Statement......................................................................A-38
SECTION 6.02.  Meeting of Shareholders.....................................................................A-39
SECTION 6.03.  Appropriate Action; Consents; Filings.......................................................A-39
SECTION 6.04.  Notification of Certain Matters.............................................................A-40
SECTION 6.05.  Public Announcements........................................................................A-40
SECTION 6.06.  Environmental Matters.......................................................................A-40
SECTION 6.07.  Employee Benefits...........................................................................A-41

                                                  ARTICLE VII

SECTION 7.01.  Conditions to Obligation of Each Party to Effect the Merger.................................A-41
SECTION 7.02.  Additional Conditions to Obligations of Associated..........................................A-42
SECTION 7.03.  Additional Conditions to Obligations of the Company.........................................A-44

                                                 ARTICLE VIII

SECTION 8.01.  Termination.................................................................................A-45
SECTION 8.02.  Effect of Termination.......................................................................A-47
SECTION 8.03.  Amendment...................................................................................A-47
SECTION 8.04.  Waiver......................................................................................A-47
                                                  ARTICLE IX

SECTION 9.01.  Non-Survival of Representations, Warranties and Agreements..................................A-48
SECTION 9.02.  Disclosure Schedules........................................................................A-48
SECTION 9.03.  Notices.....................................................................................A-48
SECTION 9.04.  Certain Definitions.........................................................................A-49
SECTION 9.05.  Headings....................................................................................A-50
SECTION 9.06.  Severability................................................................................A-50
SECTION 9.07.  Entire Agreement............................................................................A-50
SECTION 9.08.  Assignment..................................................................................A-51
SECTION 9.09.  Parties in Interest.........................................................................A-51
SECTION 9.10.  Governing Law...............................................................................A-51
SECTION 9.11.  Counterparts................................................................................A-51

                                                   EXHIBITS

4.01(g)        Investment Guidelines
4.01(h)        Capital Requirements
4.01(k)        Lending, Credit, Financing, and Leasing Guidelines
4.04           Affiliate Letter
7.02(e)        Legal Opinion of Company Counsel
7.03(e)        Legal Opinion of Associated Counsel

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of September 10, 2001 (the "Agreement"), between ASSOCIATED BANC-CORP, a Wisconsin corporation ("Associated") and SIGNAL FINANCIAL CORPORATION, a Minnesota corporation ("Company").

                              W I T N E S S E T H:

         WHEREAS, the Company is a financial holding company which owns all of the common stock of Signal Bank National Association and Signal Bank South National Association, national banks chartered under the laws of the United States (collectively referred to herein as the "Banks"); and

         WHEREAS, the Company also owns all of the common stock of Signal Finance Company ("SFC"), a corporation organized under the laws of the State of Minnesota, all of the common securities of United Capital Trust I ("UCT"), a statutory business trust under the laws of the State of Delaware, and 50% of the common stock of Signal Trust Company National Association ("STCNA"), a national banking association having trust powers chartered under the laws of the United States; Signal Bank National Association owns all of the common stock of Signal Holding Company ("SHC"), a Minnesota corporation; and Signal Holding Company owns all of the common stock of Signal Investment Company ("SIC"), a Minnesota corporation (SFC, UCT, STCNA, SHC, and SIC collectively referred to herein as the "Subsidiaries"); and

         WHEREAS, the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the Wisconsin Business Corporation Law ("Wisconsin Law") and the Minnesota Business Corporation Act ("Minnesota Law"), will merge with and into Associated (the "Merger"); and

         WHEREAS, the Company and its Board of Directors have determined that the Merger will enhance the ability of the Banks to better serve their existing depositors and customers and increase the financial strength of the Banks; and

         WHEREAS, the Board of Directors of the Company believes that the Merger with Associated will benefit the shareholders and the employees of the Company, Banks, and the Subsidiaries; and

         WHEREAS, the respective Boards of Directors of Associated and the Company have (i) determined that the Merger and the exchange of cash and newly issued shares of Associated Common Stock (as defined in Section 1.06) for shares of Company Common Stock (as defined in Section 1.06) pursuant and subject to the terms and conditions of this Agreement are fair to and in the best interests of the respective corporations and their shareholders, and (ii) approved and adopted this Agreement and the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has, subject to its fiduciary duties under applicable law, resolved to recommend approval of the Merger by the shareholders of the Company; and


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         WHEREAS, Associated and the Company intend to effect a merger that qualifies in part as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Wisconsin Law and Minnesota Law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Associated. As a result of the Merger, the separate corporate existence of the Company shall cease and Associated shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.02. Effective Time. The parties hereto shall cause the Merger to be consummated by filing Articles of Merger (the "Articles of Merger") with the Department of Financial Institutions of the State of Wisconsin and the Secretary of State of the State of Minnesota, in such form as required by, and executed in accordance with the relevant provisions of, Wisconsin Law and Minnesota Law (a) after the satisfaction, or if permissible, waiver of conditions set forth in Article VII, and (b) as promptly as possible after the latest of the following dates:

                  (i) The date of expiration of any applicable waiting period after approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHCA");

                  (ii) Such date as may be prescribed by the Federal Reserve Board or any other agency or authority pursuant to applicable law, rules, or regulations, prior to which consummation of the transaction described and referred to herein may not be effected;

                  (iii) Such date as the Company shareholders shall have approved the merger; or

                  (iv) If the transaction contemplated by this Agreement is being contested in any legal proceeding and Associated or the Company has elected to contest the same, the date that such legal proceeding has been brought to a conclusion favorable, in the judgment of Associated and the Company, to the consummation of the transaction contemplated hereby; or

                  (v) Such other date as the parties mutually agree.

                  The date and time of the filing of the Articles of Merger or, on such later date or later time as specified in the Articles of Merger, is hereinafter referred to as the "Effective Time." In no event shall the Effective Time occur prior to January 1, 2002.


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

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Wisconsin Law and Minnesota Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers, and franchises of Associated and the Company shall vest in the Surviving Corporation, and all debts, liabilities, and duties of Associated and the Company shall become the debts, liabilities, and duties of the Surviving Corporation.

         SECTION 1.04. Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws of Associated, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation.

         SECTION 1.05. Directors and Officers. The directors of Associated immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of Associated immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         SECTION 1.06. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Associated, the Company, or the holders of any of the following securities:

                  (a) except as otherwise provided in and subject to the limitations set forth in Section 1.06(d), each share of Common Stock of the Company, $0.01 par value (the "Company Common Stock") (all issued and outstanding shares of the Company Common Stock being hereinafter collectively referred to as the "Shares") issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.06(b) and other than any Dissenting Shares, as defined in Section 1.06(c)) shall, at the election of the holder of each share, (i) be converted, in accordance with
Section 1.07, into the right to receive 7.5 shares of common stock, par value $.01 per share, of Associated ("Associated Common Stock"), or (ii) be converted into the right to receive Cash Consideration (as defined below); provided, however, that the aggregate of (A) Cash Consideration, (B) Amount Held for Dissenting Shareholders pursuant to Section 1.06(c), and (C) cash paid in lieu of fractional shares pursuant to Section 1.07(f) (collectively, the "Total Cash Payments") shall equal $58,351,307 of the aggregate consideration to be received by all shareholders as of the Effective Time (the "Merger Consideration"). For purposes hereof, Cash Consideration shall mean the amount equal to $276.83 per Share. As of the Effective Time, all such Shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such Shares shall thereafter represent the right to receive a certificate representing shares of Associated Common Stock or cash into which such Company Common Stock is convertible. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Associated Common Stock issued in consideration therefor and/or the Cash Consideration, as the case may be, upon the surrender of such certificates in accordance with the provisions of

Section 1.07, without interest. No fractional shares of Associated Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to
Section 1.07(f) hereof.

                  (b) each Share of Company Common Stock held in the treasury of the Company and each Share owned by Associated or any direct or indirect wholly-owned subsidiary of Associated immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                  (c) each Share of the Company Common Stock which shall be issued and outstanding as of the Effective Time and held by a shareholder who has not voted such Shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the fair value of such Shares in the manner provided in section 302A.473 of Minnesota Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights, shall not be converted into and shall not become Cash Consideration or Associated Common Stock hereunder (all such Shares of the Company Common Stock are hereinafter called "Dissenting Shares"), but the holders thereof shall be entitled only to such rights as are granted by section 302A.473 of Minnesota Law. The Company shall give Associated prompt notice upon receipt by the Company of any written notice from any such shareholder of the Company asserting dissenter's rights ("Dissenting Shareholder"). The Company agrees that prior to the Effective Time, it will not, except with the prior written consent of Associated, voluntarily make any payment with respect to, or settle or offer to settle, any demand for fair value under section 302A.473 of Minnesota Law. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of applicable law, to payment for his or her Shares of the Company Common Stock pursuant to sections 302A.471 and 302A.473 of Minnesota Law shall receive payment therefor from Associated (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of applicable law). If any Dissenting Shareholder shall fail to perfect or shall effectively withdraw or lose his or her right to receive fair value for his or her Shares of Company Common Stock, such Dissenting Shareholder shall forfeit the right to receive fair value for such Shares and, at the Effective Time, such Shares shall be thereupon converted into Cash Consideration and/or Associated Common Stock in accordance with the provisions of Section 1.06(a) and, if applicable, cash under Section 1.07(f). As used in Section 1.06(a), "Amount Held for Dissenting Shareholders" shall be that amount equal to (i) the number of Dissenting Shares multiplied by (ii) 7.5, multiplied by (iii) the market value of Associated Common Stock at the Effective Time.

                  (d) (i) Each Election Form (as defined in Section 1.07(b)) shall permit the holder of Shares of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions), other than a holder of Dissenting Shares or Shares to be cancelled in accordance with
Section 1.06(b), to (A) elect to receive Associated Common Stock with respect to all or a portion of such holder's Company Common Stock (a "Stock Election") and/or (B) elect to receive cash with respect to all or a portion of such holder's Company Common Stock (and each holder may specify which Shares of Company Common Stock will be exchanged for cash and the order of such exchange) (a "Cash Election"). Shares of Company Common Stock as to which a Stock Election is made are referred to herein as "Stock Election Shares," and Shares of Company Common Stock as to which a Cash Election is made are referred to herein as "Cash Election Shares." Any Company Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the



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

Exchange Agent an effective, properly completed Election Form on or before 5:00 P.M., Central Time, on the business day that is two business days prior to the Effective Time (the "Election Deadline") shall be deemed to be Stock Election Shares. Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation, or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Associated, the Company, and the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

                           (ii) If the number of Cash Election Shares is such
that the amount of Total Cash Payments are not equal to $58,351,307 of the aggregate Merger Consideration, Associated and the Company will reduce or increase the number of Cash Election Shares by the number necessary to cause Total Cash Payments to be $58,351,307 of the Merger Consideration. If there is an excess of Cash Election Shares, the number of Cash Election Shares which may not be so converted into Cash Consideration shall be converted into Stock Election Shares and exchanged for Associated Common Stock in accordance with
Section 1.06(a). The reduction in Cash Election Shares shall be made pro rata among the shareholders of the Company making Cash Elections based upon the number of Shares for which each such shareholder has made a Cash Election. If there is a deficiency such that the Cash Election Shares cause the total Cash Payments to be less than $58,351,307 of the Merger Consideration, the number of Stock Election Shares which may not be so converted into shares of Associated Common Stock, shall be converted into Cash Election Shares and exchanged for Cash Consideration in accordance with Section 1.06(a). The reduction in Stock Election Shares shall be made pro rata among the shareholders of the Company making Stock Elections based on the number of shares for which each such shareholder has made a Stock Election.

         SECTION 1.07.  Exchange of Certificates.

                  (a) Exchange Agent. As of the Effective Time, Associated shall deposit, or shall cause to be deposited, with a bank or trust company designated by Associated and acceptable to the Company (the "Exchange Agent"), and such deposit shall be solely for the benefit of the holders of Shares (other than holders of Dissenting Shares), for exchange in accordance with this Article I through the Exchange Agent, cash and certificates representing the shares of Associated Common Stock (such cash, certificates for shares of Associated Common Stock, and cash in lieu of fractional shares (if any), together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") payable or issuable pursuant to Section 1.06 in exchange for outstanding Shares.

                  (b) Election Forms. At least fourteen (14) days prior to the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney in fact) forms mutually agreeable to Associated and the Company for the exercise of elections as described in Section 1.06(d) ("Election Forms").


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

                  (c) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or personally deliver to each holder of record (or his or her attorney-in-fact) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted into the right to receive Cash Consideration and/or shares of Associated Common Stock pursuant to Section 1.06 and cash in lieu of fractional shares (if any), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Associated may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Cash Consideration and/or certificates representing shares of Associated Common Stock. At the Effective Time and upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration and/or a certificate representing that number of whole shares of Associated Common Stock which such holder has the right and, subject to Section 1.06(d), has elected (or is deemed to have elected) to receive in respect of the Certificate surrendered pursuant to the provisions of this Article I (after taking into account all Shares then held by such holder) and cash in lieu of fractional shares (if any), and the Certificate so surrendered shall forthwith be canceled and the Cash Consideration and/or cash in lieu of fractional shares and/or certificate representing shares of Associated Common Stock shall be sent as promptly as practicable to such holder. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, Cash Consideration and/or cash in lieu of fractional shares and/or a certificate representing the proper number of shares of Associated Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. The Exchange Agent shall make reasonable efforts to make available additional letters of transmittal and instructions to all such persons who become holders (or beneficial owners) of Company Common Stock. Certificates surrendered for exchange by any affiliate of the Company shall not be exchanged for Cash Consideration and/or certificates representing shares of Associated Common Stock until Associated has received a written agreement from such person as provided in Section 4.04 hereof. Until surrendered as contemplated by this Section 1.07, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Cash Consideration and/or the certificate representing shares of Associated Common Stock and cash in lieu of any fractional shares of Associated Common Stock as contemplated by Section 1.07(f).

                  (d) Distributions with Respect to Unexchanged Shares. To the extent a shareholder of the Company makes a Stock Election, no dividends or other distributions declared or made after the Effective Time with respect to Associated Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Associated Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.07(f), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Associated Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Associated Common Stock to which such holder is entitled pursuant to Section 1.07(f) and the



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amount of dividends or other distributions with a record date after the
Effective Time theretofore paid with respect to such whole shares of Associated Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Associated Common Stock.

                  (e) No Further Rights in the Shares. All Cash Consideration and shares of Associated Common Stock issued upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.07(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

                  (f) No Fractional Shares. No certificates or scrip representing fractional shares of Associated Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a shareholder of Associated. Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Daily Average Price. The term "Daily Average Price" means the average of the closing prices of a share of Associated Common Stock as quoted on the NASDAQ National Market during the ten-day trading period ending on the third business day prior to the day on which the Effective Time occurs.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six months after the Effective Time shall be delivered to Associated, upon demand, and any shareholders of the Company who have not theretofore complied with this
Article I shall thereafter look only to Associated for payment of their claim for Cash Consideration and/or Associated Common Stock, any cash in lieu of fractional shares of Associated Common Stock, and any dividends or distributions with respect to Associated Common Stock.

                  (h) No Liability. Neither Associated or the Company shall be liable to any holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat, or similar law.

                  (i) Withholding Rights. Associated shall be entitled to deduct and withhold from any cash consideration payable pursuant to this Agreement to any holder of Shares such amounts as Associated is required by law to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local, or foreign tax law. To the extent that amounts are so withheld by Associated, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Associated.

         SECTION 1.08. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of shares of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to

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such Shares except as otherwise provided herein or by law. On or after the
Effective Time, any Certificates presented to the Exchange Agent or Associated for any reason shall be converted into Cash Consideration and/or shares of Associated Common Stock in accordance with this Article I.

         SECTION 1.09. Anti-Dilution Adjustment. If, subsequent to the date hereof and prior to the Effective Time, Associated shall pay a stock dividend or make a distribution on Associated Common Stock or other capital stock of Associated in shares of Associated Common Stock or any security convertible into Associated Common Stock or shall combine, subdivide, reclassify, or recapitalize its stock, then in each such case, from and after the record date for determining the shareholders entitled to receive such dividend or distribution or the securities resulting from such combination or subdivision, an appropriate adjustment (if any) shall be made to the conversion formula set forth in Section
1.06 above, for purposes of determining the number of shares of Associated Common Stock into which the Company Common Stock shall be converted and to the computation of cash paid to Dissenting Shareholders pursuant to Section 1.06(a). For purposes hereof, the payment of a dividend in Associated Common Stock, or the distribution on Associated Common Stock in securities convertible into Associated Common Stock, shall be deemed to have effected an increase in the number of outstanding shares of Associated Common Stock equal to the number of shares of Associated Common Stock into which such securities shall be initially convertible without the payment by the holder thereof of any consideration other than the surrender for cancellation of such convertible securities. Notwithstanding the foregoing, this Section shall not apply to any shares of Associated Common Stock reserved for issuance under option plans of Associated as of the date of this Agreement.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Associated that:

         SECTION 2.01. Organization and Qualification of the Company, Banks, Subsidiaries. The Company is a corporation duly organized and validly existing under the laws of the State of Minnesota. The Banks are duly organized and validly existing national banking associations under the laws of the United States. SFC is a corporation duly organized and validly existing under the laws of the State of Minnesota. UCT is a statutory business trust organized under the laws of the State of Delaware. Each of SHC and SIC is a corporation duly organized and validly existing under the laws of the State of Minnesota. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Banks and Subsidiaries are and have been the only direct or indirect subsidiaries of the Company. The Company, the Banks, and the Subsidiaries each has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders ("Company Approvals") necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority, and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on the Company, the Banks, and the Subsidiaries, taken as a whole. The term "Material Adverse Effect" as used in this Agreement shall mean any change or effect that is or is reasonably likely to be materially adverse to a party's business, operations, properties (including

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intangible properties), condition (financial or otherwise), assets, or liabilities (including contingent liabilities), except that a Material Adverse Effect shall not be deemed to have occurred as a result of any change or effect resulting from a change in law, rule, regulation, generally accepted accounting principle, or regulatory accounting principle, in each case, affecting financial institutions or their holding companies generally. The Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals. The Company and the Banks are each duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by them or the nature of their activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole. The Company is registered with the Federal Reserve Board as a financial holding company under the BHCA. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Company does not hold any interest, either directly or indirectly, in any other entity except the Banks and the Subsidiaries. Except as set forth in the Company Disclosure Schedule at Section 2.01, the Banks hold no interest, either directly or indirectly, in any other entity except for SHC and SIC.

         SECTION 2.02. Articles of Incorporation and Bylaws. The Company has heretofore furnished to Associated complete and correct copies of the Articles of Incorporation and the Bylaws, as amended or restated, of the Company, the Banks, and the Subsidiaries and such Articles of Incorporation and Bylaws of the Company, the Banks, and the Subsidiaries are in full force and effect and neither the Company, the Banks, nor the Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 2.03. Capitalization.

                  (a) Capitalization of the Company. The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.01 par value. As of the date of this Agreement, (i) 702,613 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid, and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of Common Stock are held in the Company's treasury. Except as set forth in the Company Disclosure Schedule at Section 2.03(a), as of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in the Company. Except as set forth in the Company Disclosure Schedule at Section 2.03(a), there are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any shares of the capital stock of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (b) Capitalization of the Banks. The authorized capital stock of the Banks consists of 4,355 shares of Common Stock, par value $100 per share for Signal Bank National Association ("SBNA") and 14,981 shares of Common Stock, par value $50 per share for Signal Bank South National Association ("SBSNA"). As of the date of this Agreement, (i) 4,355 shares of SBNA's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities

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laws, (ii) 14,981 shares of SBSNA's Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable, and all of which have been issued in compliance with applicable securities laws, and (iii) the Company owns all of the Banks' Common Stock. As of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Banks, or obligating the Banks to issue or sell any shares of capital stock of, or other equity interests in, the Banks. Except as set forth in the Company Disclosure Schedule at Section 2.03(b), there are no obligations, contingent or otherwise, of the Banks to repurchase, redeem, or otherwise acquire any shares of the Banks' Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

                  (c) Capitalization of the Subsidiaries. The authorized capital stock of SFC consists of 5,000,000 shares of Common Stock, par value $1.00 per share. As of the date of this Agreement, (i) 100,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid, and nonassessable, and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of Common Stock are held in SFC's treasury. The authorized capital stock of STCNA consists of 2,500 shares of Common Stock, par value $100 per share and 1,000 shares of Non-Voting Preferred Stock, par value $1,000 per share. As of the date of this Agreement, (i) 2,500 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid, and nonassessable, and all of which have been issued in compliance with applicable securities laws, and (ii) no shares of Common Stock are held in STCNA's treasury. The authorized securities of UCT consist of 13,608 common securities with a liquidation value of $25 per security and 426,392 preferred securities with a liquidation value of $25 per security, all of which are issued and outstanding, validly issued, fully paid, and nonassessable, and all of which have been issued in compliance with applicable securities laws, and (ii) no common or preferred securities are held in UCT's treasury. Except as set forth in the Company's Disclosure Schedule at Section 2.03(c), as of the date of this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued capital stock of the Subsidiaries, or obligating the Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in the Subsidiaries. There are no obligations, contingent or otherwise, of the Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of the Subsidiaries, or to provide funds to or make any investment (in the form a loan, capital contribution or otherwise) in any other entity. The Company owns all of the Common Stock of SFC, all of the common securities of UCT, and 50% of the Common Stock of STCNA. SBNA owns all of the Common Stock of SHC. SHC owns all of the Common Stock of SIC.

         SECTION 2.04. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the voting power of all the outstanding shares of the Company Common Stock, in accordance with Minnesota Law and the Company's Articles of Incorporation and Bylaws and the filing of the appropriate merger documents required by Minnesota Law and Wisconsin Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution, and delivery by Associated, constitutes the legal, valid, and binding obligation of the Company enforceable in accordance with its terms.

         SECTION 2.05. No Conflict; Required Filings and Consents.

                  (a) To the best of Company's knowledge, after due inquiry, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, the Banks, or the Subsidiaries, (ii) conflict with or violate any domestic (federal, state, or local) or foreign law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, the "Laws") applicable to the Company, the Banks, or the Subsidiaries, or by which their respective properties are bound or affected, or
(iii) except as set forth in the Company Disclosure Schedule at Section 2.05(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on, any of the properties or assets of the Company, the Banks, or the Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company, the Banks, or the Subsidiaries are a party or by which the Company, the Banks, or the Subsidiaries or any of their respective properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole.

                  (b) To the best of Company's knowledge, after due inquiry, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the BHCA, the banking laws and regulations of the State of Minnesota (the "BL") and of the State of Wisconsin, the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law, and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole.

         SECTION 2.06. Compliance; Permits. To the best of Company's knowledge, after due inquiry, neither the Company, the Banks, nor the Subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to the Company, the Banks, or the Subsidiaries or by which any of their respective properties are bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which the Company, the Banks, or the Subsidiaries is a party or by which the Company, the Banks, or the Subsidiaries or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole.

         SECTION 2.07. Banking Reports and Financial Statements.

                  (a) The Company, the Banks, and the Subsidiaries have timely filed all forms, reports, and documents together with any amendments required to be made with respect thereto that were required to be filed with the Federal Reserve Board, the Office of the Comptroller of the Currency, the Minnesota Department of Commerce Financial Examinations Division, and any other applicable federal or state securities or banking authorities (all such reports and statements and amendments thereto are collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company Reports, including any Company Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company, the Banks, and the Subsidiaries as of the respective dates thereof and the consolidated results of their operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of the Company, the Banks, and the Subsidiaries as of June 30, 2001 (the "Company Balance Sheet"), neither the Company, the Banks, nor the Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, prepared in accordance with generally accepted accounting principles, except (i) for liabilities or obligations incurred in the ordinary course of business since June 30, 2001, that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole, or (ii) as otherwise reflected in the Company Reports referred to in Section 2.07(a) hereof.

         SECTION 2.08. Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed prior to the date of this Agreement, since June 30, 2001, to the date of this Agreement, the Company, the Banks, and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since June 30, 2001, there has not been (a) any change in the financial condition, results of operations, or business of the Company, the Banks, or the Subsidiaries having a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole, (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of the Company, the Banks, or the Subsidiaries having a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole, (c) any change by the Company, the Banks, or the Subsidiaries in its accounting methods, principles, or practices, except for compliance with applicable new requirements of the Financial Accounting Standards Board, (d) any revaluation by the Company, the Banks, or the Subsidiaries of any of their material assets in any material respect, (e) except in the ordinary course of business, any entry by the Company, the Banks, or the Subsidiaries into any commitment or transaction material to the Company, the Banks, and the Subsidiaries, taken as a whole, (f) except as set forth in the Company Disclosure Schedule at Section 2.08(f), any declaration, setting aside, or payment of any dividends or distributions in respect of shares of the Company Common Stock or any redemption, purchase, or other acquisition of any of its securities or any of the securities of the Banks or the Subsidiaries, or (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in compensation payable or to become payable to any officers or key employees of the Company, the Banks, or the Subsidiaries.

         SECTION 2.09. Absence of Litigation. Neither the Company, the Banks, nor the Subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity, or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator, including, without limitation, cease-and-desist or other orders of any bank regulatory authority. There is no claim of any kind, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting the Company, the Banks, or the Subsidiaries pending or, to the best of Company's knowledge, after due inquiry, threatened, except for matters which (a) as of the date of this Agreement individually seek damages not in excess of $20,000 and
(b) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole. There are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to the Company, the Banks, or the Subsidiaries as a result of the examination by any bank regulatory authority.

         SECTION 2.10. Employee Benefit Plans.

                  (a) The Company Disclosure Schedule at Section 2.10 lists all "employee pension benefit plans," as such term is defined in section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained, sponsored, or contributed to by the Company, the Banks, or the Subsidiaries (the "Pension Plans"). The term "Pension Plan" shall include the trusts and other funding vehicles related to the Pension Plans. The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored, or contributed to by the Company, the Banks, or the Subsidiaries which, as of the Effective Time, has not distributed all of its assets in full satisfaction of accrued benefits and/or obligations.

                  (b) The Company Disclosure Schedule at Section 2.10 lists all "employee welfare benefit plans," as defined in ERISA section 3(1), maintained, sponsored, or contributed to by the Company, the Banks, or the Subsidiaries (the "Welfare Plans"). The term "Welfare Plan" shall include the trusts and other funding vehicles related to the Welfare Plans, if any. The term "Welfare Plans" shall also include any terminated employee welfare benefit plan previously maintained, sponsored, or contributed to by the Company, the Banks, or the Subsidiaries which, as of the Effective Time, has not distributed all of its assets and/or satisfied all of its obligations.

                  (c) The Company Disclosure Schedule at Section 2.10 lists all plans or programs to provide fringe benefits to the Company's, the Banks', and the Subsidiaries' employees (other than Pension Plans and Welfare Plans) including, but not limited to, vacation, sick leave, severance pay, nonqualified deferred compensation plans, and other insurance plans or benefits (the "Fringe Benefit Plans"). All options outstanding under the Signal Financial Corporation 1994 Stock Option Plan constitute nonqualified stock options only, and the Company has not granted any incentive stock options at any time.

                  (d) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each of the Pension Plans and Welfare Plans as in effect at the Effective Time.

                  (e) The Company has furnished or otherwise made available to Associated true and complete copies of the documents governing each Fringe Benefit Plan.

                  (f) Except as set forth in the Company Disclosure Schedule at
Section 2.10, the Company has no announced or unannounced plan to change any Pension Plan, Welfare Plan, or Fringe Benefit Plan that would materially affect any Pension Plan, Welfare Plan, or Fringe Benefit Plan. As of the Effective Time, neither the Company, the Banks, nor the Subsidiaries has made any material modification, within the meaning of ERISA section 102 and the regulations thereunder, to any existing Pension Plan, Welfare Plan, or Fringe Benefit Plan which is not set forth in the Pension Plan, Welfare Plan, or Fringe Benefit Plan documents provided or otherwise made available to Associated.

                  (g) For purposes of this section 2.10, the "Company" shall include the Company, the Banks, the Subsidiaries, and all members of any controlled group of corporations (within the meaning of Code section 414(b), relevant Treasury Regulations and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), any group of trades or businesses under common control (within the meaning of Code section 414(c), relevant Treasury Regulations, and Pension Benefit Guaranty Corporation regulations issued pursuant to ERISA section 4001), and any affiliated service group (within the meaning of Code section 414(m), relevant Treasury Regulations, and proposed Treasury Regulations) of which Company, the Banks, or the Subsidiaries is a member.

                  (h) Neither the Company, the Banks, nor the Subsidiaries has ever been obligated to contribute to any multiemployer plan within the meaning of ERISA section 3(37). Neither the Company, the Banks, nor the Subsidiaries have ever maintained or contributed to a Pension Plan that is subject to Title IV of ERISA.

                  (i) To the best of Company's knowledge, after due inquiry, the Pension Plans, Welfare Plans, and Fringe Benefit Plans, including the trusts and other funding vehicles related to the Pension Plans, Welfare Plans, and Fringe Benefit Plans, have been administered in all respects in material compliance with the applicable requirements of ERISA, the Code, the plan documents, and all other applicable rules, regulations, and laws. To the best of Company's knowledge, after due inquiry, the Pension Plans, Welfare Plans, and Fringe Benefit Plans, including the trusts or other funding vehicles related to the Pension Plans, Welfare Plans, and Fringe Benefit Plans, if any, meet all applicable requirements, in form and in operation, for favorable tax treatment under the Code. All required contributions pursuant to the Pension Plans, Welfare Plans, and Fringe Benefit Plans for all periods prior to the Effective Time have been made or will be made prior to the Effective Time. There are no pending or, to the knowledge of the Company, threatened claims, lawsuits, or arbitrations which have been asserted or instituted against the Pension Plans, Welfare Plans, or Fringe Benefit Plans or any fiduciaries thereof with respect to their duties to the Pension Plans, Welfare Plans, or Fringe Benefit Plans, including the assets of any of the trusts under any Pension Plans, Welfare Plans, or Fringe Benefit Plans. No representations or communications with respect to participation, eligibility for benefits, vesting, benefit accrual, or coverage under the Pension Plans, Welfare Plans, or Fringe Benefit Plans have been made to the Company's, the Banks', or the Subsidiaries' employees other than those which are in accordance with the terms of such Pension Plans, Welfare Plans, or Fringe Benefit Plans in effect immediately prior to the Effective Time.

                  (j) There are no outstanding issues with respect to the Pension Plans, Welfare Plans, or Fringe Benefit Plans pending before the Internal Revenue Service, Department of Labor, or the Pension Benefit Guaranty Corporation ("PBGC"). Each Pension Plan has been amended to conform to applicable law, including Taxpayer Reform Act of 1986, Omnibus Reconciliation Act of 1989, Unemployment Compensation Amendments of 1992, and Omnibus Reconciliation Act of 1993 and has received a favorable determination letter from the Internal Revenue Service with respect to these laws. With respect to each Pension Plan, Welfare Plan, and Fringe Benefit Plan, all reporting and disclosure requirements have been met for all years.

                  (k) With respect to each Pension Plan, Welfare Plan, and Fringe Benefit Plan, the Company has furnished or otherwise made available to Associated any written descriptions regarding adopted administrative procedures that may have established a precedent upon which participants, beneficiaries, or alternate payees may rely.

                  (l) With respect to any Welfare Plan, which is a "group health plan" as defined in Code section 4980B, the Company, the Banks, and the Subsidiaries have materially complied with the continuation coverage requirements of Code section 4980B for any periods prior to the Effective Time.

                  (m) With respect to each Pension Plan, Welfare Plan, and Fringe Benefit Plan, the Company has furnished or otherwise made available to Associated copies of any investment management agreements, fiduciary insurance policies, fidelity bonds, rules, regulations, or policies of the trustees or any committee thereunder, all of which are true and complete.

                  (n) Since December 31, 1974, no fiduciary of the Pension Plans or Welfare Plans has engaged in any "prohibited transaction" (as defined in ERISA section 406 or Code section 4975) nor has any fiduciary breached any fiduciary responsibility, as described in Part 4 of Title I of ERISA with respect to such Pension Plans or Welfare Plans.

                  (o) The Company has no knowledge of the occurrence of any event with respect to any Pension Plan which could result in a liability of the Company, the Banks, or the

Subsidiaries or any member of the Company's controlled group to the PBGC, other than the timely payment of premiums pursuant to section 4007 of ERISA. All required PBGC premiums, if any, have been paid for the periods through the Effective Time.

                  (p) Except as set forth in the Company Disclosure Schedule at
Section 2.10, no Welfare Plan or Fringe Benefit Plan provides any form of post-retirement health benefits to retired employees of the Company, the Banks, or the Subsidiaries, other than benefits required to be provided pursuant to Code section 4980B.

         SECTION 2.11. Employment Contracts; Material Contracts. Except as set forth in the Company Disclosure Schedule at Section 2.11, as of the date of this Agreement, neither the Company, the Banks, nor the Subsidiaries is a party to or bound by (a) any employment or consulting contract, (b) any contract or commitment for capital expenditures in excess of $50,000 for any one (1) project, or (c) contracts or commitments for the purchase of materials or supplies or for the performance of services requiring a payment or aggregate payments in excess of $50,000 per annum, which is not cancelable upon not more than sixty (60) days' notice or without incurring penalty charges.

         SECTION 2.12. Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the Securities and Exchange Commission (the "SEC") or other regulatory authority in connection with the transactions contemplated hereby, at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

         SECTION 2.13. Title to Property. The Company Disclosure Schedule at
Section 2.13 correctly identifies all real property owned and leased by the Company, the Banks, and the Subsidiaries. The Company, the Banks, and the Subsidiaries have good and defensible title to all of their properties and assets, real and personal, tangible and intangible, free and clear of all mortgage liens, and free and clear of all other liens, charges, and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits, liens as set forth in the Company Disclosure Schedule at Section 2.13, and such minor imperfections of title, if any, as to not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole; and all leases pursuant to which the Company, the Banks, or the Subsidiaries leases from others real or personal property including, without limitation, leases for branch offices, are in good standing, valid, and effective in accordance with their respective terms, and there is not or there has not occurred, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company, the Banks, or the Subsidiaries have not taken adequate steps to prevent such a default from occurring). The Company's, the Banks', and the Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted. None of the buildings, structures, or appurtenances owned or leased by the

Company, the Banks, or the Subsidiaries for their operation or maintenance as now operated or maintained, contravenes any zoning ordinances or other administrative regulations (whether or not permitted because of prior non-conforming use), or violates any restrictive covenant or any provision of law, the effect of which would materially interfere with or prevent the continued use of such properties for the purposes for which they are now being used or would materially and adversely affect the value thereof.

         SECTION 2.14. Compliance with Environmental Laws.

                  (a) The term "Company's Property" shall mean any real property and improvements currently owned, leased, used, operated, or occupied by the Company, the Banks, or the Subsidiaries. The term "Company's Property" shall also include any real property or improvements acquired by foreclosure, properties which the Banks have a present right to acquire upon foreclosure and which are owned by customers of the Banks who have received written notification of default and properties held or operated in a fiduciary or managerial capacity;

                  (b) The term "Environmental Claims" shall mean any and all administrative, regulatory, or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations, or proceedings relating in any way to any applicable Environmental Law or Environmental Permit;

                  (c) The term "Environmental Laws" shall mean all federal, state, and local laws including statutes, regulations, and other governmental restrictions and requirements relating to the discharge of air pollutants, water pollutants, or process wastewater or the disposal of solid or hazardous substances/waste or otherwise relating to the environment or hazardous substances or employee health and safety.

                  (d) The term "Environmental Permits" shall mean all permits, approvals, identification numbers, licenses, and other authorizations required under any applicable Environmental Law.

                  (e) The term "Hazardous Substances" shall mean all hazardous and toxic substances, wastes, and materials; any pollutants or contaminants (including, without limitation, petroleum products, asbestos, and raw materials which include hazardous constituents); and any other similar substances or materials which are regulated under applicable Environmental Laws.

                  (f) The Environmental Permits (if any) are in full force and effect and, to the best of Company's knowledge, after due inquiry, constitute all permits, licenses, approvals, and consents relating to Environmental Laws or Hazardous Substances required for the conduct of the Company's, the Banks', and the Subsidiaries' businesses and the use by the Company, the Banks, and the Subsidiaries of the Company's Property (as presently conducted and used by the Company, the Banks, and the Subsidiaries) in compliance with applicable Environmental Laws.

                  (g) The Company, the Banks, or the Subsidiaries have filed all notices, reports, returns, and other filings required to be filed with respect to the Company's Property under Environmental Laws and the Environmental Permits except where the failure to do so would not have a Material Adverse Effect on the Company's, the Banks', and the Subsidiaries' businesses or financial condition, taken as a whole. The Company, the Banks, and/or the Subsidiaries have made no environmental filings after January 1, 1997.

                  (h) To the best of Company's knowledge, after due inquiry, the business of the Company, the Banks, and the Subsidiaries and the Company's Property have been and are being operated by the Company, the Banks, and Subsidiaries in accordance with all applicable Environmental Laws and Environmental Permits. Neither the Company, the Banks, nor the Subsidiaries have received any written notice nor does the Company, the Banks, or the Subsidiaries have knowledge that the Company's Property is not in material compliance with all Environmental Laws and Environmental Permits. No proceeding for the suspension, revocation, or cancellation of any Environmental Permit is pending or, to the best of Company's knowledge, after due inquiry, threatened.

                  (i) There are no actions pending, or to the best of Company's knowledge, after due inquiry, threatened against the Company, the Banks, or the Subsidiaries (naming the Company, the Banks, or the Subsidiaries), which in any case assert or allege (i) the Company, the Banks, or the Subsidiaries violated any Environmental Law or Environmental Permit or are in default with respect to any Environmental Permit or any order, writ, judgment, variance, award, or decree of any government authority; (ii) the Company, the Banks, or the Subsidiaries are required to clean up or take remedial or other response action due to the presence, disposal, discharge, or other release of any Hazardous Substance on the Company's Property or elsewhere; or (iii) the Company, the Banks, or the Subsidiaries are required to contribute to the cost of any past, present, or future cleanup or remedial or other response action which arises out of or is related to the generation, transportation, disposal, discharge, or other release of any Hazardous Substance by the Company, the Banks, the Subsidiaries, or others. The Company, the Banks, the Subsidiaries, and the Company's Property are not subject to any deed or well notice/restriction, use condition, notice, claim, lien, judgment, stipulation, order, decree, or agreement arising under Environmental Laws or the Environmental Permits.

                  (j) With respect to the period during which the Company, the Banks, or the Subsidiaries occupied the Company's Property and, to the Company's knowledge, with respect to any period prior to the period during which the Company, the Banks, or the Subsidiaries occupied the Company's Property; (i) no Hazardous Substances have been treated, recycled, or disposed of by the Company, the Banks, or the Subsidiaries (intentionally or unintentionally) on, under or at the Company's Property; (ii) there has been no release or threatened release by the Company, the Banks, or the Subsidiaries of any Hazardous Substance on or from the Company's Property; (iii) to the best of Company's knowledge, after due inquiry, there have been no activities on the Company's Property which would subject Associated, the Banks, the Subsidiaries, or any subsequent occupier of the Company's Property to claims, use restrictions prohibiting or restricting present use, damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or common law theory of liability.

         SECTION 2.15. Absence of Agreements. Neither the Company, the Banks, nor the Subsidiaries are a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any federal, state, or governmental agency which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company, the Banks, or the Subsidiaries to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company, the Banks, or the Subsidiaries may carry on their business) or in any manner relates to its capital adequacy, its credit policies, or its management, nor has the Company, the Banks, or the Subsidiaries been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission.

         SECTION 2.16. Taxes. The Company, the Banks, and the Subsidiaries have timely filed all Tax Returns (as defined below) required to be filed by them, and the Company, the Banks, and the Subsidiaries have timely paid and discharged all Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Company is maintaining reserves adequate for their payment. To the best of Company's knowledge, after due inquiry, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local, or foreign governmental entity or taxing authority or agency, including, without limitation, (a) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes, (b) customs duties, imposts, charges, levies, or other similar assessments of any kind, and (c) interest, penalties, and additions to tax imposed with respect thereto, and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined, and unitary tax returns. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings, court proceedings, or otherwise, or, to the best of Company's knowledge, after due inquiry, threatening to assert against the Company, the Banks, or the Subsidiaries, any deficiency or claim for additional Taxes. Neither the Company, the Banks, nor the Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. There are no tax liens on any assets of the Company, the Banks, or the Subsidiaries except liens for current Taxes not yet due. Neither the Company, the Banks, nor the Subsidiaries have received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Company Balance Sheet are adequate to cover all Taxes accruable by the Company, the Banks, and the Subsidiaries on a consolidated basis through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles. Except as may be set forth in the Company Disclosure Schedule at Section 2.16, no agreements relating to allocating or sharing of Taxes exist between the Company, the Banks, and/or the Subsidiaries.

         SECTION 2.17. Insurance. Complete and correct copies of all material policies of fire, product, or other liability, workers' compensation, directors and officers, financial institutions bond, errors and omissions, and all other similar forms of insurance owned or held by the Company, the Banks, and the Subsidiaries have been delivered or made available to Associated. Subject to expirations and renewals of insurance policies in the ordinary course of business, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy. Such policies are and shall remain valid, outstanding, and enforceable policies, and will not be terminated prior to the Effective Time. To the best of Company's knowledge, after due inquiry, the insurance policies to which the Company, the Banks, or the Subsidiaries are parties are sufficient for compliance with all material requirements of law and all material agreements to which the Company, the Banks, and the Subsidiaries are parties and will be maintained by the Company, the Banks, and the Subsidiaries until the Effective Time. Neither the Company, the Banks, nor the Subsidiaries have been refused any insurance with respect to any material assets or operations, nor has coverage been limited in any respect material to their operations by any insurance carrier to which they have applied for any such insurance or with which they have carried insurance during the last five (5) years.

         SECTION 2.18. Absence of Adverse Agreements. Neither the Company, the Banks, nor the Subsidiaries are a party to any agreement or instrument or any judgment, order, or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results of operations, assets, business, or prospects of the Company, the Banks, and the Subsidiaries, taken as a whole, except for such judgments, orders, decrees, rules, or regulations affecting financial institutions and their holding companies generally.

         SECTION 2.19. Internal Controls and Records. The Company, the Banks, and the Subsidiaries maintain books of account which accurately and validly reflect, in all material respects, all loans, mortgages, collateral, and other business transactions and maintain accounting controls sufficient to ensure that all such transactions are (a) in all material respects, executed in accordance with its management's general or specific authorization, and (b) recorded in conformity with generally accepted accounting principles. There is no amendment to any lending agreement, collateral document, or security which is not fully reflected in the books and records of the Company, the Banks, and the Subsidiaries.

         SECTION 2.20. Loans. Except as disclosed in the Company Disclosure Schedule at Section 2.20, (a) as of the date of this Agreement, the Banks are not a party to any written or oral loan agreement, note, or borrowing arrangement which has been classified as "substandard," "doubtful," "loss," "other loans especially mentioned," or any comparable classifications by the Company, the Banks, or the banking regulators; (b) neither the Company, the Banks, nor the Subsidiaries are a party to any written or oral loan agreement, note, or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, the Banks, or the Subsidiaries, or any person, corporation, or enterprise controlling, controlled by, or under common control with any of the foregoing; and (c) neither the Company, the Banks, nor the Subsidiaries are a party to any written or oral loan agreement, note, or borrowing arrangement in violation of any law, regulation, or rule of any governmental authority, which violation could have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole.

         SECTION 2.21. Labor Matters. Except as will not cause a Material Adverse Effect to the Company, the Banks, and the Subsidiaries, taken as a whole, (a) the Company, the Banks, and the Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Company, the Banks, or the Subsidiaries pending before the National Labor Relations Board; (c) there is no labor strike, dispute, slowdown, representation campaign, or work stoppage actually pending or threatened against or affecting the Company, the Banks, or the Subsidiaries; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against the Company, the Banks, or the Subsidiaries; and (e) neither the Company, the Banks, nor the Subsidiaries is experiencing any material work stoppage.

         SECTION 2.22. Brokers. Except as set forth in the Company Disclosure Schedule at Section 2.22, no broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Banks, or the Subsidiaries.

         SECTION 2.23. Tax Matters. To the best of Company's knowledge, after due inquiry, neither the Company nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 2.24. Full Disclosure. No statement contained in this Agreement, including the Company Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of the Company to Associated in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         SECTION 2.25. Votes Required. The affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF ASSOCIATED

         Except as set forth in the Disclosure Schedule attached hereto (the "Associated Disclosure Schedule"), Associated hereby represents and warrants to the Company that:

         SECTION 3.01. Organization and Qualification. Associated is a bank holding company duly organized and validly existing under the laws of the State of Wisconsin. Associated is registered with the Federal Reserve Board as a bank holding company under the BHCA. Associated and each of its subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals, and orders (the "Associated Approvals") necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted, including appropriate authorizations from the Federal Reserve Board, except where the failure to be so organized and existing or to have such power, authority, and Associated Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole. Associated has not received any notice of proceedings relating to the revocation or modification of any such Associated Approvals. Associated is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of properties owned, leased, or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Associated.

         SECTION 3.02. Articles of Incorporation and Bylaws. Associated has heretofore furnished to the Company a complete and correct copy of its Articles of Incorporation and the Bylaws, as amended or restated. Such Articles of Incorporation and Bylaws are in full force and effect. Associated is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

         SECTION 3.03. Capitalization. The outstanding capital stock of Associated is, and the shares of Associated Common Stock to be issued pursuant to the Merger, when so issued, will be, duly authorized, validly issued, fully paid, and non-assessable (except as provided in section 180.0622(2)(b) of Wisconsin Law).

         SECTION 3.04. Authority. Associated has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Associated and the consummation by Associated of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Associated and no other corporate proceedings on the part of Associated are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by Associated and, assuming the due authorization, execution, and delivery by the Company, constitutes the legal, valid, and binding obligation of Associated enforceable in accordance with its terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, (i) conflict with or violate the Articles of Incorporation or Bylaws of Associated, (ii) conflict with or violate any Laws applicable to Associated or its subsidiaries or by which its or their properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Associated or any subsidiaries of Associated pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or any subsidiaries of Associated are a party or by which Associated or any subsidiaries of Associated or any of their properties are bound or affected, except for any such breaches, defaults, or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

                  (b) To the knowledge of Associated, the execution and delivery of this Agreement by Associated does not, and the performance of this Agreement by Associated shall not, require any consent, approval, authorization, or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the BHCA, the BL, the banking laws and regulations of the State of Wisconsin, the filing and recordation of appropriate merger or other documents as required by Wisconsin Law and Minnesota Law, and (ii) where the failure to obtain such consents, approvals, authorizations, or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger or otherwise prevent Associated from performing its obligations under this Agreement, and would not have a Material Adverse Effect on Associated.

         SECTION 3.06. Compliance; Permits. To the knowledge of Associated, neither Associated nor any of its subsidiaries is in conflict with, or in default or violation of, (a) any Law applicable to Associated or any subsidiaries of Associated or by which its or their property is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Associated or any subsidiaries of Associated is a party or by which Associated or any subsidiaries of Associated or any of its or their properties are bound or affected, except for any such conflicts, defaults, or violations which would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

         SECTION 3.07. Securities Reports; Financial Statements.

                  (a) As of the date of this Agreement, Associated has delivered to the Company in the form filed with the SEC (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999, and 2000, respectively,
(ii) all definitive proxy statements relating to Associated's meetings of shareholders (whether annual or special) held since December 31, 1998, (iii) all Reports on Form 8-K filed by Associated with the SEC since December 31, 1998,
(iv) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, and June 30, 2001, (v) all other reports or registration statements (other than Reports on Form 10-Q and registration statements on Form S-8) filed by Associated with the SEC since December 31, 1998, and (vi) all amendments and supplements to all such reports and registration statements filed by Associated with the SEC since December 31, 1998 (collectively, the "Associated SEC Reports"). The Associated SEC Reports, including all Associated SEC Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Associated SEC Reports, including any Associated SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Associated and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

                  (c) Except as and to the extent set forth on the consolidated balance sheet of Associated and its subsidiaries as of December 31, 2000, including all notes thereto (the "Associated Balance Sheet"), neither Associated nor its subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent, or otherwise) that would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2000, that would not, individually or in the aggregate, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole.

                  (d) Neither Associated nor any of its subsidiaries is a party to or bound by any contract, arrangement, commitment, or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Associated SEC Reports filed prior to the date of this Agreement.

         SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Associated SEC Reports filed prior to the date of this Agreement (true and correct copies of which have been given to the Company), Associated and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 2000, there has not been (a) any change in the financial condition, results of operations, or business of Associated or its subsidiaries having a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, (b) any damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of Associated or its subsidiaries having a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, (c) any change by Associated in its accounting methods, principles, or practices, (d) any revaluation by Associated of any of its material assets in any material respect, or (e) to the date of this Agreement, any entry by Associated or any of its subsidiaries into any commitment or transaction material to Associated and its subsidiaries, taken as a whole.

         SECTION 3.09. Absence of Litigation. Except as disclosed in the Associated Disclosure Schedule at Section 3.09 or in the Associated SEC Reports filed prior to the date of this Agreement, (a) neither Associated nor any of its subsidiaries is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by, any federal or state banking authority or other governmental entity or any judgment, order, writ, injunction, decree, or award of any governmental entity or arbitrator, including, without limitation, cease and desist or other orders of any bank regulatory authority;
(b) there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind affecting Associated or any of Associated's subsidiaries pending or, to the knowledge of Associated, threatened, except for matters which (i) as of the date of this Agreement individually seek damages not in excess of $100,000, and (ii) otherwise will not have, and cannot reasonably be expected to have, a Material Adverse Effect on Associated and its subsidiaries taken as a whole; and (c) there are no uncured material violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Associated or any of Associated's subsidiaries as a result of an examination by any bank regulatory authority.

         SECTION 3.10. Registration Statement. None of the information supplied or to be supplied by Associated for inclusion in (a) the Registration Statement (as defined in Section 6.01), (b) the Prospectus (as defined in Section 6.01), or (c) any other document to be filed with the SEC or other regulatory authority in connection with the transactions contemplated hereby, at the respective time such documents are filed and, in the case of the Registration Statement, when it becomes effective and at the Effective Time, and with respect to the Prospectus, when mailed and at the time of the Meeting (as provided in Section 6.02), shall be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading. All documents filed with the SEC or other regulatory authority by Associated in connection with the Merger shall comply as to form in all material respects with the provisions of applicable law.

         SECTION 3.11. Absence of Agreements. Neither Associated nor any of its subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its or their business (including any contract containing covenants which limit the ability of Associated or any subsidiaries of Associated to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or any method by which, Associated or any subsidiaries of Associated may carry on their business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its or their capital adequacy, credit policies, or management, except for those the existence of which has been disclosed to the Company pursuant to Sections 3.07 and 3.08, nor has Associated or any of its subsidiaries been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, or similar submission, except as may be disclosed by Associated in the Associated Disclosure Schedule at Section 3.11.

         SECTION 3.12. Taxes. Associated and its subsidiaries have timely filed all Tax Returns required to be filed by them, and Associated and its subsidiaries have timely paid and discharged all Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Associated is maintaining reserves adequate for their payment. To the knowledge of Associated, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Section 3.12, references to Associated and its subsidiaries include former subsidiaries of

Associated for the periods during which any such corporations were owned, directly or indirectly, by Associated. Neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits or administrative proceedings, court proceedings, or otherwise, or, to the knowledge of Associated, threatening to assert against Associated or any of its subsidiaries, any deficiency or claim for additional Taxes. Neither Associated nor any of its subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for, the assessment of any Tax. There are no tax liens on any assets of Associated or any of its subsidiaries except liens for current Taxes not yet due. Neither Associated nor any of its subsidiaries has received a ruling or entered into an agreement with the IRS or any other governmental entity or taxing authority or agency that would have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole, after the Effective Time. The accruals and reserves for taxes reflected in the Associated Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including Taxes being contested) in accordance with generally accepted accounting principles.

         SECTION 3.13. Brokers. No broker, finder, or investment Banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Associated.

         SECTION 3.14. Tax Matters. To the knowledge of Associated, neither Associated nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 3.15. Full Disclosure. No statement contained in this Agreement, including the Associated Disclosure Schedule, or any certificate furnished or to be furnished by or at the direction of Associated to the Company, in or pursuant to the provisions of this Agreement, contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it has been made, in order to make the statements herein or therein not misleading.

         SECTION 3.16. Absence of Adverse Agreements. Neither Associated nor any of its subsidiaries is a party to any agreement or instrument or any judgment, order, or decree or any rule or regulation of any court or other governmental agency or authority which materially and adversely affects or could reasonably be expected to materially and adversely affect in the future the financial condition, results of operations, assets, business, or prospects of Associated and its subsidiaries, taken as a whole, except for such judgments, orders, decrees, rules, or regulations affecting financial institutions and their holding companies generally.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

         SECTION 4.01. Affirmative Covenants. The Company hereby covenants and agrees with Associated that prior to the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Associated shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Bank and each Subsidiary to:

                  (a) operate its business only in the usual, regular, and ordinary course consistent with past practices;

                  (b) use best efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees, and maintain its relationships with customers;

                  (c) use best efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

                  (d) use best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

                  (e) perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

                  (f) comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws;

                  (g) purchase and sell securities and other investments in accordance with the guidelines set forth in Exhibit 4.01(g);

                  (h) comply with the capital requirements set forth on Exhibit 4.01(h);

                  (i) with respect to the Company on a consolidated basis, maintain as of September 30, 2001, and thereafter an aggregate loan loss reserve of not less than 1.1% of period ending loans (excluding overdrafts less than 30 days old) in accordance with GAAP;

                  (j) deliver to Associated promptly after issuance the Company's audited consolidated financial statements as of December 31, 2001; and

                  (k) engage in lending activities, extensions of credit, and other financing or leasing arrangements in accordance with the guidelines set forth in Exhibit 4.01(k).

         SECTION 4.02. Negative Covenants. Except as specifically contemplated by this Agreement or the Company Disclosure Schedule, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not do, or permit the Banks or the Subsidiaries to do, without the prior written consent of Associated, any of the following:

                  (a)(i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by Law, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, amend, or modify any employee benefit plan (except for any changes required to conform to changes in applicable law) or make any adjustments pursuant to any employee benefit plan, or (iv) enter into or amend any employment, severance, or similar agreements or arrangements with any directors or officers, other than as is consistent with the normal severance policies of the Company, the Banks, and the Subsidiaries in effect on the date of this Agreement;

                  (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock other than distributions from Subsidiaries or Banks to the Company;

                  (c) (i) redeem (except as may be required in connection with the Employee Stock Ownership Plan), purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion, or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it, consolidate with any other corporation or bank, or effect any reorganization or recapitalization;
(iii) purchase or otherwise acquire any assets or stock of any corporation, bank, or other business; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or (v) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

                  (d) issue, deliver, award, grant, or sell, or authorize or propose the issuance, delivery, award, grant, or sale of, any shares of any class of its capital stock (including shares held in treasury) (except for the issuance of shares in connection with the exercise of any options outstanding on the date of this Agreement) or any rights, warrants, or options to acquire, any such shares.

                  (e) initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as such term is defined below), or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it, the Banks, or the Subsidiaries to take any such action; provided, however, that (i) the Company may, upon the request of one or more of its shareholders, register transfers of Shares of Company Common Stock, and (ii) the Company's Board of Directors may provide (or authorize the provision of) information to and may engage in (or authorize) such negotiations or discussions with any person, directly or through representatives, if [a] the Board of Directors, after having consulted with independent counsel, has determined in good faith that providing such information or engaging in such negotiations or discussions is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law, [b] prior to furnishing such information to such person or engaging in such negotiations or discussions, the Company provides Associated with at least seven days' notice to the effect that it is furnishing information to, or entering into negotiations or discussions with, such person, and [c] prior to furnishing such information to such person, the Company has received from such person an executed confidentiality agreement in customary form. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company, the Banks, or the Subsidiaries: (i) any merger, consolidation, share exchange, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of ten percent or more of assets in a single transaction or series of transactions, excluding from the calculation of the percentage hereunder any such transactions undertaken in the ordinary course of business and consistent with past practice;
(iii) any sale of ten percent or more of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire capital stock); (iv) any tender offer or exchange offer for ten percent or more of outstanding shares of capital stock; (v) any solicitation of proxies in opposition to approval by the Company's shareholders of the Merger; (vi) the filing of an acquisition application (or the giving of acquisition notice) whether in draft or final form under the BHCA or the Change in Banks Control Act with respect to the Company, the Banks, or the Subsidiaries; (vii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company; or (viii) any public announcement of a proposal, plan, or intention to do any of the foregoing;

                  (f) propose or adopt any amendments to the corporate charter or Bylaws in any way materially adverse to Associated;

                  (g) except in their fiduciary capacities for the account of customers, purchase any shares of Associated Common Stock;

                  (h) change any of its methods of accounting in effect at December 31, 2000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by law or generally accepted accounting principles;

                  (i) subject to section 4.01(i), change any lending, investment, liability management, or other material policies concerning the business or operations of the Company, the Banks, or the Subsidiaries in any material respect; organize any new subsidiaries or enter into any new non-banking line of business whether or not permissible under applicable federal or state law, or make any material changes in its operations;

                  (j) (i) incur or assume any material obligation or liability (except deposit liabilities and repurchase agreements and Federal Home Loan Bank advances and other normal and customary sources of funding in the ordinary course of business), including without limitation any obligation for borrowed money, whether or not evidenced by a note, bond, debenture, or similar instrument and whether or not being incurred to reduce other existing liabilities, (ii) assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingent, or otherwise) for the obligations of any other person or entity; (iii) mortgage, license, pledge, or grant a security interest in any of its material assets or allow to exist any material lien thereon (except liens on Bank and Subsidiary stock); except (A) for liabilities and obligations

(including corporate debt issuances) incurred in the ordinary course of business consistent with past practices and in amounts not material to the Company, the Banks, or the Subsidiaries; and (B) as may be required under existing agreements to which the Company, the Banks, or the Subsidiaries is a party; (iv) acquire assets (including equipment) in excess of $100,000 in the aggregate (excluding loans to customers permitted in Section 4.02(l) and repurchase agreements permitted in (i) above, investments permitted under Section 4.01(g), federal fund sales, and the current projects previously disclosed); (v) pay, discharge, or satisfy any debts or claims not in the ordinary course of business and consistent with past practices; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy of any kind, for any amount in excess of $25,000 or in any manner which would restrict in any material respect the operations or business of the Company, the Banks, or the Subsidiaries; (vii) purchase any new financial product or instrument which involves entering into a contract with a term of six months or longer (excluding loans to customers permitted in Section 4.01(k), repurchase agreements permitted in (i) above, investments permitted under Section 4.01(g), customer deposits, and federal fund sales, and usual and customary life insurance products on newly hired or promoted officers); (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect on the Company, the Banks, and the Subsidiaries, taken as a whole; or (ix) incur or pay legal or accounting fees in connection with the transaction contemplated hereby in excess of an aggregate of $200,000; or

                  (k) contribute to any Pension Plan, Welfare Plan, or Fringe Benefit Plan an amount (determined as a percentage of compensation paid to participants), larger than the amount contributed to the plan for the previous year (determined as a percentage of compensation paid to participants); or

                  (l) issue any additional stock options to any person under the Signal Financial Corporation 1994 Stock Option Plan; or

                  (m) effect a change, directly or indirectly, or enter into any agreement directly or indirectly, which would result in a change in any insurance policy or benefit, including, but not limited to, entering into or purchasing any new insurance policies (except as allowed in Section 4.02(j)(vii)), disposing of any insurance policies, changing the nature or scope of any interest in any existing policies, or making additional contributions to any insurance policy, except as required to keep the policy in force. Notwithstanding the foregoing, the Company may enter into split-dollar arrangements (in accordance with its current practices) with Marcia O'Brien, Richard Flesvig, Mary Martin, and such other employees of the Company, the Banks, or the Subsidiaries who have attained the minimum age of 50 years and a minimum 10 years of service with the Company, the Banks, or the Subsidiaries upon the termination of such employee's employment, provided that such employee's employment is terminated in connection with the merger contemplated herein; or

                  (n) shall, unless the Company attains consolidated net income for 2001 of at least $10,700,000, net of any bonus payments, consult and reach agreement with Associated prior to granting or paying any incentive bonus.

                  (o) agree in writing or otherwise to do any of the foregoing.

         SECTION 4.03. Access and Information.

                  (a) Prior to the Effective Time and upon reasonable notice, and without unreasonable disruption to the business carried on by the Company, the Banks, or the Subsidiaries, the Company shall (and shall cause its Subsidiaries to) afford to Associated's officers, employees, accountants, legal counsel and other representatives access, during normal business hours, to all its properties, books, contracts, commitments, and records (other than the portion of Company board of director minutes or other materials which discuss merger proposals). Prior to the Effective Time, the Company shall (and shall cause the Banks and the Subsidiaries to) furnish promptly to Associated (i) a copy of each Company Report filed by it (to the extent permitted by Law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws, or any other applicable laws promptly after such documents are available; (ii) monthly financial statements on each of the Company, the Banks, and the Subsidiaries; (iii) the quarterly consolidated financial statements of the Company, the Banks, and the Subsidiaries; (iv) a summary of any action taken by the Board of Directors, or any committee thereof, of the Company, the Banks, and the Subsidiaries; and (v) all other information concerning the business, properties, and personnel of the Company, the Banks, or the Subsidiaries as Associated may reasonably request.

                  (b) Any information provided to Associated by the Company, the Banks, or the Subsidiaries, whether prior to or subsequent to the date of this Agreement, shall be kept confidential by the representatives of Associated (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives from a source other than the Company, the Banks, or the Subsidiaries when received, (ii) it hereafter becomes lawfully obtainable from other sources, or (iii) it is required to be disclosed by Associated in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, Associated agrees to promptly return all information and documents that it has obtained from the Company in connection herewith.

         SECTION 4.04. Affiliates; Tax Treatment. Within thirty (30) days after the date of this Agreement, (a) the Company shall deliver to Associated a letter identifying all persons who are then "affiliates" of the Company, including, without limitation, all directors and executive officers of the Company for purposes of Rule 145 promulgated under the Securities Act, and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws, and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 4.04. The Company shall use reasonable efforts to obtain from any person who becomes an affiliate of the Company after the Company's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 4.04 as soon as practicable after attaining such status. The Company will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

         SECTION 4.05. Expenses.

                  (a) Except as provided in Section 8.02, below, and subject to
Section 4.02(j)(ix), all Expenses (as defined below) incurred by Associated and the Company shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the expense of printing and filing the Registration Statement and the Prospectus and all SEC and other regulatory filing fees incurred in connection herewith.

                  (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including without limitation, all fees and expenses of counsel, accountants, investment bankers, experts, and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

         SECTION 4.06 Delivery of Shareholder List. The Company shall deliver to Associated or its designee, from time to time prior to the Effective Time, a true and complete list setting forth the names and addresses of the shareholders of the Company, their holdings of stock as of the latest practicable date, and such other shareholder information as Associated may reasonably request.

         SECTION 4.07. Employee Benefits. The Company will continue all Pension Plans, Welfare Plans, and Fringe Benefit Plans currently sponsored or maintained by the Company as set forth below. For purposes of this Section 4.07, the "Company" shall include the Company, the Banks, the Subsidiaries and all members of any controlled group of corporations (within the meaning of Code section 414(b)), any controlled group of trades or businesses (within the meaning of Code section 414(c)), and any affiliated service group (within the meaning of Code section 414(m)) of which the Company, the Banks, or the Subsidiaries is a member.

                  (a) Signal Financial Corporation Employee Stock Ownership Plan (the "ESOP"). The Company will not permit any purchases or contributions of additional stock by the ESOP. Any cash held in the ESOP will continue to be invested in a prudent manner pursuant to ERISA fiduciary duties. The Company will amend the ESOP to permit participants to elect, to the extent available pursuant to Section 1.06(a), on a participant by participant basis, whether to receive (i) solely Associated stock, or (ii) solely the Cash Consideration, or
(iii) a combination of Cash Consideration and Associated stock in exchange for the Company stock allocated to their ESOP accounts. The Company will restate the ESOP for current law and file for an Internal Revenue Service ("IRS") determination letter before December 31, 2001.

                  (b) Signal Financial Corporation 401(k) Profit Sharing Plan (the "401(k) Plan"). The Company will restate the 401(k) Plan for current law and file for an IRS determination letter before December 31, 2001. The Company will continue to permit participant elective deferrals to the 401(k) Plan.

                  (c) Signal Financial Corporation Work Force Management Plan (the "Work Force Plan"). As soon as reasonably practicable after the signing of this Agreement, but in any event prior to the Effective Time, the Company will adopt the Work Force Plan and will comply with the Plan's terms. The Company will give Associated authority to approve the Company employees eligible for the "ad hoc" bonuses pursuant to the Work Force Plan. After the Closing, for a period of twelve (12) months, Company employees retained by Associated may elect the more generous of either (1) the Work Force Plan or (2) the Associated Banc-Corp Work Force Management Plan, but not both. Thereafter, the Company's employees shall be eligible for the Associated Banc-Corp Work Force Management Plan only.

                  (d) Signal Financial Corporation Group Medical Insurance Plan and Signal Financial Corporation Group Dental Plan (the "Health Plan"). The Company will continue to sponsor and maintain the Health Plan. The Company will continue to maintain the Signal Financial Corporation Flexible Benefit Plan as in existence on the date hereof. The Company will continue coverage of existing participants receiving continuation coverage pursuant to Part 6 of ERISA. The Company will offer continuation coverage as limited by Part 6 of ERISA to any Company employees who terminate employment (or experience any other "Qualifying Event" as defined in ERISA section 603) with the Company and coverage as required by the agreements identified in Schedule 2.10.

                  (e) The Signal Financial Corporation 1994 Stock Option Plan (the "Option Plan"). With respect to any options under the Option Plan that are exercised by Option Plan participants from the date of this Agreement to the Effective Time, the Company will report for tax purposes (including the filing of Internal Revenue Service forms W-2 or similar forms) the value of the stock at the time of exercise as 7.5 times the market value of Associated Common Stock as of the close of business on the date of exercise.

                  (f) Signal Financial Corporation Life Insurance and AD&D Insurance Plan (the "Life Insurance Plan"). The Company will continue the Life Insurance Plan. After the Effective Time, Associated shall determine which employees will continue coverage under the Life Insurance Plan and which employees will be eligible to participate under the Associate life or accidental accident and disability program. No employee will participate in both the Life Insurance Plan and another other life or accidental accident and disability program sponsored by Associated.

                  (g) Integration of Benefits. The Company agrees that Associated shall have complete and total discretion with respect to when and how current benefits for Company employees will be integrated with the employee benefit programs offered by Associated.

                                    ARTICLE V

                             COVENANTS OF ASSOCIATED

SECTION 5.01. Covenants. Associated hereby covenants and agrees with the Company that prior to the Effective Time, unless the prior written consent of the Company shall have been obtained, and except as otherwise contemplated herein it:

                  (a) will maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in Associated's financial statements applied on consistent basis;

                  (b) will conduct its business in a manner that does not violate any law, except for possible violations which individually or in the aggregate do not, and insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect on Associated and its subsidiaries, taken as a whole;

                  (c) will, to the best of its reasonable ability and in all material respects, (i) comply with applicable Blue Sky Laws and regulations, the Securities Act, and the Exchange Act, (ii) remain qualified under the Exchange Act and the rules and regulations thereunder, and (iii) maintain the listing of shares of Associated Common Stock on the Nasdaq Stock Market's National Market;

                  (d) will remain "well capitalized" under applicable regulatory capital guidelines; and

                  (e) will not alter current asset quality and loan loss reserve practices.

         SECTION 5.02. Access and Information.

          (a) After the date of this Agreement and prior to the Effective Time, upon reasonable notice, Associated shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each Associated SEC Report filed by it or received by it (to the extent permitted by law) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the BHCA, any other federal or state banking laws or any other applicable laws promptly after such documents are available, and (ii) all other information concerning the business, properties, and personnel of Associated or its subsidiaries as the Company may reasonably request.

          (b) Any information provided to the Company by Associated whether prior to or subsequent to the date of this Agreement shall be kept confidential by the representatives of the Company (and shall be used by them only in connection with this Agreement and the transactions contemplated hereby) except to the extent that (i) it was already known to such representatives when received, (ii) it hereafter becomes lawfully obtainable from other sources, or
(iii) it is required to be disclosed by the Company in any document required to be filed with any government authority or agency. Upon any termination of this Agreement pursuant to Article VIII hereof, the Company agrees to promptly return all information and documents that it has obtained from Associated in connection herewith.

         SECTION 5.03. Tax Treatment. Associated will use its reasonable best efforts to cause the Merger to qualify as a reorganization under Section 368(a)(1)(A) of the Code.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Registration Statement. As promptly as practicable after the execution of this Agreement, Associated shall prepare and file a registration statement on Form S-4 (the registration statement, together with the amendments thereto, are defined as the "Registration

Statement," and the prospectus contained therein is defined as the "Prospectus") with the SEC covering the Associated Common Stock to be issued in the Merger (subject to the immediately following sentence), with a view toward permitting the Registration Statement to become effective as soon as reasonably practicable. Associated does not undertake to file post-effective amendments to Form S-4 or to file a separate registration statement to register the sale of Associated Common Stock by affiliates of the Company pursuant to Rule 145 promulgated under the Securities Act. The Company will furnish to Associated all information concerning the Company, the Banks, and the Subsidiaries required to be set forth in the Registration Statement, and Associated will provide the Company and its counsel the opportunity to review and approve such information as set forth in the Registration Statement and Prospectus. Associated and the Company will each render to the other its full cooperation in preparing, filing, prosecuting the filing of, and amending the Registration Statement such that it comports at all times with the requirements of the Securities Act and the Exchange Act. Specifically, but without limitation, each will promptly advise the other if at any time before the Effective Time any information provided by it for inclusion in the Registration Statement appears to have been, or shall have become, incorrect or incomplete and will furnish the information necessary to correct such misstatements or omissions. As promptly as practicable after the effective date of the Registration Statement, the Company will mail to its shareholders (a) a notice of the Company's shareholders meeting described in
Section 6.02 below and the Prospectus, and (b) as promptly as practicable after approval thereof by Associated, such other supplementary proxy materials as may be necessary to make the Prospectus comply with the requirements of the Securities Act and the Exchange Act. Except as provided above and except with the prior written consent of Associated, the Company will not mail or otherwise furnish or publish to shareholders of the Company any proxy solicitation material or other material relating to the Merger that constitutes a "prospectus" within the meaning of the Securities Act. Associated shall also take any reasonable action required to be taken under any applicable Blue Sky Laws in connection with the issuance of the shares of Associated Common Stock to be issued as set forth in this Agreement and the Company, the Banks, and the Subsidiaries shall furnish all information concerning the Company, the Banks, and the Subsidiaries, and the holders of the Company's Common Stock and other assistance as Associated may reasonably request in connection with such action.

         SECTION 6.02. Meeting of Shareholders. The Company and its officers and directors shall: (a) cause the Company's shareholders meeting (the "Meeting") to be duly called and held as soon as practicable following the effectiveness of the Registration Statement and receipt of all applicable regulatory approvals and expiration of waiting periods to consider and vote upon the Merger and any related matters in accordance with the applicable provisions of applicable law,
(b) submit this Agreement to the Company's shareholders together with a recommendation for approval by the Board of Directors of the Company, and (c) use their best efforts to obtain the approval and adoption of the Merger by the requisite percentage of the Company's shareholders; provided, however, that the Company's Board of Directors may fail to make the recommendation, or to seek to obtain the shareholder approval, or withdraw, modify, or change any such recommendation, if the Board of Directors, after having consulted with independent counsel, has determined in good faith that such action is reasonably required in order to properly discharge the directors' fiduciary duties in accordance with Minnesota Law.

         SECTION 6.03. Appropriate Action; Consents; Filings. The Company and Associated shall use all reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement; (b) obtain all consents, licenses, permits, waivers, approvals, authorizations, or orders required under Law (including, without limitation, all foreign and domestic (federal, state, and local) governmental and regulatory rulings and approvals and parties to contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation by them of the transactions contemplated hereby and thereby, including, without limitation, the Merger; and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (i) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (ii) any applicable federal or state banking laws, and (iii) any other applicable law; provided that Associated and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. The Company and Associated shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

         SECTION 6.04. Notification of Certain Matters. The Company shall give prompt notice to Associated, and Associated shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure of the Company or Associated, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.04 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.05. Public Announcements. Associated and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation and with mutual consent of both parties, except as may be required by law or any listing agreement with the National Association of Securities Dealers.

         SECTION 6.06. Environmental Matters. In the event DPRA Incorporated (the "Environmental Consultant") discovers or determines (a) that the Company's Property does not comply in all material respects with all Environmental Laws;
(b) that material capital improvements may reasonably be required to maintain compliance with all Environmental Laws; (c) that there are material contingent liabilities affecting the Company's Property arising under Environmental Laws or under Environmental Permits; or (d) the existence of any environmental condition (including, without limitation, a spill, discharge, or contamination) the result of which, in the opinion of the Environmental Consultant, requires reporting, notification, investigative, or remedial action pursuant to any applicable Environmental Law or may be the basis for the assertion of any third party claims, including the claims of government entities, Associated shall promptly provide the Company with written notice thereof. Associated shall obtain, at its cost and expense, from the Environmental Consultant a written environmental evaluation of the Company's Property with respect to the foregoing matters as soon as reasonably practicable after the date hereof.

         SECTION 6.07. Employee Benefits. As of the Effective Time, the employees of the Company, the Banks, and the Subsidiaries (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company Employee for any period of time. To the extent any employee benefit plan, program, or policy of Associated or its subsidiaries is made available to the employees of the Surviving Corporation:
(i) service with the Company (or any Subsidiaries of the Company) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting, and benefit levels, and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Associated shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the Effective Time.


                                   ARTICLE VII

                              CONDITIONS OF MERGER

         SECTION 7.01. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of Associated or the Company, threatened by the SEC. Associated shall have received all other federal or state securities permits and other authorizations necessary to pay Cash Consideration and issue Associated Common Stock in exchange for the Company Common Stock and to consummate the Merger.

                  (b) Shareholder Approvals. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

                  (c) Regulatory Approvals. The Merger shall have been approved by the Federal Reserve Board, the Minnesota Department of Commerce Financial Examination Division, the Wisconsin Department of Financial Institutions, and all other required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Associated or the Company, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have expired.

                  (d) Nasdaq Listing. The shares of Associated Common Stock that are to be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

                  (e) No Order. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) which is in effect restricting, preventing, or prohibiting consummation of the transactions contemplated by this Agreement.

         SECTION 7.02. Additional Conditions to Obligations of Associated. The obligations of Associated to effect the Merger are also subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made at the Effective Time with the same force and effect as if made on and as of the Effective Time (except that where a representation or warranty that expressly speaks as of a date other than the Effective Date, such representation or warranty need only be true as of such date). Associated shall have received a certificate of the President of the Company to that effect.

                  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made by the Company for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company.

                  (d) No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Cash Consideration and/or Associated Common Stock pursuant to the Merger, or (ii) seeking to restrain, prohibit, or limit the exercise of full rights of ownership or operation by Associated or its subsidiaries of all or any portion of the business or assets of the Company, the Banks, or the Subsidiaries, which in either case is reasonably likely to have a Material Adverse Effect on either the Company, the Banks, and the Subsidiaries, taken as a whole, or Associated and its subsidiaries, taken as a whole.

                  (e) Opinion of Counsel. Associated shall have received from independent counsel for the Company reasonably satisfactory to Associated, an opinion dated the Effective Time, in form and substance reasonably satisfactory to Associated, covering the matters set forth in Exhibit 7.02(e) hereto, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to Associated.

                  (f) Tax Opinion. Associated shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/ Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                           [a] the Merger will qualify as a reorganization
within the meaning of section 368(a)(1)(A) of the Code;

                           [b] the Company and Associated will each be party to
a reorganization within the meaning of Section 368(b) of the Code;

                           [c] no gain or loss will be recognized by any
shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock, consideration received as a result of exercise of dissenter's rights, or Cash Consideration paid to such shareholders); and

                           [d] the basis of Associated Common Stock received by
the shareholders of the Company pursuant to the Merger will, in each case, be the same as the basis of the Company Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

                  (g) Affiliate Agreements. Associated shall have received from each person who is identified in the affiliate letter as an "affiliate" of the Company a signed affiliate agreement in the form attached hereto as Exhibit 4.04.

                  (h) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, or order enacted, entered, enforced, or deemed applicable to the Merger, by any federal or state governmental entity which, in connection with the grant of any regulatory approval, imposes any condition or restriction upon the Company or Associated or their respective subsidiaries (or the Surviving Corporation or its subsidiaries after the Effective Time), including, without limitation, any requirement to raise additional capital, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger.

                  (i) Dissenters. The number of shares of Associated Common Stock that could be issuable by virtue of the Merger with respect to shares of the Company's Common Stock outstanding on the record date for the meeting of the Company's shareholders to consider the Merger that will not be converted into Associated Common Stock due, directly or indirectly, to the exercise of dissenter's rights under Minnesota Law, shall not be more than 10% of the maximum aggregate number of shares of Associated Common Stock which could be issued as a result of the Merger.

                  (j) Environmental Report. Associated shall have received from the Environmental Consultant a written environmental evaluation of the Company's Property evidencing that:

                           (i) The Company's Property complies in all material
respects with all Environmental Laws;

                           (ii) No material capital improvements should
reasonably be required to maintain compliance with all Environmental Laws; and

                           (iii) There are no material contingent liabilities
affecting the Company's Property arising under Environmental Laws or under Environmental Permits.

                  (k) Community Reinvestment Act. The Banks shall have provided to Associated evidence that the Banks have achieved a satisfactory rating and performance under the Community Reinvestment Act.

         SECTION 7.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Associated contained in this Agreement shall be complete and correct in all material respects (except that where any statement in a representation or warranty expressly includes a statement of materiality, such statement shall be true and correct in all respects) as of the Effective Time as though made on and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except that where a representation or warranty that expressly speaks as of a date other than the Effective Date, such representation or warranty need only be true as of such date). The Company shall have received a certificate of the President of Associated to that effect.

                  (b) Agreements and Covenants. Associated shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

                  (c) Consents Obtained. All material consents, waivers, approvals, authorizations, or orders required to be obtained, and all filings required to be made by Associated for the authorization, execution, and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by Associated.

                  (d) No Challenge. There shall not be pending any action, proceeding, or investigation before any court or administrative agency or by any government agency or any other person challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Cash Consideration and/or Associated Common Stock pursuant to the Merger (other than persons seeking dissenter's rights).

                  (e) Opinion of Counsel. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. or other independent counsel for Associated reasonably satisfactory to the Company, an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in Exhibit 7.03, which opinions shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

                  (f) Tax Opinion. The Company shall have received from Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., an opinion (i) dated on or about the date that is two business days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, (ii) which shall not have been withdrawn or modified in any material respect prior to the Effective Time, (iii) to the effect that:

                           [a] the Merger will qualify as a reorganization
within the meaning of section 368(a)(1)(A) of the Code;

                           [b] the Company and Associated will each be party to
a reorganization within the meaning of Section 368(b) of the Code;

                           [c] no gain or loss will be recognized by any
shareholder of the Company upon consummation of the Merger (except with respect to cash received in lieu of a fractional share interest in Associated Common Stock, consideration received as a result of exercise of dissenter's rights, or Cash Consideration paid to such shareholders); and

                           [d] the basis of the Associated Common Stock received
by the shareholders of the Company pursuant to the Merger will, in each case, be the same as the basis of the Company Common Stock surrendered in exchange therefor, decreased by the amount of the cash and the fair market value of the other property received and increased by the amount treated as a dividend, if any, and by the amount of gain recognized on the exchange (not including any portion of the gain that is treated as a dividend).

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT, AND WAIVER

         SECTION 8.01. Termination.

                  (a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

                           (i) by mutual written consent of Associated and the
Company;

                           (ii) by the Company or Associated (A) if there has
been a breach in any material respect of any representation, warranty, covenant, or agreement on the part of the other party, set forth in this Agreement, or (B) if any representation or warranty of the other party shall be discovered to have become untrue in any material respect such that the conditions set forth in
Section 7.02(a) or Section 7.03(a), as the case may be, would not be satisfied and such breach or other condition has not been cured within 20 business days following receipt by the nonterminating party of notice of such breach or other condition; provided, however, this Agreement may not be terminated pursuant to this clause (ii) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

                           (iii) by either Associated or the Company if any
permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

                           (iv) by either Associated or the Company if the
Merger shall not have been consummated before March 31, 2002, for a reason other than the failure of the terminating party to comply with its obligations under this Agreement;

                           (v) by either Associated or the Company if the
Federal Reserve Board or the Minnesota Department of Commerce Financial Examination Division, or any other regulatory authority has denied approval of the Merger and neither Associated nor the Company has, within thirty (30) days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

                           (vi) by Associated, if all of the conditions set
forth in Section 7.02 are not satisfied on or before March 31, 2002;

                           (vii) by the Company, if all of the conditions set
forth in Section 7.03 are not satisfied on or before March 31, 2002;

                           (viii) by either Associated or the Company if all of
the conditions set forth in Section 7.01 are not satisfied on or before March 31, 2002;

                           (ix) by Associated, if at any time prior to the
Meeting described in Section 6.02, the Company's Board of Directors shall have failed to make its recommendation referred to in Section 6.02, or withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of Associated;

                           (x) by the Company, if the Company shall immediately
thereafter enter into a definitive agreement with a third party providing for an Acquisition Transaction (as such term is defined below) on terms determined, in good faith, by the Board of Directors of the Company, after consultation with independent counsel and financial advisors to the Board, to be such that termination of this Agreement and entry into such third-party agreement is required in order to discharge properly the directors' duties in accordance with Minnesota Law. "Acquisition Transaction" means a transaction or series of transactions that, directly or indirectly, in substance constitutes a disposition of all or substantially all of the assets or business of the Company, the Banks, or the Subsidiaries, taken as a whole, whether by means of
(i) a merger or consolidation, share exchange, or any similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition; or (iii) a purchase or other acquisition (including by way of a merger or consolidation, share exchange, or otherwise) of securities representing 50% or more of the voting power of the Company or the Banks, or 50% or more of the Subsidiaries; provided, however, in each of the situations described in clauses (i), (ii), or (iii), that the Acquisition Transaction shall represent consideration having an aggregate value (reasonably determined) to the Company or its shareholders in excess of the consideration to be received in the Merger;

                  (b) In the event of termination and abandonment by any party as provided above, written notice shall forthwith be given to the other party, which notice shall specifically describe the basis for such termination; and

                  (c) Anything to the contrary notwithstanding, the parties agree to use their best efforts to accomplish the actions by the targeted dates set forth in Exhibit 8.01(c).

         SECTION 8.02.  Effect of Termination.

                  (a) If the Merger is not consummated as the result of termination of this Agreement caused otherwise than by breach of a party hereto, the Company and Associated each shall pay its own Expenses (as defined in Section 4.05 above) and this Agreement shall immediately terminate, except as set forth in Section 9.01 hereof, and neither the Company nor Associated shall have any liability under this Agreement for damages or otherwise.

                  (b) If termination of this Agreement shall have been caused by breach of this Agreement by any party hereto, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify and reimburse the other party for its expenses.

                  (c) Anything to the contrary notwithstanding, other than Associated's (i) inability to obtain regulatory approval for the proposed transaction, (ii) failure to register its securities as required in this Agreement, or (iii) material breach of this Agreement, if for any reason this Agreement (A) is terminated by Associated or by the Company and (B) prior thereto or within twelve months after such termination the Company shall have entered into an agreement to engage in an Acquisition Transaction, then the Company shall pay Associated a fee equal to $10,000,000. If such fee becomes payable under the circumstances described above, it shall be paid to Associated within two business days after the date of entering into such agreement for an Acquisition Transaction.

         SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.01. Non-Survival of Representations, Warranties, and Agreements. The representations, warranties, and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII, except that the agreements set forth in Article I shall survive the Effective Time indefinitely and those set forth in Sections 4.03(b), 4.05, 5.02(b), 6.07, 8.02, and Article IX hereof shall survive termination indefinitely.

         SECTION 9.02. Disclosure Schedules. The schedules and information set forth in the Disclosure Schedules specifically refer to the Section (and paragraph, if applicable) of this Agreement to which such schedule and information is responsive. The Disclosure Schedules shall not vary, change, or alter the literal meaning of the representations and warranties of the parties contained in this Agreement, other than creating exceptions thereto which are directly responsive to the language of the representations and warranties contained in this Agreement.

         SECTION 9.03. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) and shall be effective upon receipt:

                  (a) If to Associated:

                          Associated Banc-Corp
                          1200 Hansen Road
                          Green Bay, WI  54304
                          Telecopier: (920) 491-7010
                          Attention:  Brian R. Bodager
                                      Chief Administrative Officer, General
                                      Counsel & Corporate Secretary

                           With a copy to:

                             Reinhart, Boerner, Van Deuren,
                             Norris & Rieselbach, s.c.
                             1000 North Water Street, Suite 2100
                             Milwaukee, WI 53202
                             Telecopier:  (414) 298-8097
                             Attention:       Richard W. Graber, Esq.

                  (b) If to Company:

                             Signal Financial Corporation
                             1395 Commerce Drive
                             Mendota Heights, MN  55120
                             Attention:  R. Scott Jones, President &
                             Chief Executive Officer
                             (marked PERSONAL & CONFIDENTIAL)

                           with a copy to:

                             Fredrikson & Byron, P.A.
                             1100 International Centre
                             900 Second Avenue South
                             Minneapolis, MN  55402-3397
                             Attention:  Lynn M. Gardin, Esq.
                             (marked PERSONAL & CONFIDENTIAL)

         SECTION 9.04. Certain Definitions. For purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Banks or Subsidiaries) has, directly or indirectly, an interest of 5% or more (or, for purposes of Rule 145, 10% or more);

                  (b) "beneficial owner" with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, [a] the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of consideration rights, exchange rights, warranties, or options, or otherwise, or [b] the right to vote pursuant to any agreement, arrangement, or understanding, (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement, or understanding for the purposes of requiring, holding, voting, or disposing of any Shares, or (iv) pursuant to Section 13(d) of the Exchange Act and any rules or regulations promulgated thereunder;

                  (c) "business day" means any day other than a day on which Banks in Minnesota are required or authorized to be closed;

                  (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

                  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity, or group (as defined in Section 13(d) of the "Exchange Act).

         SECTION 9.05. Mitigation and Reimbursement. The Company agrees to cooperate with Associated, and to use its best efforts to cause any "disqualified individuals" with respect to the Company (as defined by Code
Section 280G and the applicable Proposed Treasury Regulations) to cooperate, in restructuring certain agreements, if necessary, to be identified by Associated in order to minimize and/or mitigate the tax consequences of:

                  (a) the potential loss of any tax deductions to the Company and/or Associated with respect to the deductibility of payments pursuant to the identified agreements; and

                  (b) any excise tax imposed on such disqualified individuals.

Associated agrees to reimburse those disqualified individuals (on a pro rata basis unless allocated differently by the disqualified individuals and agreed to by Associated) who are subject to the excise tax imposed under Code Section 4999, an amount of excise taxes imposed upon them up to a maximum of $250,000 in the aggregate.

The provisions of this Section 9.05 shall survive the Effective Time indefinitely.

         SECTION 9.06. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.07. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 9.08. Entire Agreement. This Agreement together with the Disclosure Schedules and Exhibits hereto and the Confidentiality Agreement dated July 13, 2001, between the Company and Associated constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 9.09. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Associated may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder and the assignee agrees to be bound by the terms and conditions of this Agreement including the requirement of conversion and delivery of Cash Consideration and shares of Associated Common Stock pursuant to Section 1.06 hereof.

         SECTION 9.10. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except for the right to receive the consideration payable pursuant to Article I.

         SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

         SECTION 9.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


[SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    ASSOCIATED BANC-CORP



                                    By:     /s/ Robert C. Gallagher
                                         ---------------------------------------
                                    Name:  Robert C. Gallagher
                                    Title: President and Chief Executive Officer


                                    SIGNAL FINANCIAL CORPORATION


                                    By:     /s/ R. Scott Jones
                                         ---------------------------------------
                                    Name:  R. Scott Jones
                                    Title: President and Chief Executive Officer

                                    And

                                    By:     /s/ Galen T. Pate
                                         ---------------------------------------
                                    Name:  Galen T. Pate
                                    Title: Chairman of the Board

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER





              This First Amendment to Agreement and Plan of Merger dated as of January 25, 2002 between ASSOCIATED BANC-CORP., a Wisconsin corporation ("Associated") and SIGNAL FINANCIAL CORPORATION, a Minnesota corporation (the "Company").

                                    RECITALS

              A. Associated and the Company are parties to an Agreement and Plan of Merger dated September 10, 2001 (the "Agreement").

              B. Associated and the Company desire to amend the Agreement in the manner set forth below.


                                   AGREEMENTS

              In consideration of the foregoing and the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, Associated and the Company hereby agree as follows:

              1. All references to the "Election Deadline" in the Agreement shall be to 4:00 P.M., Central Time, on February 27, 2002.

              2. The Company, rather than the Exchange Agent, shall mail the Election Forms pursuant to Section 1.07(b) of the Agreement and shall receive the completed Election Forms pursuant to Section 1.06(d) of the Agreement. All references to the Exchange Agent in Section 1.06(d) or 1.07(b) shall be to the Company.

              3. All remaining provisions of the Agreement remain unchanged and in full force and effect.


                  [Remainder of Page Intentionally Left Blank]

              IN WITNESS WHEREOF, Associated and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                     ASSOCIATED BANC-CORP


                     By: /s/ Robert C. Gallagher
                        --------------------------------------------
                     Name: Robert C. Gallagher
                     Title: President and Chief Executive Officer


                     SIGNAL FINANCIAL CORPORATION


                     By: /s/ R. Scott Jones
                        --------------------------------------------
                     Name: R. Scott Jones
                     Title: President and Chief Executive Officer

                                   EXHIBIT B

                [LETTERHEAD OF SANDLER O'NEILL & PARTNERS, L.P.]




January 28, 2002



Board of Directors
Signal Financial Corporation
1395 Commerce Drive
Mendota Heights, MN 55120


Ladies and Gentlemen:

         Signal Financial Corporation ("Signal") and Associated Banc-Corp ("Associated") have entered into an Agreement and Plan of Merger, dated as of September 10, 2001 (the "Agreement"), pursuant to which Signal will be merged with and into Associated (the "Merger"). Under the terms of the Agreement, upon consummation of the Merger, each share of Signal common stock, par value $.01 per share, issued and outstanding immediately prior to the Merger (the "Signal Shares"), other than certain shares specified in the Agreement, will be converted into the right to receive, at the election of the holder thereof, either (a) $276.83 in cash without interest, or (b) 7.5 shares of Associated common stock, par value $.01 per share, subject to the election and proration procedures set forth in the Agreement, which provide, among other things, that the Total Cash Payments (as defined in the Agreement) shall equal $58,351,307 (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Signal Shares.

         Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the most recently available drafts of the Agreement and certain of the exhibits thereto; (ii) certain publicly available financial statements and other historical financial information of Signal that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Associated that we deemed relevant; (iv) financial forecast for Signal for the year ending December 31, 2002 prepared by and reviewed with management of Signal and the views of senior management of Signal, based on limited discussions with members of senior management, regarding Signal's business, financial condition, results of operations and future prospects; (v) earnings per share estimate for Associated for the year ending December 31, 2002 provided by management of Associated and the views of senior management of Associated, based on limited discussions with members of senior management, regarding Associated's business, financial condition, results of operations and future prospects; (vi) the pro forma financial

Board of Directors
Signal Financial Corporation
January 28, 2002
Page 2

impact of the Merger on Associated, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings prepared by or reviewed with senior management of Signal and Associated; (vii) the publicly reported historical price and trading activity for Associated's common stock;
(viii) a comparison of certain financial and stock market information for Associated and certain financial information for Signal with similar publicly available information for certain other companies the securities of which are publicly traded; (ix) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

         In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Signal or Associated or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Signal and Associated that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Signal or Associated or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Signal or Associated nor have we reviewed any individual credit files relating to Signal or Associated. We have assumed, with your consent, that the respective allowances for loan losses for both Signal and Associated are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We are not accountants and have relied upon the reports of the independent accountants for each of Signal and Associated for the accuracy and completeness of the audited financial statements made available to us. With respect to the earnings estimates for Signal and Associated and all projections of transaction costs, purchase accounting adjustments and expected cost savings prepared by or reviewed with the management of Signal and Associated and used by Sandler O'Neill in its analyses, Sandler O'Neill assumed, with your consent, that they reflected the best currently available estimates and judgments of the respective management of the respective future financial performances of Signal and Associated and that such performances will be achieved. We express no opinion as to such earnings estimates or financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in Signal's or Associated's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all

Board of Directors
Signal Financial Corporation
January 28, 2002
Page 3

respects material to our analysis that Signal and Associated will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the Merger will not be taxable for federal income tax purposes at the corporate level.

         Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Associated's common stock will be when issued to Signal's shareholders pursuant to the Agreement or the prices at which Signal's or Associated's common stock may trade at any time.

         We have acted as Signal's financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have also received a fee for rendering this opinion. As we have previously advised you, we have in the past provided certain investment banking services to Associated and have received compensation for such services and may provide, and receive compensation for, such services in the future.

         In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Signal and Associated. We may also actively trade the debt and/or equity securities of Signal or Associated or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is directed to the Board of Directors of Signal in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Signal as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger or the form of consideration such shareholder should elect in the Merger. Our opinion is directed only to the fairness of the Merger Consideration to Signal shareholders from a financial point of view and does not address the underlying business decision of Signal to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Signal or the effect of any other transaction in which Signal might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes,

Board of Directors
Signal Financial Corporation
January 28, 2002
Page 4

without Sandler O'Neill's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an exhibit to the Proxy Statement/Prospectus of Signal and Associated dated the date hereof and to the references to this opinion therein.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Signal Shares is fair to such shareholders from a financial point of view.


                                                     Very truly yours,


                                                     /s/ Sandler O'Neill &
                                                          Partners, L.P.

                                                                       EXHIBIT C

302A.471 Rights of dissenting shareholders.

    Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

    (1) alters or abolishes a preferential right of the shares;

    (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

    (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

    (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

    HIST: 1981 c 270 s 80; 1987 c 203 s 2,3; 1988 c 692 s 10; 1991 c 49 s 16;
1992 c 517 art 1 s 15; 1993 c 17 s 40; 1994 c 417 s 5; 1997 c 10 art 1 s 24;
1999 c 85 art 1 s 11; 2000 c 264 s 6,7


302A.473 Procedures for asserting dissenters' rights.

Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive.

The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

HIST: 1981 c 270 s 81; 1987 c 104 s 30-33; 1993 c 17 s 41,42; 1997 c 10 art 1 s
25

                                                                       EXHIBIT D

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)


                                             AS OF AND FOR THE
                                                NINE MONTHS
                                                   ENDED                       AS OF AND FOR THE YEAR ENDED
                                               SEPTEMBER 30,                           DECEMBER 31,
                                           -------------------------------------------------------------------------------
                                              2001        2000       2000        1999       1998       1997       1996
                                           -------------------------------------------------------------------------------
                                                (UNAUDITED)

THE COMPANY:
Condensed Statement of Income
   Interest income                             $58,954    $55,458     $75,869    $63,379    $55,932    $51,760    $33,713
   Interest expense                             25,686     25,219      35,203     25,612     23,689     21,900     14,086
                                           -------------------------------------------------------------------------------
   Net interest income                          33,268     30,239      40,666     37,767     32,243     29,860     19,627
   Provision for loan and lease losses           3,179      2,009       2,785      1,565      1,492        764        595
                                           -------------------------------------------------------------------------------
   Net interest income after provision
     for loan and leases losses                 30,089     28,230      37,881     36,202     30,751     29,096     19,032
   Noninterest income                            7,851      6,307       8,721      8,179      8,665      7,063      4,770
   Noninterest expense                          26,441     25,020      34,585     33,889     30,683     28,252     17,649
                                           -------------------------------------------------------------------------------
   Income before income taxes                   11,499      9,517      12,017     10,492      8,733      7,907      6,153
   Income tax expense                            3,891      3,575       4,342      3,862      3,086      3,037      1,956
                                           -------------------------------------------------------------------------------
   Net income                                  $ 7,608    $ 5,942     $ 7,675    $ 6,630    $ 5,647    $ 4,870    $ 4,197
                                           ===============================================================================

Per common share data:
   Basic earnings per share                    $ 10.84    $  8.46     $ 10.94    $  9.79    $  9.29    $  8.08    $  7.69
   Diluted earnings per share                  $ 10.25    $  8.08     $ 10.44    $  9.41    $  9.00    $  7.90    $  7.52
   Cash dividends per share                         --         --          --         --         --         --         --

SELECTED BALANCE SHEET DATA
   Loans and leases, net                    $  770,988  $ 676,412    $698,403  $ 596,014  $ 496,888  $ 430,959  $ 279,094
   Investment securities available for sale    181,735    176,219     185,237    172,640    175,685    146,512    102,360
   Total assets                              1,075,580    992,705   1,014,683    884,051    787,821    710,682    459,138
   Deposits                                    788,867    777,176     788,273    715,834    639,126    571,656    372,792
   Long-term debt and other borrowings         107,947     88,928      75,332     50,855     47,386     31,685     17,516
   Stockholders' equity                         92,362     78,335      82,997     73,297     58,788     52,500     40,866


                         CHANGES IN FINANCIAL CONDITION
                  FROM DECEMBER 31, 1999, TO DECEMBER 31, 2000

Total Company assets at December 31, 2000, were $1,015,000,000. During 2000, assets increased $131,000,000 or 14.8%. Seventy-nine percent of the increase in total assets was attributable to the growth in gross loans. Gross loans and leases increased $104,000,000 or 17.1% to $710,000,000 with commercial and agricultural loans increasing $39,000,000 and residential real estate loans increasing $51,000,000. The increases in the commercial and agricultural loans and residential real estate loans correlate with the strategic direction of the Company. Consumer loans increased $9,000,000 and direct finance leases increased $4,000,000.

Cash and due from banks increased $18,000,000, interest-bearing deposits with banks increased $6,000,000 and Federal funds sold decreased $13,000,000. These asset balances fluctuate daily and at any given time may be greater than or less than the balances the year before depending on customer behavior. Ten percent of the increase in total assets was attributable to growth in the Company's available for sale investment securities portfolio. During 2000, investment securities available for sale increased $13,000,000 or 7.3% to $185,000,000 as of December 31, 2000. Securities sold under repurchase agreements increased $21,000,000 from December 31, 1999, to December 31, 2000. The entire increase in investment securities available for sale can be attributed to an increase in the holdings of U.S. Government corporations and agency securities. These types of securities were purchased because of their favorable yield compared to U. S. Treasury securities. Property and equipment increased $4,000,000 due primarily to the acquisition of the operations center and the opening of the Burnsville branch.

The increase in assets was funded by a $72,000,000 increase in deposits, an increase of $21,000,000 of Federal funds purchased and securities sold under repurchase agreements and an increase of $26,000,000 in other borrowings, primarily advances from the Federal Home Loan Bank. Total deposits increased from $716,000,000 as of December 31, 1999, to $788,000,000 as of December 31,
2000, an increase of 10.1%. Noninterest-bearing demand deposits decreased $52,000,000 or 32.6% while money market accounts increased $89,000,000 or 26.8%. The decrease in noninterest-bearing demand deposits is a trend most banks around the country are experiencing. Commercial accounts are increasing their use of cash management services the Banks offer and as a result, are lowering their checking account balances. The money market account is priced very competitively and has been very attractive in the marketplace. It has been the product most new customers choose when they become a client. Savings accounts decreased $11,000,000 or 27.8% and time certificates of deposit increased $46,000,000 or 25.2%. Time certificates of deposits increased as a result of a focused marketing plan to attract new certificates of deposit to help fund the loan growth. Long-term debt decreased $2,000,000 due to principal repayments. Other liabilities increased $3,000,000 primarily due to an increase in accrued interest payable of $2,000,000. The remaining increase in other liabilities is primarily due to normal increases in accruals for salary continuation agreements, bonus payments and employee benefit plan contributions. Stockholders' equity increased $10,000,000 of which $8,000,000 was due to earnings and $2,000,000 due to the increase in the after-tax value of the investment securities portfolio.


                         CHANGES IN FINANCIAL CONDITION
                  FROM DECEMBER 31, 2000, TO SEPTEMBER 30, 2001

During the period from December 31, 2000, to September 30, 2001, total Company assets increased $61,000,000 or 6.0% to $1,076,000,000 at September 30, 2001.
Gross loans and leases increased $74,000,000 or 10.4%. Commercial and agricultural loans increased $83,000,000 or 19.8% while residential real estate loans decreased $5,000,000 or 2.8%, consumer loans decreased $3,000,000 or 3.3% and direct finance leases decreased $1,000,000 or 2.1%. The increase in the commercial and agricultural loans corresponds directly with the strategic objectives of the Company. The decrease in the residential real estate loans is due primarily to the refinancing of home mortgages as the refinanced loans are sold into the secondary market. The decrease in consumer loans and direct finance leases is due to tightening underwriting standards given the softening economy.

Cash and due from banks decreased $6,000,000 and interest-bearing deposits with banks decreased $6,000,000. These asset balances fluctuate daily and at any given time may be greater than or less than the balances the year before depending on customer behavior. The Company's available for sale investment securities portfolio decreased $4,000,000 or 1.9%. The mix of the portfolio changed with holdings of U. S. Government corporations and agency securities decreasing $33,000,000, obligations of states and political subdivisions decreasing $4,000,000, mortgage backed securities increasing $20,000,000 and corporate equity securities increasing $13,000,000. This change in the investment portfolio mix was done to take advantage of higher yields during a period of falling interest rates. Approximately $15,000,000 of U. S. Government corporations and agency securities were sold during the period realizing a $631,000 profit on the sale. Property and equipment increased $2,000,000 due primarily to the extensive remodeling of the West St. Paul office.

The increase in assets was funded by a $17,000,000 increase in federal funds purchased and securities sold under repurchase agreements and a $33,000,000 increase in other borrowings, primarily advances from the Federal Home Loan Bank. Total deposits did not change during the period; however, the mix changed. Noninterest-bearing demand deposits decreased $10,000,000 or 9.5% continuing the trend noted during the year before, money market savings accounts increased $5,000,000 or 1.2%, savings accounts increased $2,000,000 or 7.2% and time deposits increased $4,000,000 or 1.6%. Accrued expenses and other liabilities increased $1,000,000 or 9.5% due primarily to an increase in income taxes payable of $1,800,000. Stockholders' equity increased $10,000,000 of which $8,000,000 was due to earnings for the period and $2,000,000 due to the increase in the after-tax value of the investment portfolio.


                          RESULTS OF OPERATIONS FOR THE
            THIRD QUARTER ENDED SEPTEMBER 30, 2001, COMPARED WITH THE
                     THIRD QUARTER ENDED SEPTEMBER 30, 2000


Net income for the third quarter ended September 30, 2001, totaled $2,636,000, an increase of $606,000 or 29.8% over the same period in 2000. Net interest income increased $1,002,000 or 9.7%. These changes compare favorably with the changes noted for the nine months ended September 30, 2001, compared with the same period in 2000. The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses inherent in the portfolio as of the balance sheet date. This analysis is performed quarterly, and the amount of provision for loan and lease losses provided fluctuates accordingly. The provision for loan and lease losses totaled $942,000 for the third quarter ended September 30, 2001, compared with $663,000 for the same period in 2000. Noninterest income for the quarter ended September 30, 2001, totaled $2,592,000, an increase of $300,000 or 13.1% over noninterest income of $2,292,000 for the same period in 2000. This increase is primarily attributable to an increase in gains on sales of loans held for sale. Gains on sales of loans held for sale increased $218,000 or 74.8%. The volume of loans sold fluctuates depending on market conditions from period to period and the needs of the Company. Service charges and other fees increased $84,000 or 4.6%, earnings on cash surrender value of life insurance increased $24,000, while other noninterest income decreased $27,000. These changes are not considered significant. Noninterest expense for the third quarter ended September 30, 2001, totaled $8,780,000, an increase of $90,000 or 1.0% over noninterest expenses of $8,690,000 for the same period in 2000. Salaries and employee benefits increased $378,000 or 8.7%. This increase is primarily due to certain vacant positions in 2000 being filled in 2001, along with an increased use of temporary help and overtime in 2001 and scheduled salary adjustments. Occupancy expense increased $102,000 or 32.7%, due primarily to expenses related to the Burnsville and West St. Paul branches. Depreciation expense decreased $45,000 or 6.7% and is not considered significant. Consultants expense decreased $284,000 or 62.1% due to the completion of the reengineering project in 2000. Equipment maintenance expense increased $64,000 due to increased costs related to older equipment. Supplies expense decreased $69,000 due to increased emphasis on cost control. Other noninterest expense decreased $56,000 or 3.0% and is not considered significant. Income tax expense for the third quarter ended September 30, 2001, was 37.1% of pretax income as compared to 37.6% for the same period in 2000. The results of operations for the third quarter ended September 30, 2001, compared with the third quarter ended September 30, 2000, are not significantly different than the results of operations for the nine months ended September 30, 2001, compared with the nine months ended September 30, 2000.


                          RESULTS OF OPERATIONS FOR THE
             NINE MONTHS ENDED SEPTEMBER 30, 2001, COMPARED WITH THE
                      NINE MONTHS ENDED SEPTEMBER 30, 2000

Net income for the nine months ended September 30, 2001, totaled $7,608,000, an increase of $1,666,000 or 28.0% over the same period in 2000. Net interest income increased $3,029,000 or 10.0%. The increase in net interest income is attributable primarily to asset growth. Net interest margin fell to 4.46% for the nine months ended September 30, 2001. The net interest margin for the nine months ended September 30, 2000, was 4.60%. This decrease in net interest margin is attributable to the rapidly falling interest rate environment experienced during 2001. As the interest rates were falling, the assets of the Banks were repricing at lower rates sooner than the deposits and other borrowings were repricing.

The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses inherent in the portfolio as of the balance sheet date. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, net charge-offs, geographic location, and prevailing economic conditions. During the nine months ended September 30, 2001, net charge-offs were $1,431,000, a decrease of $222,000 over net charge-offs of $1,653,000 during the same period in 2000. The provision for loan and lease losses for the nine months ended September 30, 2001, totaled $3,179,000, an increase of $1,169,000 over the provision of $2,010,000 for the same period in 2000. Nonaccrual loans increased $3,000,000 from December 31, 2000, to September 30, 2001. Nonaccrual loans have increased due to the softening economy. The increase in the provision was determined by management as necessary to support the increased level of nonaccrual loans as well as the overall growth in the loan portfolio.

Noninterest income for the nine months ended September 30, 2001, totaled $7,851,000, an increase of $1,544,000 or 24.5% over noninterest income of $6,307,000 for the same period in 2000. Service charges and other fees increased $431,000 or 8.1% to $5,751,000 for the nine months ended September 30, 2001. This increase was primarily due to the increased collection rate on overdraft charges as well as a $2 increase in the price of processing an overdraft. Service charge income also increased due to the falling interest rates experienced during 2001. Commercial accounts earn an earnings credit based on current interest rates to offset bank service charges. As the earnings credit rate decreased, the amount of service charge income increased. Gains on sales of investment securities available for sale increased $631,000 during the nine months ended September 30, 2001. There were no securities gains in 2000. Investment securities are sold when the Asset/Liability Committee determines it is in the best interest of the Company to do so. The decision to sell securities is determined by measuring the gain on sale against the reinvestment rate. If the gain exceeds the calculated new yield, the security is generally sold. Gains on sales of loans held for sale increased $318,000 or 75.6%. Loans are sold when the premium earned is greater than the estimated yield on the loan if it were kept in the portfolio. Loans are also sold when loan demand outgrows the capital of the Banks or when it is deemed appropriate to sell the loan because of credit quality concerns. The volume of loans sold fluctuates depending on market conditions from period to period and the needs of the Company. Earnings on cash surrender value of life insurance increased $85,000 or 20.7% to $497,000 for the nine months ended September 30, 2001, due to the purchase of $1,000,000 of life insurance in mid 2000. Other noninterest income increased $79,000 or 50.6% to $235,000 and is not considered a significant change.

Noninterest expense for the nine months ended September 30, 2001, totaled $26,441,000, an increase of $1,421,000 or 5.7% over noninterest expense of $25,020,000 for the same period in 2000. Salaries and employee benefits increased $665,000 or 4.9% due to scheduled salary adjustments. Occupancy expense increased $100,000 or 8.9% due primarily to expenses related to the Burnsville and West St. Paul branches. Depreciation expense increased $29,000 or 1.6% and is not considered a significant change. Consultant expense decreased $361,000 or 40.3% due to the completion of the reengineering project in 2000. Equipment maintenance expense increased $208,000 or 39.8% due to increased costs related to older equipment. Other noninterest expense increased $772,000 or 16.5% primarily due to an increase of $134,000 in employee education and employee meals, an increase of $79,000 in postage expense, an increase of $141,000 in salary continuation expense, an increase of $100,000 in insurance expense, and an increase of $430,000 in other miscellaneous expenses.

Income tax expense for the nine months ended September 30, 2001, was 33.8% of pretax income as compared to 37.6% for the same period in 2000. This decrease in the effective tax rate was due to a decrease in state income taxes.


                          RESULTS OF OPERATIONS FOR THE
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

Net income for 2000 totaled $7,675,000, an increase of $1,045,000 or 15.8% over the $6,630,000 earned in 1999. Net income for 1999 increased $982,000 or 17.4% over the $5,647,000 earned in 1998. Net income per common stock share was $10.94 per share for 2000 compared to $9.79 per share for 1999 and $9.29 per share for 1998. Diluted net income per common stock share was $10.44 per share for 2000 compared to $9.41 per share for 1999 and $9.00 per share for 1998.

Net interest income increased $2,900,000 or 7.7% to $40,666,000 in 2000 compared to $37,767,000 in 1999. The 1999 total represented an increase of $5,500,000 or 17.1% over 1998 net interest income of $32,243,000.

The Company's net interest margin declined to 4.60% in 2000 from 5.43% in 1999 and 5.16% in 1998. The decrease in the net interest margin is largely a result of a change in the Company's deposit composition combined with an increased reliance on Federal Home Loan Bank advances. Non-interest bearing deposits constituted 13.5%, 22.1% and 24.3% of total deposits at December 31, 2000, 1999, and 1998, respectively. Borrowings from the Federal Home Loan Bank increased from $6,000,000 at December 31, 1998, to $14,000,000 at December 31, 1999, and
to $37,000,000 at December 31, 2000. The
borrowings from the FHLB bear interest at higher rates than that paid on deposits. Competitive pressures to lower loan interest rates further impacted the net interest margin. During 2000, approximately 62.5% of total gross loans were variable rate loans that reprice immediately or shortly thereafter when the prime rate changes. The prime rate increased 100 basis points during 2000.

The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses inherent in the portfolio as of the balance sheet date. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, net charge-offs, geographic location, and prevailing economic conditions. During 2000, net charge-offs were $2,141,000, an increase of $1,681,000 over 1999 net charge-offs of $460,000. Net charge-offs in 1999 were $740,000 less than the 1998 net charge-offs of $1,200,000. As a percentage of average gross loans, net charge-offs represented .33%, .08%, and .21% of average gross loans for 2000, 1999 and 1998, respectively. The provision for loan and lease losses for 2000 totaled $2,785,000, an increase of $1,220,000 over the provision of $1,565,000 for 1999. The provision for loan and lease losses in 1999 was $73,000 greater than the provision of $1,492,000 in 1998. The provision for loan and lease losses represented .42%, .28% and .32% of average gross loans during 2000, 1999 and 1998, respectively. The higher provision in 2000 was partially due to the weakening economic conditions and the increase in loans past due more than ninety days, which increased the risk of loss in the loan portfolios. Significant increases in gross loans also contributed to the higher loan loss provisions in 2000 and 1999. Gross loans increased $104,000,000 in 2000 compared to increases of $101,000,000 in 1999 and $59,000,000 in 1998. The allowance for loan and lease losses as a percentage of gross loans was 1.03% at December 31, 2000, compared to 1.10% at December 31, 1999 and 1998.

In 2000, aggregate noninterest income increased $500,000 or 6.6% to $8,700,000 from $8,200,000 in 1999. Noninterest income consists of five categories - (i) service charges and other fees, (ii) gain on sale of investment securities available for sale, (iii) gain on sale of loans held for sale, (iv) earnings on cash surrender value of life insurance, and (v) other noninterest income. Service charges and other fees increased $1,000,000 or 15.3% in 2000 primarily due to the increased efforts to collect overdraft fees. Gain on sales of investment securities available for sale decreased $100,000 because there were no securities sold in 2000. Gain on sale of loans held for sale decreased $400,000 or 37.3% due to the needs of the Company. Loans are sold when the premium earned is greater than the estimated yield on the loan if it were kept in the portfolio. Loans are also sold when loan demand outgrows the capital of the Banks or when it is deemed appropriate to sell the loan because of credit quality concerns. The volume of loans sold fluctuates depending on market conditions from year to year and the needs of the Company. Earnings on cash surrender value of life insurance and other noninterest income did not change significantly from 1999 to 2000.

Noninterest income decreased $500,000 in 1999 or 5.6% from $8,700,000 in 1998. During 1998, there was a gain on sale of investment securities of $625,000. Excluding gain on sale of investment securities, noninterest income increased in 1999 by $40,000 or 0.5% from $8,040,000 in 1998 excluding gain on sale of investment securities. Service charge income and other fees increased $230,000 or 3.9% in 1999 due primarily to normal increases in the price of processing an overdraft. Gain on sale of loans decreased $100,000 or 9.3% in 1999. Loans are sold when the premium earned is greater than the estimated yield on the loan if it were kept in the portfolio. Loans are also sold when loan demand outgrows the capital of the Banks or when it is deemed appropriate to sell the loan because of credit quality concerns. The volume of loans sold fluctuates depending on market conditions from year to year and the needs of the Company. Earnings on cash surrender value of life insurance decreased $29,000 or 4.4% in 1999. This decrease was due to the repricing of the earnings credit on the related life insurance policies. Other noninterest income decreased $46,000 or 27.0% in 1999 and is not considered a significant change.

Noninterest expense increased $700,000 or 2.1% to $34,600,000 in 2000 compared to $33,900,000 in 1999. Noninterest expense in 1999 increased $3,200,000 or 10.5% compared to $30,700,000 in 1998. The efficiency ratio which is defined as total noninterest expense as a percentage of the sum of net interest income plus noninterest income for 2000, 1999, and 1998 was 70.03%, 73.76% and 75.00%,
respectively.

Noninterest expense consists of nine categories - (i) salaries and employee benefits, (ii) occupancy, (iii) depreciation, (iv) amortization of goodwill and other intangibles, (v) interest on the preferred securities of United Capital Trust I, (vi) consultants, (vii) equipment maintenance, (viii) supplies, and
(ix) other noninterest expense. Totals by category for 2000, 1999, and 1998, dollar change and percent change were as follows (dollar amounts in thousands):



                                            2000       $ CHG     % CHG      1999      $ CHG      % CHG     1998
                                         ----------- ---------- --------- ---------- --------- --------- ----------

Salaries and employee benefits              $18,066     $ 626      3.6%     $17,440    $  828     5.0%     $16,612
Occupancy                                     1,516      (194)  (11.3)        1,710     (123)   (6.7)        1,833
Depreciation                                  2,460      ( 57)   (2.3)        2,517       464    22.6        2,053
Amortization of  intangibles                  1,473        10      0.7        1,463     (452)  (23.6)        1,915
Interest on Trust preferred securities        1,073        --      --         1,073        --     --         1,073
Consultants                                   1,195       622    108.6          573       245    74.7          328
Equipment maintenance                           730       (43)   (5.6)          773       151    24.3          622
Supplies                                        773        (7)   (0.9)          780        22     2.9          758
Other noninterest expense                     7,299      (262)   (3.5)        7,561     2,072    37.7        5,489
                                         ----------- ---------- --------- ---------- --------- --------- ----------
Total                                       $34,585     $ 695      2.1%     $33,890    $3,207    10.5%     $30,683
                                         =========== ========== ========= ========== ========= ========= ==========


The increase in salaries and employee benefits expense from 1999 to 2000 was due to scheduled salary adjustments offset by a reduction in staff. The increase in salaries and employee benefits from 1998 to 1999 was due to staffing increases and scheduled salary adjustments.

The occupancy expense decrease from 1999 to 2000 was due to the relocation of the data center and the holding company offices from leased space to a building owned by the Company. The occupancy expense decrease from 1998 to 1999 was due to the closing of four grocery store branches in 1999.

The depreciation expense decrease from 1999 to 2000 was also due to the disposition of the grocery store branches. The increase in depreciation expense from 1998 to 1999 was due to the acquisition of data processing equipment which is depreciated over three years.

The increase in amortization of intangibles expense from 1999 to 2000 was due to normal run-off of the underlying assets and liabilities purchased. The decrease in amortization of intangibles expense from 1998 to 1999 was due to the loan premium and certificates of deposit premium being fully amortized in 1999.

Interest expense on the $11,000,000 of preferred securities of United Capital Trust I is fixed at 9.75% over the life of the instruments.

The increase in consultant expense from 1999 to 2000 was due to engaging a consulting firm to conduct a comprehensive reengineering project. The project began late in 1999 and continued throughout 2000. The increase from 1998 to 1999 is due to the reengineering project beginning.

Equipment maintenance expense decreased $43,000 from 1999 to 2000, which is not considered significant. The increase from 1998 to 1999 was due to the data processing equipment purchased in 1999.

Supplies expense remained fairly constant over the period from 1998 to 2000 even as the Company grew. This was due to the continued emphasis on cost control including the negotiation of quantity discounts.

The decrease in other noninterest expense from 1999 to 2000 was due to several offsetting changes. A loss on fixed assets of $547,000 was recorded in 1999 on the disposition of four grocery store branches. The offsetting increase was due to general increases in postage, courier and insurance expenses. The increase in other noninterest expense from 1998 to 1999 was due to the disposal of the four grocery store branches as well as an increase of $372,000 in deposit charge-offs and the establishment of a $350,000 restructuring charge accrual.

Income tax expense for 2000 was 36.1% of pretax income, compared to 36.8% in 1999 and 35.3% in 1998.

LIQUIDITY MANAGEMENT

Liquidity management is an effort of management to provide a continuing flow of funds to meet its financial commitments, customer borrowing needs, and deposit withdrawal requirements. The liquidity position of the Company and its subsidiary banks is monitored by an Asset/Liability Committee. The Company adjusts its investments in liquid assets based upon management's assessment of
(i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-bearing deposits, and (iv) the objective of its asset/liability management program. The largest category of assets representing a ready source of liquidity for the Company is its short-term financial instruments which include federal funds sold and investment securities maturing within one year. Liquidity is also provided through the regularly scheduled maturities of assets. The liquidity position of the Company is also greatly enhanced by its significant base of core deposits. The Company also maintains available lines of Federal funds borrowing from nonaffiliated financial institutions and is a member of the Federal Home Loan Bank. Excess liquidity is generally invested in interest-bearing overnight deposits and other short-term government and agency obligations. The Company anticipates it will have sufficient funds available to meet its current loan commitments. At September 30, 2001, the Company had outstanding commitments to extend credit amounting to $226 million.

REGULATORY CAPITAL REQUIREMENTS

The Federal Reserve Board, the Company's primary regulator, has adopted risk-based capital regulations. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital ratios and those of the Banks exceed the minimum ratios required by their respective regulators.

Management is not aware of any pending regulatory requirements or recommendations that, if enacted, would have a material adverse impact on the Company's capital, liquidity, or results of operations.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Substantially all of the assets and liabilities of the Company are monetary in nature. As a result, interest rates have more impact on the Company's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. The liquidity and the maturity structure of the Company's assets and liabilities are important to the maintenance of acceptable performance levels.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued Statement of Financial Accounting Standard ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase-method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase-method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of.

The Company adopted the provisions of SFAS No. 141 immediately and it will adopt SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment in accordance with the appropriate pre-SFAS No. 142 accounting literature. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001, will continue to be amortized prior to the adoption of SFAS No. 142.

SFAS No. 141 will require, upon adoption of SFAS No. 142, that the Company evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS No. 141 for recognition apart from goodwill. Upon adoption of SFAS No. 142, the Company will be required to reassess the useful lives and residual values of all intangible assets acquired in purchase business combinations, and make any necessary amortization period adjustments by the end of the first interim period after adoption. In addition, to the extent an intangible asset is identified as having an indefinite useful life, the Company will be required to test the intangible asset for impairment in accordance with the provisions of SFAS No. 142 within the first interim period. Any impairment loss will be measured as of the date of adoption and recognized as the cumulative effect of a change in accounting principle in the first interim period.

As of the date of adoption, the Company expects to have unamortized goodwill in the amount of $16,914,083 that will be subject to the transition provisions of SFAS No. 141 and SFAS No. 142. Amortization expense related to this goodwill was $740,084 and $986,778 for the nine months ended September 30, 2001, and the year ended December 31, 2000, respectively. Due to the extensive nature and effort in adopting SFAS No. 141 and SFAS No. 142, it is not practicable to reasonably estimate the impact of adopting these statements on the Company's financial statements at the date of this report, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets, which supersedes both SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. SFAS No. 144 retains the fundamental provisions in SFAS No. 121 for recognizing and measuring impairment losses on long-lived assets held for use and long-lived assets to be disposed of by sale, while also resolving significant implementation issues associated with SFAS No. 121. For example, SFAS No. 144 provides guidance on how a long-lived asset that is used as part of a group should be evaluated for impairment, establishes criteria for when a long-lived asset is held for sale, and prescribes the accounting for a long-lived asset that will be disposed of other than by sale. SFAS No. 144 retains the basic provisions of Opinion No. 30 on how to present discontinued operations in the income statement, but broadens that presentation to include a component of an entity (rather than a segment of a business). Unlike SFAS No. 121, an impairment assessment under SFAS No. 144 will never result in a write-down of goodwill. Rather, goodwill is evaluated for impairment under SFAS No. 142. The Company is required to adopt SFAS No. 144 for fiscal years beginning after December 15, 2001. Management does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial statements.

LOAN PORTFOLIO

The following table presents a summary of Signal's loan portfolio as of September 30, 2001, and December 31, 2000, 1999, 1998, 1997, and 1996:


                                     SEPTEMBER 30,                            DECEMBER 31,
                                    ---------------------------------------------------------------------------------
                                          2001           2000         1999         1998         1997        1996
                                    ---------------------------------------------------------------------------------
                                                                     (IN THOUSANDS)

Commercial and agricultural               $500,335     $417,775     $378,497      $324,528    $274,830    $167,858
Residential real estate                    158,579      163,159      111,959        95,988      91,586      63,627
Consumer                                    95,483       98,773       89,563        64,135      54,098      38,568
Leases                                      29,712       30,338       26,263        20,960      18,312      13,915
Unearned income                             (4,045)      (4,314)      (3,584)       (3,144)     (2,580)     (1,706)
                                    ---------------------------------------------------------------------------------
   Total loans and leases                 $780,064     $705,731     $602,698      $502,467    $436,246    $282,262
                                    =================================================================================


MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES

The following table presents a distribution of the maturity of loans and, for those loans due after one year, the sensitivity of loans to interest rate changes as of December 31, 2000. The amounts exclude residential real estate loans, consumer loans, and leases.


                                                           AS OF DECEMBER 31, 2000, MATURING IN
                                         ONE YEAR OR LESS    ONE TO FIVE YEARS    OVER FIVE YEARS        TOTAL
                                       -----------------------------------------------------------------------------
                                                                      (IN THOUSANDS)

Commercial and agricultural                  $78,989              $125,849            $212,937         $417,775
                                       =============================================================================




                                                  INTEREST SENSITIVITY
                                                FIXED RATE VARIABLE RATE
                                       ------------------------------------------
                                                    (IN THOUSANDS)

Commercial and agricultural
   loans due after one year                  $79,883              $258,903
                                       ==========================================

NONACCRUAL, PAST DUE, AND RESTRUCTURED LOANS

The following table presents the nonaccrual, past due and restructured loans as of September 30, 2001, and December 31, 2000, 1999, 1998, 1997, and 1996:

                                                              SEPTEMBER 30,               DECEMBER 31,
                                                      --------------------------------------------------------------
                                                           2001        2000     1999     1998      1997     1996
                                                      --------------------------------------------------------------
                                                                             (IN THOUSANDS)

Nonaccrual loans                                           $6,015  $3,004   $2,930    $1,955   $2,564     $913
Accrual loans which are past due 90 days or more
  as to principal or interest                               1,851   2,048    1,261     1,288      881      346
Troubled debt restructurings                                   --      --       --        29       34       --
                                                      --------------------------------------------------------------
   Total nonaccrual, past due, and restructured loans      $7,866  $5,052   $4,191    $3,272   $3,479   $1,259
                                                      ==============================================================

ANALYSIS OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

The following table presents a summary of Signal's allowance for loan and lease losses for the periods shown:

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,                   YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------------------
                                            2001      2000        2000       1999       1998       1997      1996
                                          --------------------------------------------------------------------------
                                                                       (IN THOUSANDS)
Balance, beginning                           $7,328    $6,684     $6,684     $5,579     $5,287     $3,168    $2,899
Charge-offs:
   Commercial and agricultural                  925     1,576      1,852        357      1,264        660       416
   Residential real estate                       89        --         50          6         --         --        --
   Consumer                                     609       343        576        560        403        617       320
   Leases                                       114        --         --         25         38         43        26
                                          --------------------------------------------------------------------------
     Total charge-offs                        1,737     1,919      2,478        948      1,705      1,320       762
                                          --------------------------------------------------------------------------

Recoveries:
   Commercial and agricultural                  150       195        239        347        331        219       277
   Residential real estate                        1        --         --         --         --          1        --
   Consumer                                     155        71         98        138        161        167       157
   Leases                                        --        --         --          3         13         33         2
                                          --------------------------------------------------------------------------
     Total recoveries                           306       266        337        488        505        420       436
                                          --------------------------------------------------------------------------

Net charge-offs                               1,431     1,653      2,141        460      1,200        900       326

Provision for loan and lease losses           3,179     2,010      2,785      1,565      1,492        764       595
Allowance for loan losses acquired               --        --         --         --         --      2,255        --
                                          --------------------------------------------------------------------------

Balance, end of period                       $9,076    $7,041     $7,328     $6,684     $5,579     $5,287    $3,168
                                          ==========================================================================

ALLOCATION OF THE ALLOWANCE FOR LOAN AND LEASE LOSSES

The following table presents the allowance for loan and lease losses as of September 30, 2001, and December 31, 2000, 1999, 1998, 1997, and 1996:


                                SEPTEMBER 30,                                     DECEMBER 31,
                               ---------------------------------------------------------------------------------------------------
DOLLARS IN THOUSANDS                2001             2000            1999             1998            1997             1996
                               ---------------------------------------------------------------------------------------------------
                                       Percent         Percent          Percent         Percent          Percent          Percent
                                         of              of               of              of               of               of
                                        Loans           Loans            Loans           Loans            Loans            Loans
                                         to              to               to              to               to               to
                                        Total           Total            Total           Total            Total            Total
                               Amount   Loans  Amount   Loans   Amount   Loans  Amount   Loans   Amount   Loans   Amount   Loans
                               ---------------------------------------------------------------------------------------------------

Commercial and agricultural     $5,884  63.80%  $4,964   58.80%  $5,032  62.40%  $4,307   64.20%  $4,096  61.50%  $2,363   58.30%
Residential real estate            958  20.20%     479   23.00%     198  18.50%     121   19.00%     147  22.30%     144   23.50%
Consumer                         1,399  12.20%   1,130   13.90%     854  14.80%     637   12.70%     510  12.10%     392   13.40%
Leases                             558   3.80%     408    4.30%     291   4.30%     232    4.10%     288   4.10%     269    4.80%
Unallocated                        277             347              309             282              246              --
                               ---------------------------------------------------------------------------------------------------
   Total                        $9,076 100.00%  $7,328  100.00%  $6,684 100.00%  $5,579  100.00%  $5,287 100.00%  $3,168  100.00%
                               ===================================================================================================

                                      D-10

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Signal Financial Corporation:

We have audited the accompanying consolidated balance sheets of Signal Financial Corporation and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Signal Financial Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period then ended, in conformity with accounting principles generally accepted in the United States of America.





Minneapolis, Minnesota
February 23, 2001, except for note 23,
which is as of September 10, 2001

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

               SEPTEMBER 30, 2001, AND DECEMBER 31, 2000 AND 1999



                                                                         SEPTEMBER 30,              DECEMBER 31,
                                                                             2001        -----------------------------------
                                ASSETS                                    (UNAUDITED)           2000             1999
                                                                       -----------------------------------------------------

Cash and due from banks                                                    $  47,389,007       $ 53,686,797    $ 35,532,469
Interest-bearing deposits with banks                                             720,933          6,664,039         975,668
Federal funds sold                                                                    --            300,000      12,900,000
Investment securities available for sale [amortized cost of
   $179,220,345 (unaudited), $185,138,706, and
   $176,624,401, respectively]                                               181,735,032        185,236,724     172,640,408
Loans held for sale                                                           10,127,456          5,188,427       4,702,418
Loans and leases, net                                                        770,988,333        698,403,353     596,014,334
Property and equipment, net                                                   18,160,685         16,546,396      13,025,309
Accrued interest receivable                                                    6,020,878          7,332,271       5,906,515
Cash surrender value of life insurance                                        16,465,135         16,014,888      15,078,132
Goodwill and other intangible assets, net                                     19,389,079         20,493,497      21,966,055
Other real estate owned                                                          107,342            143,414         233,321
Investment in joint venture                                                      964,743            944,564         942,312
Other assets                                                                   3,510,905          3,728,841       4,134,009
                                                                       -----------------------------------------------------
         Total assets                                                    $ 1,075,579,528     $1,014,683,211    $884,050,950
                                                                       =====================================================

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                $ 788,867,279       $788,272,940    $715,833,998
   Federal funds purchased and securities sold under
      repurchase agreements                                                   62,774,272         45,551,679      24,075,702
   Other borrowings                                                           91,082,646         57,996,631      31,898,382
   Long-term debt                                                             16,864,176         17,335,152      18,957,430
   Accrued expenses and other liabilities                                     12,629,317         11,529,942       8,988,478
                                                                       -----------------------------------------------------
         Total liabilities                                                   972,217,690        920,686,344     799,753,990
                                                                       -----------------------------------------------------
Commitments and contingencies
Company-obligated mandatorily redeemable preferred
  securities of United Capital Trust I                                        11,000,000         11,000,000      11,000,000
                                                                       -----------------------------------------------------
Stockholders' equity:
    Common stock, par value $0.01 per share; 5,000,000 shares authorized;
      702,613 (unaudited), 700,709, and 701,234
      shares issued and outstanding, respectively                                  7,026              7,007           7,012
   Additional paid-in capital                                                 38,694,458         38,584,565      39,003,242
   Retained earnings                                                          52,139,486         44,531,209      36,856,450
   Accumulated other comprehensive income (loss), net                          1,520,868          (125,914)     (2,569,744)
                                                                       -----------------------------------------------------
         Total stockholders' equity                                           92,361,838         82,996,867      73,296,960
                                                                       -----------------------------------------------------
         Total liabilities and stockholders' equity                       $1,075,579,528     $1,014,683,211    $884,050,950
                                                                       =====================================================



See accompanying notes to consolidated financial statements.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                 THREE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000,

               NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000, AND

                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998



                                              THREE MONTHS ENDED       NINE MONTHS ENDED
                                                 SEPTEMBER 30,           SEPTEMBER 30,
                                                  (UNAUDITED)             (UNAUDITED)                DECEMBER 31,
                                             ------------------------------------------------------------------------------------
                                                 2001       2000       2001       2000         2000         1999       1998
                                             ------------------------------------------------------------------------------------

Interest income:
  Loans and leases                           $16,732,852 $16,855,664 $51,018,887 $47,127,798 $64,622,418 $52,568,969 $45,149,389
  Investment securities available for
    sale-taxable                               1,799,775   2,300,169   5,974,663   6,558,428   8,925,437   8,358,649   7,971,633
  Investment securities available for
    sale-tax exempt                              326,706     389,365   1,073,622   1,178,150   1,565,732   1,638,718   1,613,439
  Federal funds sold and other                   283,705     342,104     886,499     594,203     755,263     812,581   1,197,404
                                             ------------------------------------------------------------------------------------
         Total interest income                19,143,038  19,887,302  58,953,671  55,458,579  75,868,850  63,378,917  55,931,865
                                             ------------------------------------------------------------------------------------
Interest expense:
    Deposits                                   5,845,058   7,721,706  19,822,588  20,734,577  28,843,921  21,189,517  19,598,038
    Federal funds purchased and securities
      sold under repurchase agreements           535,297     365,505   1,616,786   1,248,696   1,836,348   1,571,543   1,617,124
    Other borrowings                           1,243,077   1,101,130   3,512,458   2,203,510   3,157,263   1,440,856     832,081
    Long-term debt                               199,163     380,435     733,643   1,032,541   1,364,963   1,409,723   1,641,169
                                             ------------------------------------------------------------------------------------
          Total interest expense               7,822,595   9,568,776  25,685,475  25,219,324  35,202,495  25,611,639  23,688,412
                                             ------------------------------------------------------------------------------------
         Net interest income                  11,320,443  10,318,526  33,268,196  30,239,255  40,666,355  37,767,278  32,243,453
Provision for loan and lease losses              942,375     663,099   3,179,125   2,009,408   2,785,000   1,565,000   1,492,078
                                             ------------------------------------------------------------------------------------
         Net interest income after
           provision for loan and lease
           losses                             10,378,068   9,655,427  30,089,071  28,229,847  37,881,355  36,202,278  30,751,375
                                             ------------------------------------------------------------------------------------
Noninterest income:
     Service charges and other fees            1,899,079   1,815,357   5,750,557   5,319,628   7,144,831   6,195,630   5,964,355
     Gains on sales of investment
        securities available for sale              1,442          --     631,125          --          --      99,570     625,386
     Gains on sales of loans held for sale       510,035     291,751     737,918     420,118     711,424   1,135,372   1,252,204
     Earnings on cash surrender value of
        life insurance                           166,553     142,986     497,186     411,842     609,119     624,454     653,044
     Other                                        14,523      41,313     234,738     155,849     255,107     124,251     170,163
                                             ------------------------------------------------------------------------------------
         Total noninterest income              2,591,632   2,291,407   7,851,524   6,307,437   8,720,481   8,179,277   8,665,152
                                             ------------------------------------------------------------------------------------
Noninterest expense:
     Salaries and employee benefits            4,744,508   4,366,451  14,179,030  13,514,045  18,066,414  17,440,192  16,612,565
     Occupancy                                   415,096     312,875   1,227,558   1,127,770   1,516,059   1,709,855   1,832,779
     Depreciation                                623,685     668,710   1,852,051   1,823,200   2,459,855   2,516,723   2,052,721
     Amortization of goodwill and other
        intangibles                              368,139     368,139   1,104,418   1,104,418   1,472,558   1,463,036   1,914,934

     Interest on  preferred  securities of
        United Capital Trust I                   268,125     268,125     804,375     804,375   1,072,500   1,072,500   1,072,500
     Consultants expense                         173,509     457,313     536,382     897,829   1,195,611     572,704     328,282
     Equipment maintenance                       200,339     136,585     728,660     521,111     730,518     773,198     621,516
     Supplies expense                            147,817     217,297     561,133     551,511     772,719     780,518     757,953
     Other                                     1,839,009   1,895,039   5,447,689   4,675,537   7,298,464   7,560,806   5,489,493
                                             ------------------------------------------------------------------------------------
         Total noninterest expense             8,780,227   8,690,534  26,441,296  25,019,796  34,584,698  33,889,532  30,682,743
                                             ------------------------------------------------------------------------------------
         Income before income taxes            4,189,473   3,256,300  11,499,299   9,517,488  12,017,138  10,492,023   8,733.784
         Income tax expense                    1,553,231   1,225,954   3,891,022   3,574,926   4,342,379   3,862,479   3,086,655
                                             ------------------------------------------------------------------------------------
         Net income                          $ 2,636,242 $ 2,030,346 $ 7,608,277 $ 5,942,562 $ 7,674,759 $ 6,629,544 $ 5,647,129
                                             ====================================================================================
Basic earnings per share                     $     3.75  $     2.90  $    10.84  $     8.46  $    10.94  $     9.79  $     9.29
Diluted earnings per share                         3.55        2.77       10.25        8.08       10.44        9.41        9.00
Average shares outstanding                      702,671     700,286     702,139     702,072     701,580     676,972     607,787
Diluted average shares outstanding              742,889     733,347     742,357     735,133     735,410     704,315     627,300


See accompanying notes to consolidated financial statements.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000, AND YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                          (UNAUDITED)                     DECEMBER 31,
                                                   -----------------------------------------------------------------
                                                       2001         2000         2000         1999         1998
                                                   -----------------------------------------------------------------


Net income:                                          $7,608,277   $5,942,562   $7,674,759   $6,629,544   $5,647,129

Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities:
     Unrealized holding gains (losses) arising
        during the period                             2,022,503    (345,454)    2,443,830  (3,512,675)      573,854
     Less: Reclassification adjustment
       for gains included in net income                 375,721           --           --       59,276      372,305
                                                   -----------------------------------------------------------------

           Other comprehensive income (loss)          1,646,782    (345,454)    2,443,830  (3,571,951)      201,549
                                                   -----------------------------------------------------------------

           Comprehensive income                      $9,255,059   $5,597,108  $10,118,589   $3,057,593   $5,848,678
                                                   =================================================================

See accompanying notes to consolidated financial statements.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

    NINE MONTHS ENDED SEPTEMBER 30, 2001, AND YEARS ENDED DECEMBER 31, 2000,
                                 1999, AND 1998

                                           COMMON STOCK                                      ACCUMULATED
                                       ---------------------   ADDITIONAL                       OTHER
                                                     PAR        PAID-IN        RETAINED      COMPREHENSIVE
                                         SHARES     VALUE       CAPITAL        EARNINGS      INCOME (LOSS)        TOTAL
                                       -------------------------------------------------------------------------------------
Balance, December 31, 1997               604,479    $6,045    $27,113,836    $24,579,777      $   800,658      $52,500,316

Net income                                    --        --             --      5,647,129               --        5,647,129
Common stock issued                        7,832        78        859,361             --               --          859,439
Common stock repurchased                  (3,666)      (37)      (420,582)            --               --         (420,619)
Other comprehensive income                    --        --             --             --          201,549          201,549
                                       -------------------------------------------------------------------------------------

Balance, December 31, 1998               608,645     6,086     27,552,615     30,226,906        1,002,207       58,787,814

Net income                                    --        --             --      6,629,544               --        6,629,544
Common stock issued                       98,586       986     11,852,106             --               --       11,853,092
Common stock repurchased                  (5,997)      (60)      (786,105)            --               --         (786,165)
Tax effect of stock options exercised         --        --        384,626             --               --          384,626
Other comprehensive loss                      --        --             --             --       (3,571,951)      (3,571,951)
                                       -------------------------------------------------------------------------------------

Balance, December 31, 1999               701,234     7,012     39,003,242     36,856,450       (2,569,744)      73,296,960

Net income                                    --        --             --      7,674,759               --        7,674,759
Common stock issued                       16,904       169      2,036,330             --               --        2,036,499
Common stock repurchased                 (17,429)     (174)    (2,634,535)            --               --       (2,634,709)
Tax effect of stock options exercised         --        --        179,528             --               --          179,528
Other comprehensive income                    --        --             --             --        2,443,830        2,443,830
                                       -------------------------------------------------------------------------------------

Balance, December 31, 2000               700,709     7,007     38,584,565     44,531,209         (125,914)      82,996,867

Net income (unaudited)                        --        --             --      7,608,277               --        7,608,277

Common stock issued (unaudited)            6,935        69        807,238             --               --          807,307
Common stock repurchased
   (unaudited)                            (5,031)      (50)      (831,647)            --               --         (831,697)
Tax effect of stock options
   exercised (unaudited)                      --        --        134,302             --               --          134,302
Other comprehensive
   income (unaudited)                         --        --             --             --        1,646,782        1,646,782
                                       -------------------------------------------------------------------------------------

Balance, September 30, 2001
   (unaudited)                           702,613    $7,026    $38,694,458    $52,139,486      $ 1,520,868     $ 92,361,838
                                       =====================================================================================

See accompanying notes to consolidated financial statements.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

   NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000, AND YEARS ENDED DECEMBER 31,
                              2000, 1999, AND 1998

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                                (UNAUDITED)                       DECEMBER 31,
                                                        ----------------------------------------------------------------------
                                                            2001          2000          2000          1999          1998
                                                        ----------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                             $ 7,608,277   $ 5,942,562   $ 7,674,759   $ 6,629,544   $ 5,647,129
  Adjustments to reconcile net income to net cash
     flows from operating activities:
  Gains on sales of investment securities available
     for sale                                               (631,125)           --            --       (99,570)     (625,386)
  Net amortization and accretion  of premiums and
     discounts                                            (1,421,548)     (597,036)     (966,201)     (387,035)     (464,892)
  Provision for loan and lease losses                      3,179,125     2,009,408     2,785,000     1,565,000     1,492,078
  Depreciation                                             1,852,051     1,823,200     2,459,855     2,516,723     2,052,721
  Amortization of goodwill and other intangibles           1,104,418     1,104,418     1,472,558     1,463,036     1,914,934
  Earnings on cash surrender value of life insurance        (497,186)     (411,842)     (609,119)     (624,454)     (653,044)
  Gains on sales of loans held for sale                     (737,918)     (420,118)     (711,424)   (1,135,372)   (1,252,204)
Net change in loans held for sale                         (4,939,029)    2,554,958      (486,009)    8,791,347    (5,286,978)
Net gains on sales of other real estate                           --            --       (39,333)         (464)      (14,442)
Net (gains) losses on disposals of property and
     equipment                                               (13,801)       86,856        80,193       516,322       (21,067)
  Equity in net (income) loss of joint venture               (20,179)          221        (2,252)       22,898        34,790
  Provision for deferred income taxes                     (1,151,741)     (246,616)     (328,821)   (1,103,157)     (808,502)
  Other, net                                               3,144,860      (691,623)      392,257     1,786,547      (371,544)
                                                        ----------------------------------------------------------------------
  Net cash flows provided from operating activities        7,476,204    11,154,388    11,721,463    19,941,365     1,643,593
                                                        ----------------------------------------------------------------------
Cash flows used for investing activities:
Net (increase) decrease in interest-bearing deposits
  with banks                                               5,943,106      (185,468)   (5,688,371)      310,131       403,407
Net (increase) decrease in federal funds sold                300,000   (14,600,000)   12,600,000    (7,200,000)   20,450,000
Net cash flows from (used for) investment securities
  available for sale                                       7,971,034    (3,562,073)   (7,549,317)   (2,457,547)  (27,748,884)
Net increase in loans and leases                         (75,102,029)  (82,816,761) (105,344,674)  (99,644,551)  (67,000,548)
Purchases of property and equipment                       (3,476,539)   (5,331,842)   (6,162,387)   (2,098,937)   (2,357,368)
Proceeds from sales of property and equipment                 24,000        73,352       101,252       165,961        37,035
Proceeds from sales of other real estate owned               111,914       233,321     1,011,319       427,052       682,580
Purchase of cash surrender value of life insurance          (132,265)   (1,007,265)   (1,182,465)     (355,730)     (936,543)
Proceeds from redemption of cash surrender value of
  life insurance                                             179,204       854,828       854,828            --            --
Investment in joint venture                                       --            --            --            --    (1,000,000)
                                                        ----------------------------------------------------------------------
Net cash flows used for investing activities             (64,181,575) (106,341,908) (111,359,815) (110,853,621)  (77,470,321)
                                                        ----------------------------------------------------------------------
Cash flows from financing activities:
Net increase in deposits                                     594,339    61,342,000    72,438,942    76,708,183    67,470,087
Net increase (decrease) in federal funds purchased and
  securities sold under repurchase agreements             17,222,593     3,317,953    21,475,977     1,292,118   (12,439,321)
Net increase in other borrowings                          33,086,015    38,762,436    26,098,249     6,453,382    18,295,000
Proceeds from long-term debt                                  86,167       310,119       390,222       416,581       405,579
Payments made on long-term debt                             (557,143)   (1,000,000)   (2,012,500)   (3,400,000)   (3,000,000)
Proceeds from issuance of  common stock                      807,307     1,863,448     2,036,499    11,853,092       859,439
Repurchase of common stock                                  (831,697)   (2,601,788)   (2,634,709)     (786,165)     (420,619)
                                                        ----------------------------------------------------------------------
Net cash flows provided from financing activities         50,407,581   101,994,168   117,792,680    92,537,191    71,170,165
                                                        ----------------------------------------------------------------------
Net increase (decrease) in cash and due from banks        (6,297,790)    6,806,648    18,154,328     1,624,935    (4,656,563)
Cash and cash due from banks:
         Beginning of period                              53,686,797    35,532,469    35,532,469    33,907,534    38,564,097
                                                        ----------------------------------------------------------------------
         End of period                                   $47,389,007   $42,339,117   $53,686,797   $35,532,469   $33,907,534
                                                        ======================================================================

See accompanying notes to consolidated financial statements.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      ORGANIZATION

                  Signal Financial Corporation and its subsidiaries (the Company) provide a full range of financial services. The accompanying consolidated financial statements include the accounts of Signal Financial Corporation (SFC) and its wholly owned subsidiaries: Signal Bank National Association (Signal), Signal Bank South National Association (South), Signal Finance Company (Finance), and United Capital Trust I. These entities are collectively referred to herein as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

                  As of January 1, 2000, Unitech Services, Inc. (Unitech) was merged into Signal. As of May 22, 2000, United Credit Services, Inc. (UCS) changed its name to Signal Finance Company. As of July 10, 2000, Park Financial Corporation (PFC) was merged into Signal Bank and the Goodhue County National Bank (GCNB) changed its name to Signal Bank South National Association.

         (b)      BASIS OF FINANCIAL STATEMENT PRESENTATION AND ACCOUNTING
                  ESTIMATES

                  The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheet and revenues and expenses for the years then ended. Actual results could differ from those estimates.

                  In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

         (c)      CASH, CASH EQUIVALENTS, AND CASH FLOWS

                  For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

         (d)      INVESTMENT SECURITIES AVAILABLE FOR SALE

                  Management determines the appropriate classification of securities as each individual security is acquired. Investment securities are currently classified as available-for-sale and, accordingly, carried at fair value. Unrealized gains or losses, net of the related deferred tax effect, are reported as increases or decreases in stockholders' equity. Realized gains or losses are determined on the basis of the cost of specific securities sold. Declines in the value of securities available for sale that are considered other-than-temporary are recorded in noninterest expense.

                  Premiums and discounts are amortized using the effective interest rate method over the estimated remaining lives to maturity.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         (e)      LOANS HELD FOR SALE

                  Loans held for sale are carried at the lower of cost or market determined on an aggregate basis. Cost of loans sold is determined on a specific identification basis and gains or losses on sales of loans held for sale are recognized at settlement dates. Fees associated with originating loans held for sale are deferred and included in the determination of gain or loss on sale.

         (f)      LOANS AND LEASES

                  Loans are stated at the amount of unpaid principal, net of unearned income and the allowance for loan and lease losses.

                  Leases that transfer substantially all of the benefits and risks of equipment ownership to the lessee are classified as direct financing leases and are included in loans and leases. Direct financing leases are carried at the combined present value of the future minimum lease payments. Interest income on direct financing leases is recognized using methods that approximate a level yield over the term of the leases.

                  The allowance for loan and lease losses is maintained at a level believed to be adequate by management to provide for estimated loan and lease losses inherent in the portfolio as of the balance sheet date. Management's judgment as to the adequacy of the allowance is a result of ongoing review of larger individual loans and leases, the overall risk characteristics of the portfolios, changes in the character or size of the portfolios, the level of non-performing assets, net charge-offs, geographic location, and prevailing economic conditions. The allowance for loan and lease losses is established for known problem loans and leases and risks inherent in the loan portfolio on the balance sheet date. Loans and leases are charged off to the extent they are deemed to be uncollectible. The adequacy of the allowance for loan and lease losses is highly dependent upon management's estimates of variables affecting valuation, appraisals of collateral, evaluations of performance and status, and the amounts and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations, and cash flows may be subject to frequent adjustments due to changing economic prospects of borrowers or properties. These estimates are reviewed periodically and adjustments, if necessary, are recorded in the provision for loan and lease losses in the periods in which they become known.

                  Impaired loans include certain non-accrual loans and restructured loans that management believes will not repay the Company all the principal and interest owing to it as contractually specified, except for consumer loans, residential real estate loans, and leases that are excluded from the definition of an impaired loan. Loan impairment is measured as the present value of expected future cash flows discounted at the loan's initial effective interest rate or if the loan is collateral-dependent, using the fair value of the collateral of an impaired loan.

                  Interest income is accrued on loan balances outstanding. Loans and leases, including loans that are considered to be impaired, are reviewed regularly by management and are placed on non-accrual status when the collection of interest or principal is 90 days or more past due, unless the loan or lease is adequately secured and in the process of collection. When a loan or lease is placed on non-accrual status, unless collection of all principal and interest is considered to be assured, uncollected interest accrued in prior years is charged off against the allowance for loan and lease losses. Interest accrued in the current year is reversed. Interest payments received on non-accrual loans and leases are generally applied to principal unless the remaining principal balance has been determined to be fully collectible. If determined fully collectible, interest is recognized as income to the extent cash is received.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         (g)      PROPERTY AND EQUIPMENT

                  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is provided principally by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases.

         (h)      CASH SURRENDER VALUE OF LIFE INSURANCE

                  The Company maintains life insurance contracts on all officers of the Company starting at the assistant vice president level. The Company also maintains certain life insurance contracts that are informally related to certain deferred compensation and salary continuation agreements with officers and directors of the Company. The Company's investment in cash surrender value of life insurance is recorded at the amount that can be realized under the insurance contracts.

         (i)      GOODWILL AND OTHER INTANGIBLE ASSETS

                  Intangible assets include costs in excess of net assets acquired (goodwill) and deposit base premiums resulting from the various acquisitions the Company has made. The deposit base premiums are amortized using an accelerated method over the estimated lives of the related deposits. Goodwill is being amortized using a straight-line method for periods up to 25 years. Management reviews goodwill and other intangible assets for impairment as events or circumstances indicate that they may not be recoverable.

         (j)      OTHER REAL ESTATE OWNED

                  Other real estate owned is recorded at the lower of cost or fair value of the asset less the estimated selling costs. When a property is acquired, any excess of the recorded loan balance over its estimated fair value is charged against the allowance for loan losses. Any subsequent declines in fair value and operating expenses are recorded in other expenses. Property is evaluated regularly to ensure that the recorded amount is supported by its current fair value.

         (k)      INVESTMENT IN JOINT VENTURE

                  The Company accounts for its investment in joint venture under the equity method of accounting. Accordingly, any income or loss of Signal Trust is reflected in other noninterest income or other noninterest expense.

         (l)      INCOME TAXES

                  Deferred taxes are provided for temporary differences between the financial reporting carrying value and the tax basis of the Company's assets and liabilities.

         (m)      EARNINGS PER SHARE

                  Earnings per share are presented under two formats: basic earnings per share and diluted earnings per share. Basic earnings per share are calculated by dividing net income by the average number of shares outstanding during the period. Diluted earnings per share are calculated by dividing net income by the average number of shares outstanding during the period plus the impact of stock options that are dilutive.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         (n)      EMPLOYEE BENEFIT PLANS

                  Employee Stock Ownership Plan

                  The Company provides a noncontributory employee stock ownership plan (ESOP) covering substantially all employees eligible as to age and length of service. The amount of the contribution to the ESOP trust is determined annually at the discretion of the Board of Directors and complies with the requirements of the plan agreement. For the years ended December 31, 2000 and 1999, the Company contributed 4% of eligible compensation to the plan. The Company contributed 5% of eligible compensation to the plan for the year ended December 31, 1998.

                  Under the terms of the ESOP, participants who have terminated may elect to have their distributions made in cash, SFC common stock, or both. If stock distributed under the plan to a participant is not readily tradable on an established market, the participant has the option to require the Company to purchase the stock distributed. This put option must be exercised within six months of receiving the stock or by March 31 following the end of the initial six-month period. If the put options are not exercised within these periods, the put options expire.

                  401(k) Profit Sharing Plan

                  The Company also provides a 401(k) profit sharing plan that covers substantially all of the Company's employees who are eligible as to age and length of service. A participant may elect to make contributions of up to 15% of the participant's annual compensation. The Company makes a matching contribution of 50% of each participant's contribution, up to a maximum matching contribution of 3% of compensation in 2000 and 1999, and 2 1/2% of compensation in 1998. The Company also may make a discretionary profit sharing contribution determined annually by the Board of Directors. There were no discretionary profit sharing contributions in 2000, 1999, or 1998. Contributions are expensed as incurred.

         (o)      INTEREST RATE SWAP TRANSACTIONS

                  Prior to January 1, 2001, the Company engaged in interest rate swap transactions primarily to convert floating rate term notes payable to fixed rate obligations. Interest received or paid on interest rate swaps is recorded as an adjustment to interest expense or income, as appropriate. See also note 13.

         (p)      RECLASSIFICATIONS

                  Certain amounts in the 1999 and 1998 consolidated financial statements have been reclassified to conform to the 2000 presentation.

         (q)      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                  instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains can have a significant effect on market value estimates and have not been considered in the estimates. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

                  The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

                           Cash and Due from Banks and Interest-bearing Deposits with Banks

                           Fair values of cash and due from banks and interest-bearing deposits with banks approximate the carrying value reported on the consolidated balance sheets.

                           Federal Funds Sold

                           Fair value of federal funds sold approximates the carrying value reported on the consolidated balance sheets.

                           Investment Securities Available for Sale and Loans Held for Sale

                           Fair values for these assets are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                           Loans and Leases

                           For variable-rate loans and leases that reprice frequently and that have experienced no significant change in credit risk, fair values are based on carrying values. Fair values for all other loans and leases are estimated based on discounted cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality.

                           Cash Surrender Value of Life Insurance

                           Fair value of cash surrender value of life insurance approximates the carrying value reported on the consolidated balance sheets.

                           Deposits

                           Fair values of demand, savings, and NOW accounts are based on the carrying values reported on the consolidated balance sheets. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit of similar remaining maturities.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                           Federal Funds Purchased and Securities Sold Under Repurchase Agreements

                           Fair values of federal funds purchased and securities sold under repurchase agreements approximate the carrying value reported on the consolidated balance sheets.

                           Other Borrowings, Long-term Debt, and Preferred Securities

                           Fair values of variable-rate short-term borrowings and long-term debt borrowings approximate the carrying values. Fair value of fixed-rate long-term debt and preferred securities is estimated by discounting the future cash flows using interest rates currently being offered on debt of similar remaining maturity.

                           Accrued Interest Receivable and Payable

                           Fair values of both accrued interest receivable and payable approximate the carrying values reported on the consolidated balance sheets.

                           Off-balance Sheet Financial Instruments

                           Fair values of interest rate swaps are based on quoted market prices. The fair value of loan commitments and commercial and standby letters of credit fees are not material. As such, there are no carrying amounts or fair value disclosures related to these financial instruments.

         (r)      NEW ACCOUNTING STANDARDS

                  In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which requires recognition of all derivative instruments as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. SFAS No. 137, issued in June 1999, deferred the effective date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133. Effective January 1, 2001, the Company adopted SFAS No. 133, as amended. The impact of adopting SFAS No. 133 on the Company's financial position and results of operations was not material.

                  In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - an amendment of FASB Statement No. 125. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The impact of adopting SFAS No. 140 on the Company's financial position and results of operations was not material.

(2)      COMPREHENSIVE INCOME

         Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Comprehensive income is the total of net income and other comprehensive income, which for the Company is comprised entirely of unrealized gains and losses on securities available for sale.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998


                                                                                  TAX
                                                                  BEFORE        EXPENSE          NET
NINE MONTHS ENDED SEPTEMBER 30, 2001 (UNAUDITED)                    TAX        (BENEFIT)        OF TAX
                                                               --------------------------------------------
Unrealized gains on securities:
   Unrealized holding gains arising during period               $  3,397,338   $  1,374,835   $  2,022,503
   Less: Reclassification adjustment for gains
     included in net income                                          631,125        255,404        375,721
                                                               --------------------------------------------
         Other comprehensive income                             $  2,766,213   $  1,119,431   $  1,646,782
                                                               ============================================

NINE MONTHS ENDED SEPTEMBER 30, 2000 (UNAUDITED)
Unrealized loss on securities:
   Unrealized holding losses arising during period              $  (580,283)   $  (234,829)   $  (345,454)
   Less: Reclassification adjustment for gains
     included in net income                                               --             --             --
                                                               --------------------------------------------
         Other comprehensive loss                               $  (580,283)   $  (234,829)   $  (345,454)
                                                               ============================================

YEAR ENDED DECEMBER 31, 2000
Unrealized gains on securities:
   Unrealized holding gains arising during year                 $  4,105,070   $  1,661,240   $  2,443,830
   Less: Reclassification adjustment for gains
     included in net income                                               --             --             --
                                                               --------------------------------------------
         Other comprehensive income                             $  4,105,070   $  1,661,240   $  2,443,830
                                                               ============================================

YEAR ENDED DECEMBER 31, 1999
Unrealized losses on securities:
   Unrealized holding losses arising during year                $(5,900,482)   $(2,387,807)   $(3,512,675)
   Less: Reclassification adjustment for gains
     included in net income                                           99,570         40,294         59,276
                                                               --------------------------------------------
         Other comprehensive loss                               $(6,000,052)   $(2,428,101)   $(3,571,951)
                                                               ============================================

YEAR ENDED DECEMBER 31, 1998
Unrealized gain on securities:
   Unrealized holding gains arising during year                 $    963,942   $    390,088   $    573,854
   Less: Reclassification adjustment for gains
     included in net income                                          625,386        253,081        372,305
                                                               --------------------------------------------
         Other comprehensive income                             $    338,556   $    137,007   $    201,549
                                                               ============================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(3)      RESTRICTIONS ON CASH AND CASH EQUIVALENTS

         As of September 30, 2001, and December 31, 1999, the Company's subsidiary banks (the Banks) were required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balance as of September 30, 2001, and December 31, 1999, was $3,376,000 (unaudited) and $11,761,000, respectively. The Banks met the reserve balance requirement. As of December 31, 2000, the Banks were not required to maintain any reserve balances with the Federal Reserve Bank.

(4)      INVESTMENT SECURITIES AVAILABLE FOR SALE

         (a)      SUMMARY OF SECURITIES

                                                                                SEPTEMBER 30, 2001 (UNAUDITED)
                                                                  -----------------------------------------------------------
                                                                                      GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                                       COST           GAINS        LOSSES         VALUE
                                                                  -----------------------------------------------------------
          U.S. Treasury securities                                   $  4,338,185    $   87,344  $         --  $   4,425,529
          U.S. Government corporations and agencies                    72,670,634       503,750       (3,507)     73,170,877
          Obligations of states and political subdivisions             26,849,939       989,461      (10,516)     27,828,884
          Corporate debt securities                                     2,485,799       132,161            --      2,617,960
          Mortgage-backed securities                                   51,396,875       943,865       (6,137)     52,334,603
          Corporate equity securities                                  21,478,913        38,266     (160,000)     21,357,179
                                                                  -----------------------------------------------------------
                                                                     $179,220,345    $2,694,847  $  (180,160)  $ 181,735,032
                                                                  ===========================================================
                                                                                       DECEMBER 31, 2000
                                                                  -----------------------------------------------------------
                                                                                      GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                                       COST           GAINS        LOSSES         VALUE
                                                                  -----------------------------------------------------------
          U.S. Treasury securities                                   $  4,318,426    $   14,446  $    (3,003)  $   4,329,869
          U.S. Government corporations and agencies                   105,925,114       287,768     (164,188)    106,048,694
          Obligations of states and political subdivisions             31,911,106       489,935     (104,534)     32,296,507
          Corporate debt securities                                     2,481,950        15,562            --      2,497,512
          Mortgage-backed securities                                   32,531,994       127,693     (536,874)     32,122,813
          Corporate equity securities                                   7,970,116         1,213      (30,000)      7,941,329
                                                                  -----------------------------------------------------------
                                                                     $185,138,706    $  936,617  $  (838,599)  $ 185,236,724
                                                                  ===========================================================
                                                                                       DECEMBER 31, 1999
                                                                  -----------------------------------------------------------
                                                                                      GROSS         GROSS
                                                                     AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                                       COST           GAINS        LOSSES         VALUE
                                                                  -----------------------------------------------------------
          U.S. Treasury securities                                   $  3,835,800    $    2,830  $   (36,511)  $   3,802,119
          U.S. Government corporations and agencies                    95,544,905         4,193   (2,331,444)     93,217,654
          Obligations of states and political subdivisions             33,222,290       136,750   (1,012,964)     32,346,076
          Corporate debt securities                                     3,803,438         1,330      (45,878)      3,758,890
          Mortgage-backed securities                                   33,079,232         2,208     (700,720)     32,380,720
          Corporate equity securities                                   7,138,736         1,213       (5,000)      7,134,949
                                                                  -----------------------------------------------------------
                                                                     $176,624,401    $  148,524  $(4,132,517)  $ 172,640,408
                                                                  ===========================================================

                 SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         (b)      CONTRACTUAL MATURITIES

                  The following table indicates the amortized cost and estimated fair value of investment securities available for sale at September 30, 2001, and December 31, 2000, based upon estimated contractual maturities.

                                                            SEPTEMBER 30, 2001
                                                               (UNAUDITED)                   DECEMBER 31, 2000
                                                     -----------------------------------------------------------------
                                                         AMORTIZED          FAIR         AMORTIZED         FAIR
                                                           COST            VALUE           COST            VALUE
                                                     -----------------------------------------------------------------
                  Due in one year or less                 $ 32,700,113   $ 32,720,409    $ 36,580,380    $ 36,573,015
                  Due after one year
                    through five years                      37,306,429     37,949,294      80,002,730      80,252,848
                  Due after five years
                    through ten years                       21,083,460     21,579,914      12,799,804      13,026,747
                  Due after ten years                       15,254,555     15,793,633      15,253,682      15,319,972
                                                     -----------------------------------------------------------------
                                                           106,344,557    108,043,250     144,636,596     145,172,582

                  Mortgage-backed securities                51,396,875     52,334,603      32,531,994      32,122,813
                  Corporate equity securities               21,478,913     21,357,179       7,970,116       7,941,329
                                                     -----------------------------------------------------------------
                                                          $179,220,345   $181,735,032    $185,138,706    $185,236,724
                                                     =================================================================

                  Anticipated maturities on mortgage-backed securities are not readily determinable since they may be prepaid without penalty. Corporate equity securities do not have stated maturity dates.

         (c)      REALIZED GAINS AND LOSSES

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30,                   YEAR ENDED
                                                  (UNAUDITED)                   DECEMBER 31,
                                           -------------------------------------------------------------
                                               2001         2000       2000       1999         1998
                                           -------------------------------------------------------------
                  Gross gains                $631,125      $ --        $ --     $99,570      $625,386
                                           =============================================================

                  Gross proceeds from sales of investment securities available for sale were $14,749,756 (unaudited), $5,981,333 (unaudited), $5,981,333, $4,150,784, and $13,926,511 for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998, respectively.

         (d)      PLEDGED SECURITIES

                  Investment securities available for sale with a carrying value of $143,317,408 (unaudited), $148,465,965, and $111,185,003 at
                  September 30, 2001, and December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

         (e)      ACCRUED INTEREST RECEIVABLE

                  Accrued interest receivable on investment securities available for sale totaled $1,162,392 (unaudited), $2,073,920, and $2,146,833 at September 30, 2001, and December 31, 2000 and 1999, respectively.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(5)      LOANS AND LEASES

         (a)      COMPOSITION OF LOANS AND LEASES


                                                                     SEPTEMBER 30,             DECEMBER 31,
                                                                         2001        -------------------------------
                                                                     (UNAUDITED)          2000           1999
                                                                  --------------------------------------------------
                  Commercial business                                  $ 271,901,059  $ 219,335,937   $ 175,702,202
                  Commercial real estate                                 186,456,135    158,753,786     167,412,566
                  Agricultural                                            20,553,189     18,283,651      14,817,893
                  Agricultural real estate                                21,424,416     21,401,559      20,564,677
                                                                  --------------------------------------------------
                           Total commercial and agricultural             500,334,799    417,774,933     378,497,338

                  Residential real estate                                158,579,051    163,159,088     111,959,146
                  Consumer                                                95,483,450     98,772,342      89,562,950
                  Direct finance leases                                   29,711,549     30,338,314      26,262,538
                                                                  --------------------------------------------------
                                                                         784,108,849    710,044,677     606,281,972
                  Less:
                    Allowance for loan and lease losses                  (9,075,791)    (7,328,250)     (6,684,137)
                    Unearned income                                      (4,044,725)    (4,313,074)     (3,583,501)
                                                                  --------------------------------------------------
                           Net loans and leases                        $ 770,988,333  $ 698,403,353   $ 596,014,334
                                                                  ==================================================

         (b)      ALLOWANCE FOR LOAN AND LEASE LOSSES

                                                 NINE MONTHS ENDED
                                                    SEPTEMBER 30,                      YEAR ENDED
                                                     (UNAUDITED)                      DECEMBER 31,
                                              ------------------------------------------------------------------
                                                  2001         2000          2000         1999         1998
                                              ------------------------------------------------------------------
                  Balance, beginning           $ 7,328,250   $ 6,684,137  $ 6,684,137  $ 5,578,843  $ 5,287,356
                    Provision charged
                       to operations             3,179,125     2,009,408    2,785,000    1,565,000    1,492,078
                    Loans charged off          (1,738,812)   (1,918,975)  (2,478,281)    (947,447)  (1,705,633)
                    Recoveries                     307,228       266,215      337,394      487,741      505,042
                                              ------------------------------------------------------------------
                  Balance, ending              $ 9,075,791   $ 7,040,785  $ 7,328,250  $ 6,684,137  $ 5,578,843
                                              ==================================================================

         (c)      IMPAIRED LOANS

                  At September 30, 2001, and December 31, 2000 and 1999, the recorded investment in loans that are considered to be impaired were $952,835 (unaudited), $696,506, and $1,639,105, respectively, for which the related allowance for loan losses was $308,930 (unaudited), $236,254, and $674,593, respectively. The recorded investment in impaired loans for which there was no related allowance was zero at September 30, 2001 (unaudited), and December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans during the nine months ended September 30, 2001, and the years ended December 31, 2000, and 1999 was $834,038 (unaudited), $1,627,747, and $1,503,186, respectively. For the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998, the Company recognized interest income on impaired loans of $0 (unaudited), $9,365 (unaudited), $23,002, $5,205, and $3,351, respectively. All of the interest income that was recognized for impaired loans was recognized using the cash basis method of income recognition.

                  At September 30, 2001, and December 31, 2000 and 1999, loans on nonaccrual status totaled $6,015,368 (unaudited), $3,004,239, and $2,929,734, respectively. All of the impaired loans were on nonaccrual status. Had the loans performed in accordance with their original terms throughout the nine months ended September 30, 2001 and the year ended December 31, 2000, the Company would have recorded gross interest income of $429,446 (unaudited) and $317,172 for these loans.

                  At September 30, 2001, and December 31, 2000 and 1999, there were no loans with terms that had been modified in a troubled debt restructuring. There were no material commitments to lend additional funds to customers whose loans were classified as restructured or nonaccrual at September 30, 2001, and December 31, 2000.

         (d)      ACCRUED INTEREST RECEIVABLE

                  Accrued interest receivable on loans was $4,858,486 (unaudited), $5,258,351, and $3,759,682 at September 30, 2001,
                  and December 31, 2000 and 1999, respectively.

         (e)      LOANS SERVICED FOR OTHERS

                  The Company was servicing loans for others with aggregate unpaid principal balances of approximately $129,665,257 (unaudited), $103,341,301, and $71,982,522 at September 30,
                  2001, and December 31, 2000 and 1999, respectively.

         (f)      COMMITMENTS TO FUND OR ORIGINATE LOANS

                  Total commitments to fund or originate loans was $225,890,000 (unaudited), $208,577,000, and $158,307,000 at September 30,
                  2001, and December 31, 2000 and 1999, respectively. Included in these commitments are fixed rate loans aggregating approximately $42,570,884 (unaudited), $36,712,636, and
                  $22,473,801, respectively, and variable rate loans aggregating approximately $183,319,116 (unaudited), $171,864,364, and
                  $135,833,199, respectively. The interest rates on the fixed rate commitments ranged from 5.61% to 18.00% at September 30, 2001 (unaudited). The interest rates on the fixed rate commitments ranged from 7.22% to 18.00% at December 31, 2000 and 7.25% to 18.0% at December 31, 1999. The interest rates on the variable rate commitments ranged from 5.37% to 13.50% at September 30, 2001 (unaudited). The interest rates on the variable rate commitments ranged from 6.85% to 13.50% at December 31, 2000, and 8.0% to 14.25% at December 31, 1999.

(6)      PROPERTY AND EQUIPMENT


                                                                     SEPTEMBER 30,          DECEMBER 31,
                                                                         2001        ---------------------------
                                                                      (UNAUDITED)        2000         1999
                                                                   ---------------------------------------------
         Land                                                            $ 2,189,691  $ 2,189,691   $ 1,789,252
         Buildings and improvements                                       15,360,290   13,455,749    11,039,363
         Equipment                                                        18,450,336   16,954,737    14,399,340
         Leasehold improvements                                              570,408    1,564,989     1,590,086
                                                                   ---------------------------------------------
                                                                          36,570,725   34,165,166    28,818,041
         Less accumulated depreciation and amortization                   18,410,040   17,618,770    15,792,732
                                                                   ---------------------------------------------
                  Property and equipment, net                            $18,160,685  $16,546,396   $13,025,309
                                                                   =============================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(7)      INVESTMENT IN JOINT VENTURE

         The Company and North Central Trust Company located in LaCrosse, Wisconsin, formed Signal Trust Company National Association (Signal Trust) on July 31, 1998. Each party contributed $1,000,000 and owns 50% of Signal Trust. Signal Trust provides trust services to the customers of the Company's banks. For the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998, the Company's share of Signal Trust's net income or loss was $20,179 (unaudited), $(221) (unaudited), $2,252, $(22,898), and $(34,790), respectively, which are recorded in other noninterest income or expense.

(8)      DEPOSITS


                                                            SEPTEMBER 30,            DECEMBER 31,
                                                                2001       ------------------------------
                                                             (UNAUDITED)        2000           1999
                                                           ----------------------------------------------
         Noninterest-bearing demand deposits                  $ 96,574,949   $106,689,530   $158,251,440
         NOW and money market accounts                         425,115,300    420,144,553    331,345,677
         Savings deposits                                       31,924,592     29,782,352     41,252,906
         Time certificates, $100,000 or more                    83,784,554     61,606,467     47,369,417
         Other time deposits                                   151,467,884    170,050,038    137,614,558
                                                           ----------------------------------------------
                  Total                                       $788,867,279   $788,272,940   $715,833,998
                                                           ==============================================

         At December 31, 2000, the scheduled maturities of certificates and other time deposits are as follows:

                                                            DECEMBER 31,
                                                                2000
                                                          -----------------
                         2001                                 $170,271,929
                         2002                                   40,302,494
                         2003                                   11,836,920
                         2004                                    5,037,094
                         2005                                    3,727,638
                         2006 and thereafter                       480,430
                                                          -----------------
                                                              $231,656,505
                                                          =================

         Accrued interest on deposits totaled $4,263,890 (unaudited), $4,804,438 and $2,775,119 at September 30, 2001, and December 31, 2000 and 1999,
         respectively.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(9)      OTHER BORROWINGS

         (a)      LINES OF CREDIT


                                                          SEPTEMBER 30,          DECEMBER 31,
                                                              2001       ----------------------------
                                                          (UNAUDITED)        2000          1999
                                                        ---------------------------------------------
Parent company:
  $1,000,000 line of credit with an interest rate of
     LIBOR plus 1.40% (8.14% at December 31, 2000),
     due June 1, 2001, secured by all the common stock
     of Signal, South, and Finance                        $       --     $  400,000      $ 900,000


  $8,000,000 line of credit with an interest rate of
     LIBOR plus 1.40% (7.48% at December 31, 1999),
     due April 3, 2000, secured by all the common stock
     of Signal, South, and Finance                                --             --      3,920,000

Subsidiaries:
  $15,000,000 line of credit with an interest rate of
     LIBOR plus 1.40% (8.14% at December 31, 2000),
     due June 1, 2001, secured by all the common stock
     of Signal, South, and Finance                                --     10,470,000             --

  $20,000,000 line of credit with an interest rate of
     LIBOR plus 1.30% (5.06% at September 30, 2001,
     rate changes monthly), due April 30, 2002, secured
     by all the common stock of Signal, South, and
     Finance (unaudited)                                  17,800,000             --             --

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         (B)      ADVANCES FROM THE FEDERAL HOME LOAN BANK


                                                                                   SEPTEMBER 30,             DECEMBER 31,
                                                                                        2001           -----------------------
                                                                                    (UNAUDITED)        2000         1999
                                                                                  --------------------------------------------
         Subsidiaries:
           Advances from the Federal Home Loan Bank of Des Moines, principal due between February 15, 2001, and November 16, 2001, plus interest payable monthly at rates between 6.66% and 7.22%, secured by FHLB stock and blanket pledge agreements totaling $45,450,000 of residential real estate
              mortgage loans                                                         $      --         37,000,000    14,000,000

           Advances from the Federal Home Loan Bank of Des Moines, principal due between November 16, 2001, and April 26, 2011, plus interest payable monthly at rates between 2.56% and 4.95%, secured by FHLB stock and blanket pledge agreements totaling $103,351,810 of commercial, residential, and agricultural real estate mortgage
              loans (unaudited)                                                       60,000,000             --            --

         (C)      INSURED SHORT-TERM BORROWINGS

           A bank subsidiary on a daily basis borrows funds from a public entity. The interest rate paid on the daily borrowings fluctuates with market conditions. The interest rate paid on September 30,
              2001, was was 1.64% (unaudited) and the interest rate paid on
              December 31, 2000, was 4.43%. The borrowings are insured up to
              $10,000,000 with an excess deposit insurance bond. Investment securities available for sale are pledged to secure the additional
              borrowings                                                              13,282,646       10,126,631    13,078,382
                                                                                   --------------------------------------------
                                                                                     $91,082,646      $57,996,631   $31,898,382
                                                                                   ============================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




 (10)    LONG-TERM DEBT

         (A)      NOTES PAYABLE

                                                                                   SEPTEMBER 30,             DECEMBER 31,
                                                                                        2001           -----------------------
                                                                                    (UNAUDITED)        2000         1999
                                                                                  --------------------------------------------
         Parent Company:

           Term note payable to a bank, interest payable quarterly at LIBOR plus
              1.40% (8.14% at December 31, 2000), due January 16, 2002, with annual installments of $2,700,000 secured by all the common stock
              of Signal, South, and Finance                                         $      --         $15,600,000   $17,600,000

           Term note payable to a bank, interest payable quarterly at LIBOR plus
              1.30% (5.06% at September 30, 2001), due May 31, 2006, with quarterly installments of $557,143 secured by all the common stock
              of Signal, South, and Finance (unaudited)                               15,042,857            --             --

         Subsidiaries:
           Unsecured notes payable to Minnesota Department of
              Agriculture, noninterest-bearing, due between
              October 30, 2015, and April 21, 2019                                     1,821,319        1,735,152     1,357,430
                                                                                  ---------------------------------------------
         Total                                                                      $ 16,864,176     $ 17,335,152  $ 18,957,430
                                                                                  =============================================

         The term note payable to a bank includes certain covenants requiring maintenance of certain ratios, including capital to assets and average return on assets. The Company is substantially in compliance with these covenants.

         (B)      FUTURE ANNUAL MATURITIES

                                               YEAR ENDING
                                              DECEMBER 31,
                                    ----------------------------------
                                    2001                                  $ 2,700,000
                                    2002                                   12,900,000
                                    2003                                         --
                                    2004                                         --
                                    2005                                         --
                                    2006 and thereafter                     1,735,152
                                                                          -----------
                                                                          $17,335,152
                                                                          ===========

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




          (C)     INTEREST EXPENSE

                  Interest expense on the term note payable for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998 was $733,643 (unaudited),
                  $1,032,540 (unaudited), $1,364,963, $1,409,723, and
                  $1,641,169, respectively.

(11)     INCOME TAXES

         The cumulative tax effects of the temporary differences are shown in the following table:

                                                                                   SEPTEMBER 30,             DECEMBER 31,
                                                                                        2001           -----------------------
                                                                                    (UNAUDITED)        2000         1999
                                                                                  --------------------------------------------
         Deferred tax assets:
           Loan loss allowances                                                   $    3,803,610      $ 2,869,926  $  2,302,487
           Deferred compensation accruals                                              1,139,009          957,491       784,515
           Amortization of intangible assets                                             257,526          265,116       276,070
           Unrealized loss on securities available for sale                                 --               --       1,612,243
           Valuation allowance                                                              --               --            --
                                                                                  ---------------------------------------------
                  Total deferred tax assets                                            5,200,145        4,092,533     4,975,315
                                                                                  ---------------------------------------------
         Deferred tax liabilities:
           Property and equipment                                                       (965,461)        (659,159)     (187,165)
           Acquisition adjustments                                                    (1,334,770)      (1,553,009)   (1,786,832)
           Unrealized gain on securities available for sale                             (992,606)         (25,938)        --
           Other                                                                        (240,254)        (372,449)     (209,980)
                                                                                  ---------------------------------------------
                  Total deferred tax liabilities                                      (3,533,091)      (2,610,555)   (2,183,977)
                                                                                  ---------------------------------------------
                  Net deferred tax assets                                         $    1,667,054      $ 1,481,978    $2,791,338
                                                                                  =============================================

         The Company evaluated the available evidence supporting the realization of its deferred tax assets and determined it is more likely than not that the assets will be realized.

         The provision for income taxes charged to operations consists of the following:

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,                             YEAR ENDED
                                                        (UNAUDITED)                             DECEMBER 31,
                                              --------------------------------------------------------------------------------
                                                    2001            2000            2000            1999           1998
                                              --------------------------------------------------------------------------------
         Current:
              Total current                      $ 5,042,763     $ 3,821,542     $ 4,671,200    $ 4,965,636     $ 3,895,157
         Deferred:
              Total deferred                      (1,151,741)       (246,616)       (328,821)    (1,103,157)       (808,502)
                                              --------------------------------------------------------------------------------
                  Total income tax expense       $ 3,891,022     $ 3,574,926     $ 4,342,379    $ 3,862,479     $ 3,086,655
                                              ================================================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,                       YEAR ENDED
                                                                 (UNAUDITED)                       DECEMBER 31,
                                                         ----------------------------------------------------------------------
                                                             2001          2000          2000          1999          1998
                                                         ----------------------------------------------------------------------
         Computed "expected" tax expense                  $ 3,909,762   $3,235,946   $ 4,085,827   $ 3,567,288   $ 2,969,487
         Increase (decrease) in income taxes
           resulting from:
             State income taxes, net of federal tax           378,186      644,354       607,486       712,151       606,434
              benefit
             Tax-exempt interest income (net of
              disallowed expenses)                           (688,865)    (615,798)     (772,841)     (778,772)     (783,939)
             Intangible asset amortization                    251,627      251,627       335,503       335,503       335,503
             Other                                             40,312       58,797        86,404        26,309       (40,830)
                                                         ----------------------------------------------------------------------
                                                           $ 3,891,022  $3,574,926    $4,342,379   $ 3,862,479   $ 3,086,655
                                                         ======================================================================

(12)     EARNINGS PER SHARE

         The table below shows dual presentation of basic earnings per share and diluted earnings per share and a reconciliation of the numerator and denominator of both earnings per share calculations:

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,                      YEAR ENDED
                                                                (UNAUDITED)                      DECEMBER 31,
                                                        --------------------------------------------------------------------
                                                             2001          2000         2000         1999          1998
                                                        --------------------------------------------------------------------
         Net income                                         $7,608,277   $5,942,562   $7,674,759    $6,629,544   $5,647,129
                                                        ====================================================================

         Basic earnings per share:
           Net income                                       $7,608,277   $5,942,562   $7,674,759    $6,629,544   $5,647,129
                                                        ====================================================================

           Average shares outstanding                          702,139      702,072      701,580       676,972      607,787
                                                        ====================================================================

           Per share                                          $  10.84     $   8.46     $  10.94      $   9.79     $   9.29
                                                        ====================================================================

         Diluted earnings per share:
           Net income                                       $7,608,277   $5,942,562   $7,674,759    $6,629,544   $5,647,129
                                                        ====================================================================

           Average shares outstanding                          702,139      702,072      701,580       676,972      607,787
           Add: Stock options                                   40,218       33,061       33,830        27,343       19,513
                                                        --------------------------------------------------------------------

           Diluted average shares outstanding                  742,357      735,133      735,410       704,315      627,300
                                                        ====================================================================

           Per share                                          $  10.25      $  8.08     $  10.44      $   9.41     $   9.00
                                                        ====================================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




(13)     COMMITMENTS AND CONTINGENCIES

         (A)      FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

                  The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial and standby letters of credit. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

                  The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for these commitments is represented by the contractual amounts of the instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. These commitments were as follows:

                                                               SEPTEMBER 30,           DECEMBER 31,
                                                                   2001       --------------------------------
                                                                (UNAUDITED)         2000            1999
                                                              ------------------------------------------------
                  Commitments to extend credit                   $225,890,000     $208,577,000   $158,307,000
                  Standby letters of credit                         8,648,000        5,571,000      5,940,000
                  Commercial letters of credit                        583,000          244,000        248,000
                                                              ------------------------------------------------
                                                                 $235,121,000     $214,392,000   $164,495,000
                                                              ================================================

                  Commitments to Extend Credit

                  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. If deemed necessary upon extension of credit, the amount of collateral obtained is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, equipment, and real estate.

                  Commercial and Standby Letters of Credit

                  Commercial and standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Company deems necessary.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                  Interest Rate Swaps

                  Interest rate swaps involve the contractual exchange of fixed and floating rate interest payment obligations based on a notional principal amount. The Company has entered into interest rate swap contracts to manage interest rate risk caused by fluctuations in interest rates. Activity with respect to interest rate swap contracts was as follows:

                                                               SEPTEMBER 30,           DECEMBER 31,
                                                                   2001       --------------------------------
                                                                (UNAUDITED)         2000            1999
                                                              ------------------------------------------------
                  Notional amount outstanding at
                     beginning of year                            $     --        $15,000,000    $19,480,000


                  Expirations                                           --        (15,000,000)    (4,480,000)
                                                             -------------------------------------------------

                  Notional amount outstanding at
                     end of year                                  $     --        $      --      $15,000,000
                                                             =================================================

                  Unrealized gain (loss)                          $     --        $      --      $   (30,268)
                                                             =================================================

                  An interest rate swap with a notional amount of $15 million at December 31, 1999, hedged the note payable to a bank. The Company was a receiver of floating-rate interest and a payer of fixed rate interest in this arrangement. The weighted average interest rate paid was 5.97% in 2000 and 1999. The weighted average rate received was 6.36% and 5.30% in 2000 and 1999, respectively. This interest rate swap expired on October 30, 2000.

                  Interest rate swap contracts will result in gains and losses subsequent to the date of the contract, due to interest rate movements. The Company amortizes the gain or loss on terminated contracts over the original life of the hedge if the hedged item remains outstanding. There were no unamortized gains or losses at September 30, 2001, and December 31, 2000.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




          (B)     LEASE COMMITMENTS

                  At December 31, 2000, the Company was obligated under noncancelable leases for office space, with terms including renewal options from three to ten years. The following is a schedule of future minimum rental payments under the noncancelable operating leases:

                YEAR ENDING
                DECEMBER 31,
       -------------------------------
                2001                                                           $ 835,000
                2002                                                             820,834
                2003                                                             746,778
                2004                                                             556,713
                2005                                                              61,845
                                                                       -----------------
                                                                             $ 3,021,170
                                                                       =================

                  Total rent expense under these leases for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998 was $575,623 (unaudited),
                  $585,352 (unaudited), $780,077, $927,429, and $992,278,
                  respectively.

         (C)      FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

                  The Banks originate loans to customers who are primarily located in the Minneapolis and St. Paul metropolitan area and Goodhue County. Although the Banks' loan portfolios are diversified, a substantial portion of their borrowers' ability to repay their loans is dependent on the economic strength of these areas.

(14) COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF UNITED CAPITAL TRUST I

         On January 16, 1997, United Capital Trust I (the Trust), a Delaware business trust wholly owned by SFC, completed the sale of $11,000,000 of 9.75% preferred securities (the Preferred Securities). The Trust used the proceeds from the offering to purchase a like amount of 9.75% Junior Subordinated Deferrable Interest Debentures (the Debentures) of SFC. The Debentures are the sole assets of the Trust and are eliminated, along with the related income statement effects, in the consolidated financial statements.

         The Preferred Securities accrue and pay dividends quarterly at an annual rate of 9.75% of the stated liquidation amount of $25 per Preferred Security. SFC has fully and unconditionally guaranteed all of the obligations of the Trust. The guarantee covers the quarterly distributions and payments on liquidation or redemption of the Preferred Securities, but only to the extent of funds held by the Trust.

         The Preferred Securities are mandatorily redeemable upon the maturity of the Debentures, on January 15, 2027, or upon earlier redemption as provided in the Indenture. SFC has the right to redeem the Debentures on or after January 15, 2002.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




 (15)    BENEFIT PLANS

         (A)      EMPLOYEE STOCK OWNERSHIP PLAN

                  Contributions to the plan were $290,547 (unaudited), $316,005 (unaudited), $410,923, $413,595, and $481,753 for the nine months ended September 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, and 1998, respectively.

         (B)      401(K) PROFIT SHARING PLAN

                  Contributions to the plan were $216,016 (unaudited), $233,606 (unaudited), $288,253, $239,876, and $221,148 for the nine months ended September 30, 2001 and 2000, and the years ended December 31, 2000, 1999, and 1998, respectively.

(16)     STOCK OPTION PLAN

         At September 30, 2001, and December 31, 2000, the Company has a nonqualified stock option plan that is described below. Grants under the plan are accounted for following APB Opinion No. 25 and related interpretations. No compensation cost has been recognized for grants under the plan because the options were issued at the fair value of the Company's stock as of the grant date. Had compensation cost for the plan been determined based on the method described in SFAS No. 123, Accounting for Stock Based Compensation, reported net income and earnings per share would have been changed to the pro forma amounts shown below:

                                               NINE MONTHS ENDED
                                                  SEPTEMBER 30,                        YEAR ENDED
                                                   (UNAUDITED)                        DECEMBER 31,
                                          -----------------------------------------------------------------------
                                                 2001           2000           2000          1999         1998
                                          -----------------------------------------------------------------------
         Net income:
           As reported                       $7,608,277      $5,942,562    $7,674,759   $6,629,544    $5,647,129
           Pro forma                          7,061,496       5,435,477     7,001,377    5,997,662     5,302,519

         Earnings per share:
           As reported                         $  10.84         $  8.46      $  10.94      $  9.79       $  9.29
           Pro forma                              10.06            7.74          9.98         8.86          8.72


         Diluted earnings per share:
           As reported                         $  10.25         $  8.08      $  10.44      $  9.41       $  9.00
           Pro forma                               9.51            7.39          9.52         8.52          8.45


         The 1994 Stock Option Plan authorizes the issuance of up to 200,000 shares of the Company's common stock to key employees and directors of the Company. The options are granted at the discretion of the directors. All options must be granted at 100% of the repurchase price of the stock on the dates of grant.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         Under the plan, options become exercisable over a five-year period beginning one year after date of grant and expire ten years from date of grant. The number and exercise price of options under this plan were as follows:

                                                      OUTSTANDING    EXERCISABLE     EXERCISE PRICE
                                                        OPTIONS        OPTIONS         PER SHARE
                                                    --------------------------------------------------
         December 31, 1997                                   82,500         28,660   $73.46-108.32

            Options granted                                   9,900      --              107.33
            Options exercised                             --             --               --
                                                    --------------------------------------------------
         December 31, 1998                                   92,400         38,760    73.46-108.32

            Options forfeited                               (2,000)      --           73.46-123.17
            Options granted                                  39,000      --              123.17
            Options exercised                              (16,800)      --           73.46-108.32
                                                    --------------------------------------------------
         December 31, 1999                                  112,600         58,840    73.46-123.17

            Options forfeited                               (4,040)      --           94.20-146.62
            Options granted                                  26,800      --          146.62-159.25
            Options exercised                               (8,880)      --           73.46-123.17
                                                    --------------------------------------------------
         December 31, 2000                                  126,480         70,985    73.46-159.25

            Options forfeited (unaudited)                     (720)      --          108.32-163.32
            Options granted (unaudited)                      10,960      --          163.32-168.10
            Options exercised (unaudited)                   (6,040)      --           73.46-150.84
                                                    --------------------------------------------------
         September 30, 2001 (unaudited)                     130,680         73,625   $73.46-168.10
                                                    ==================================================

         The fair values per option of options granted for the nine months ended September 30, 2001, and for the years ended December 31, 2000, 1999, and 1998 were $62.87 to $68.18 (unaudited), $68.37 to $69.88, $60.12, and $46.21, respectively. The fair value of each option granted for the Plan is estimated on the date of grant using the minimum value method incorporating the following assumptions:

                                                 NINE MONTHS ENDED                       YEAR ENDED
                                                   SEPTEMBER 30,                        DECEMBER 31,
                                                        2001          --------------------------------------------
                                                    (UNAUDITED)             2000            1999         1998
                                               -------------------------------------------------------------------
         Risk-free interest rate                   4.92% - 5.27%         6.04%-6.58%       6.81%        5.71%
         Expected life                                10 years            10 years        10 years     10 years
         Expected dividends per share                   --                   --             --           --

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         A further summary (unaudited) about the options outstanding at September 30, 2001, is as follows:

                             EXERCISE                NUMBER                REMAINING
                              PRICE                OUTSTANDING         CONTRACTUAL LIFE
                      -------------------------------------------------------------------
                              $73.46                   17,433              2.6 years
                               79.80                   11,467              3.3 years
                               94.20                   14,867              4.3 years
                              108.32                    8,373              5.3 years
                              108.48                    7,500              6.3 years
                              123.17                   35,020              7.3 years
                              146.62                    7,760              8.3 years
                              150.84                      200              8.7 years
                              155.20                   15,300              8.7 years
                              159.25                    2,000              9.1 years
                              163.32                   10,600              9.3 years
                              168.10                      160              9.8 years

         A further summary about the options outstanding at December 31, 2000, is as follows:

                            EXERCISE                 NUMBER               REMAINING
                              PRICE                OUTSTANDING         CONTRACTUAL LIFE
                      -------------------------------------------------------------------
                              $73.46                   17,767              3.3 years
                               79.80                   11,800              4.1 years
                               94.20                   15,200              5.1 years
                              108.32                   11,533              6.0 years
                              108.48                    7,820              7.1 years
                              123.17                   36,560              8.0 years
                              146.62                    8,200              9.0 years
                              150.84                      300              9.4 years
                              155.20                   15,300              9.5 years
                              159.25                    2,000              9.8 years

(17)     COMMON STOCK REPURCHASE AGREEMENT

         Article 7 of the Company's bylaws grants the Company the option to purchase the shares of common stock held by a stockholder or his estate in the event of the stockholder's death, insolvency, or desire to sell or transfer shares. If the Company does not exercise its option to purchase the available shares within 60 days, the other stockholders may acquire the shares in proportion to their ownership of the Company. The Company's Employee Stock Ownership Plan may acquire all remaining shares of stock not purchased by other stockholders.

         The repurchase price of common stock shall be equal to the total of 150% of the adjusted consolidated tangible book value of the Company and 100% of the intangible assets recorded, divided by the number of shares outstanding. Adjusted consolidated tangible book value is defined to include all equity accounts of the Company but shall not include any cumulative unrealized gain or loss on investment securities available for sale, less the intangible assets recorded. The per share repurchase price as of September 30, 2001 and December 31, 2000 was $180.14 (unaudited) and $163.32, respectively.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




 (18)    LOANS AND OTHER TRANSACTIONS WITH RELATED PARTIES

         Stockholders of the Company, and officers and directors, including their families and companies of which they are principal owners, are considered to be related parties. These related parties were loan customers of, and had other transactions with, the Company in the ordinary course of business. In management's opinion, these loans and transactions were on the same terms as those for comparable loans and transactions with nonrelated parties. Activity with respect to related-party loans was as follows:

                                              NINE MONTHS ENDED                      YEAR ENDED
                                                SEPTEMBER 30,                       DECEMBER 31,
                                                     2001         --------------------------------------------------
                                                 (UNAUDITED)           2000            1999             1998
                                             -----------------------------------------------------------------------
         Balance, beginning                         $ 24,301,005    $ 19,837,535    $ 13,685,766        $8,319,307
            New loans advanced                        12,478,292      12,752,767       9,942,430         9,995,838
            Repayments                               (10,367,384)     (8,289,297)     (3,790,661)       (4,629,379)
                                             -----------------------------------------------------------------------
         Balance, ending                            $ 26,411,913    $ 24,301,005    $ 19,837,535      $ 13,685,766
                                             =======================================================================

(19)     REGULATORY CAPITAL REQUIREMENTS

         The Banks are subject to various regulatory capital requirements administered by the Banks' primary federal regulatory agency. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require the Company's subsidiary banks to maintain minimum ratios (set forth in the table below) of total and Tier I risk-based capital (as defined in the regulations), and of Tier I capital (as defined) to average assets (as defined).

         As of September 30, 2001 (unaudited), and December 31, 2000, management considers the Banks to be well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since September 30, 2001, that management believes have changed a Bank's category.

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                                                                        ACTUAL RATIO                   FOR CAPITAL
                                                              ---------------------------------      ADEQUACY PURPOSES
                                                                SEPTEMBER 30,                  -----------------------------
                                                                    2001        DECEMBER 31,       WELL        ADEQUATELY
                                                                (UNAUDITED)         2000        CAPITALIZED   CAPITALIZED
                                                              --------------------------------------------------------------
         Total risk-based capital (to risk-weighted assets):
           Consolidated                                           10.36%           10.85%           10.0%           8.0%
           Signal Bank NA                                         10.79%           11.20%           10.0%           8.0%
           Signal Bank South                                      10.75%           11.36%           10.0%           8.0%
         Tier I capital (to risk-weighted assets):
           Consolidated                                            9.33%            9.87%            6.0%           4.0%
           Signal Bank NA                                          9.76%           10.22%            6.0%           4.0%
           Signal Bank South                                       9.87%           10.50%            6.0%           4.0%
         Leverage ratio (Tier I capital to average assets):
           Consolidated                                            7.70%            7.95%            5.0%           3.0%
           Signal Bank NA                                          8.32%            8.52%            5.0%           4.0%
           Signal Bank South                                       7.45%            7.64%            5.0%           4.0%

(20)     ADDITIONAL CASH FLOW INFORMATION

                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                             (UNAUDITED)                      YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------------------
                                                        2001            2000            2000           1999            1998
                                                   -------------------------------------------------------------------------------
    Net cash flows from (used for)
      investment securities:
        Available-for-sale securities:
           Maturities                              $ 197,447,933     $ 38,193,974    $61,206,730  $ 88,335,136     $ 92,677,735
           Sales                                       14,749,756       5,981,333      5,981,333      4,150,784      13,926,511
           Purchases                                 (204,226,655)    (47,737,380)   (74,737,380)   (94,943,467)    (134,353,130)
                                                   -------------------------------------------------------------------------------
             Net cash flows from (used for)
               investment securities                  $ 7,971,034    $ (3,562,073)   $(7,549,317)   $(2,457,547)   $ (27,748,884)
                                                   ===============================================================================

    Supplemental disclosures of cash
      flow information:
           Cash payments for interest                 $ 4,621,116    $24,222,104     $33,173,873  $ 25,302,870      $23,622,285
           Cash payments for income taxes               4,819,494       3,854,828      5,604,828      4,224,000       3,792,000
                                                   ===============================================================================

    Supplemental schedule of noncash
      investing and financing activities:
           Net change in unrealized gain (loss)
              on securities available for sale        $ 1,646,782     $  (345,454)  $ 2,443,830     $(3,571,951)     $  201,549
                                                   ===============================================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




 (21)    FAIR VALUES OF FINANCIAL INSTRUMENTS

         The estimated fair values of the Company's financial instruments are as follows:

                                                  SEPTEMBER 30, 2001                         DECEMBER 31,
                                                     (UNAUDITED)         -----------------------------------------------------
                                                     (UNAUDITED)                   2000                       1999
                                              -------------------------------------------------------------------------------------
                                                 CARRYING        FAIR        CARRYING         FAIR        CARRYING       FAIR
                                                  AMOUNT         VALUE        AMOUNT          VALUE        AMOUNT        VALUE
                                              -------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks                      $ 47,389,007   $47,389,007  $ 53,686,797  $ 53,686,797  $ 35,532,469    $ 35,532,469
  Interest-bearing deposits with banks              720,933       720,933     6,664,039     6,664,039       975,668         975,668
  Federal funds sold                                   --            --         300,000       300,000    12,900,000      12,900,000
  Investment securities available for sale      181,735,032   181,735,032   185,236,724   185,236,724   172,640,408     172,640,408
  Loans held for sale                            10,127,456    10,127,456     5,188,427     5,188,427     4,702,418       4,702,418
  Loans and leases                              770,988,333   775,749,264   698,403,353   696,237,183   596,014,334     590,284,044
  Accrued interest receivable                     6,020,878     6,020,878     7,332,271     7,332,271     5,906,515       5,906,515
  Cash surrender value of life insurance         16,465,135    16,465,135    16,014,888    16,014,888    15,078,132      15,078,132

Financial liabilities:
  Deposits                                      788,867,279   792,996,515   788,272,940   790,088,150   715,833,998     716,421,078
  Federal funds purchased and securities
    sold under repurchase agreements             62,774,272    62,923,104    45,551,679    45,571,009    24,075,702      23,706,018
  Other borrowings                               91,082,646    93,204,704    57,996,631    58,049,121    31,898,382      32,304,886
  Long-term debt                                 16,864,176    16,864,176    17,335,152    17,335,152    18,957,430      18,957,430
  Preferred securities                           11,000,000    11,067,961    11,000,000    10,855,214    11,000,000      11,015,165
  Accrued interest payable                        4,997,533     4,997,533     5,218,221     5,218,221     3,189,599       3,189,599

Off-balance-sheet financial instruments:
  Interest rate swaps in a net gain (loss)
    position                                           --            --            --            --            --           (30,268)

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




 (22)    PARENT COMPANY FINANCIAL INFORMATION

         Condensed financial information for SFC (parent company only) follows:

                            CONDENSED BALANCE SHEETS

                                                                              SEPTEMBER 30,                  DECEMBER 31,
                                                                                  2001             ---------------------------------
                                                                               (UNAUDITED)             2000                1999
                                                                              ------------------------------------------------------
Assets:
  Cash and due from banks                                                     $    383,966         $    451,219         $    348,561
  Advances to nonbank subsidiaries                                               6,525,000            8,300,000           15,320,000
  Property and equipment, net                                                       70,494              111,192              211,847
  Accrued interest receivable                                                       27,514               58,153               96,916
  Cash surrender value of life insurance                                         1,940,306            1,876,285            1,756,903
  Other assets                                                                   1,610,364            1,701,467              610,150
  Investment in bank subsidiaries                                              104,511,684           94,619,729           84,279,260
  Investment in nonbank subsidiaries                                             4,084,813            3,449,632            4,757,838
  Investment in joint venture                                                      964,743              944,564              942,312
                                                                              ------------------------------------------------------
         Total assets                                                         $120,118,884         $111,512,241         $108,323,787
                                                                              ======================================================
Liabilities and stockholders' equity:
  Other borrowings                                                            $       --           $    400,000         $  4,820,000
  Notes payable                                                                 26,383,057           26,940,200           28,940,200
  Accrued expenses and other liabilities                                         1,373,989            1,175,174            1,266,627
                                                                              ------------------------------------------------------
         Total liabilities                                                      27,757,046           28,515,374           35,026,827

Stockholders' equity                                                            92,361,838           82,996,867           73,296,960
                                                                              ------------------------------------------------------
         Total liabilities and stockholders' equity                           $120,118,884         $111,512,241         $108,323,787
                                                                              ======================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                         CONDENSED STATEMENTS OF INCOME

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                          YEAR ENDED
                                                                   (UNAUDITED)                          DECEMBER 31,
                                                         ---------------------------------------------------------------------------
                                                               2001            2000           2000          1999          1998
                                                         ---------------------------------------------------------------------------
Dividend income from bank subsidiaries                    $      --       $ 1,500,000     $ 2,250,000     $ 3,500,000     $4,805,664
Dividend income from nonbank subsidiaries                        --              --           250,000         250,000           --
Management fee income from bank
  subsidiaries                                              2,047,500       1,308,375       1,744,500       1,728,000      1,375,800
Management fee income from nonbank
  securities                                                  133,200          76,500         102,000         192,000         93,600
Interest income from nonbank subsidiaries                     419,682         560,496         731,731         871,436        491,038
Other income                                                   99,606          64,166          90,750          98,514         74,082
                                                         ---------------------------------------------------------------------------
         Total income                                       2,699,988       3,509,537       5,168,981       6,639,950      6,840,184
                                                         ---------------------------------------------------------------------------

Interest expense                                              741,039       1,059,866       1,393,555       1,645,583      2,003,156
Salaries and employee benefits                              2,921,892       2,204,627       2,990,728       2,848,590      2,527,033
Occupancy                                                     131,569          61,706         160,397         147,769        144,046
Depreciation                                                   40,698          61,503          79,249          93,261         92,185
Amortization of intangibles                                      --              --              --              --          195,000
Interest on preferred securities of United
  Capital Trust I                                             804,375         804,375       1,072,500       1,072,500      1,072,500
Other                                                         565,970         341,989         434,128         640,091        416,284
                                                         ---------------------------------------------------------------------------
         Total expenses                                     5,205,543       4,534,066       6,130,557       6,447,794      6,450,204
                                                         ---------------------------------------------------------------------------

         Income (loss) before income tax
           benefit and equity in undistributed
           earnings of subsidiaries                        (2,505,555)     (1,024,529)       (961,576)        192,156        389,980

Income tax benefit                                          1,036,700       1,039,000       1,370,150       1,452,700      1,793,164
                                                         ---------------------------------------------------------------------------

         Income (loss) before equity in
           undistributed earnings of
           subsidiaries                                    (1,468,855)         14,471         408,574       1,644,856      2,183,144

Equity in undistributed earnings of bank
  subsidiaries                                              8,441,952       5,483,086       6,898,768       5,167,248      3,395,037

Equity in undistributed earnings (loss) of
  nonbank subsidiaries                                        635,180         445,005         367,417        (182,560)        68,948
                                                         ---------------------------------------------------------------------------
         Net income                                       $ 7,608,277     $ 5,942,562     $ 7,674,759     $ 6,629,544     $5,647,129
                                                         ===========================================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,                      YEAR ENDED
                                                                         (UNAUDITED)                      DECEMBER 31,
                                                                --------------------------------------------------------------------
                                                                      2001         2000          2000          1999         1998
                                                                --------------------------------------------------------------------
Cash flows (used for) provided from operating activities:
  Net income                                                    $ 7,608,277  $ 5,942,562   $ 7,674,759   $  6,629,544   $ 5,647,129
  Adjustments to reconcile net income to net cash flows
    (used for) provided from operating activities:
        Equity in undistributed earnings of subsidiaries         (9,077,132)  (5,928,091)   (7,266,185)    (4,984,688)   (3,463,985)
        Depreciation                                                 40,698       61,503        79,249         93,261        92,185
        Amortization of intangibles                                    --           --            --             --         195,000
        Earnings on cash surrender value of life insurance          (64,021)     (58,542)      (82,932)       (79,100)      (70,645)
        Gains on sales of property and equipment                       --         (2,316)       (3,679)       (19,344)       (2,271)
        Equity in net (income) loss of joint venture                (20,179)         221        (2,252)        22,898        34,790
        Other, net                                                  651,637   (1,112,974)     (964,478)       363,407        34,028
                                                                --------------------------------------------------------------------
         Net cash flows (used for) provided from
             operating activities                                  (860,720)  (1,097,637)     (565,518)     2,025,978     2,466,231
                                                                --------------------------------------------------------------------

Cash flows from investing activities:
  Repayment of (increase in) advances to nonbank subsidiaries     1,775,000    7,020,000     7,020,000     (5,370,000)   (6,100,000)
  Purchases of property and equipment                                  --         (1,815)       (1,815)       (52,969)      (74,742)
  Proceeds from sales of property and equipment                        --         12,000        26,900         55,703        16,600
  Purchase of cash surrender value of life insurance                   --           --         (36,450)      (103,530)     (285,348)
  Transfer of cash surrender value of life insurance                   --           --            --             --         202,033
  Decrease (increase) in investments in subsidiaries, net              --        677,751       677,751       (200,000)   (1,350,000)
  Investment in joint venture                                          --           --            --             --      (1,000,000)
                                                                --------------------------------------------------------------------
         Net cash flows provided from
             (used for) investing activities                      1,775,000    7,707,936     7,686,386     (5,670,796)   (8,591,457)
                                                                --------------------------------------------------------------------

Cash flows from financing activities:
  Net decrease in other borrowings                                 (400,000)  (4,820,000)   (4,420,000)    (4,030,000)    7,700,000
  Payments made on notes payable                                   (557,143)  (1,000,000)   (2,000,000)    (3,400,000)   (3,000,000)
  Proceeds from issuance of common stock                            807,307    1,863,448     2,036,499     11,853,092       859,439
  Repurchase of common stock                                       (831,697)  (2,601,788)   (2,634,709)      (786,165)     (420,619)
                                                                --------------------------------------------------------------------
         Net cash flows (used for) provided from
             financing activities                                  (981,533)  (6,558,340)   (7,018,210)     3,636,927     5,138,820
                                                                --------------------------------------------------------------------

         Net (decrease) increase in cash                            (67,253)      51,959       102,658         (7,891)     (986,406)

Cash and due from banks:
  Beginning                                                         451,219      348,561       348,561        356,452     1,342,858
                                                                --------------------------------------------------------------------

  Ending                                                        $   383,966  $   400,520   $   451,219   $    348,561   $   356,452
                                                                ====================================================================

                  SIGNAL FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

       SEPTEMBER 30, 2001 AND 2000, AND DECEMBER 31, 2000, 1999, AND 1998




         Federal law prevents SFC from borrowing from its subsidiary banks unless the loans are secured by specific assets. Such secured loans by any subsidiary bank are generally limited to 10% of the subsidiary banks' capital and surplus, and aggregate loans to SFC and its nonbank subsidiaries are limited to 20% of the subsidiary banks' capital and surplus.

         The payment of dividends to SFC by the subsidiary banks is subject to various federal regulatory limitations. A national bank must obtain the approval of the Comptroller of the Currency if the total of all dividends declared in any calendar year exceeds that bank's net profits for that year combined with its retained net profits for the preceding two calendar years.

(23)     SUBSEQUENT EVENT

         The Company entered into a merger agreement on September 10, 2001, which will result in the merger of the Company with and into Associated Banc-Corp and the conversion of each outstanding share of common stock of the Company into 7.5 shares of common stock of Associated Banc-Corp or a cash payment of $276.83, subject to certain closing conditions. The merger requires regulatory and shareholder approval and is anticipated to close in the first quarter of 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated under the Wisconsin Business Corporation Law (the "WBCL"). Under Section 180.0851 of the WBCL, the Registrant shall indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant. In all other cases, the Registrant shall indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of the Registrant; unless liability was incurred because he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement between the director or officer and the Registrant or a resolution adopted by the Board of Directors or adopted by majority vote of the Registrant's shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         The Registrant's Articles of Incorporation contains no provisions in relation to the indemnification of directors and officers of the Registrant.

         Article XI of the Registrant's Bylaws ("Article XI") authorizes indemnification of officers and directors of the Registrant consistent with the description of the indemnification provisions in Section 180.0851 of the WBCL as described above. Article XI provides that the Registrant shall indemnify a director, officer, employee or agent of the Registrant to the extent such individual has been successful on the merits or otherwise in the defense of any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal (including, but not limited to, any act or failure to act alleged or determined (i) to have been negligent, (ii) to have violated the Employee Retirement Income Security Act of 1974; or (iii) to have violated Sections 180.0832, 180.0833 and 180.1202 of the WBCL, or any successor thereto, regarding loans to directors, unlawful distributions and distributions of assets, which involves foreign, federal, state or local law and which is brought by or in the right of the Registrant or by any other person or entity, to which the director, officer, employee or agent was a party because he or she is a director, officer, employee or agent). In all other cases, the Registrant shall indemnify a director, officer, employee or agent of the Registrant against liability and expenses incurred by such person in a proceeding unless it shall have been proven by final judicial adjudication that such person breached or failed to perform a duty owed to the Registrant under the circumstances described above as set forth in Section 180.0851 of the WBCL. Article XI defines a "director, officer, employee or agent" as (i) a natural person who, is or was a director, officer, employee or agent of the Registrant, (ii) a natural person who, while a director, officer, employee or agent of the Registrant, is or was serving either pursuant to the Registrant's specific request or as a result of the nature of such person's duties to the Registrant as a director, officer, partner, trustee, member of any governing or decision making committee, employee or agent of another corporation or foreign corporation, partnership, joint venture, trust or other enterprise and (iii) a person who, while a director, officer, employee or agent of the Registrant, is or was serving an employee benefit plan because his or her duties to the Registrant also impose duties on, or otherwise involve services by, the person to the plan or to participants in or beneficiaries of the plan. Unless the context requires otherwise, Article XI indemnification extends to the estate or personal representative of a director, officer, employee or agent.

         All officers, directors, employees and agents of controlled subsidiaries of the Registrant shall be deemed for purposes of Article XI to be serving as such officers, directors, employees and agents at the request of the Registrant. The right to indemnification granted to such officers and directors by Article XI is not subject to any limitation or restriction imposed by any provision of the Articles of Incorporation or Bylaws of a controlled subsidiary. For purposes of Article XI, a "controlled subsidiary" means any corporation at least 80% of the outstanding voting stock of which is owned by the Registrant or another controlled subsidiary of the Registrant.

         Upon written request by a director, officer, employee or agent who is a party to a proceeding, the Registrant shall pay or reimburse his or her reasonable expenses as incurred if the director, officer, employee or agent provides the Registrant with: (i) a written affirmation of his or her good faith belief that he or she is entitled to indemnification under Article XI; and (ii) a written undertaking to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification under Article XI is prohibited. The Registrant shall have the power to purchase and maintain insurance on behalf of any person who is a director, officer, employee or agent against any liability asserted against or incurred by the individual in any such capacity arising out of his or her status as such, regardless of whether the Registrant is required or authorized to indemnify or allow expenses to the individual under Article XI.

         The right to indemnification under Article XI may be amended only by a majority vote of the shareholders and any reduction in the right to indemnification may only be prospective from the date of such vote.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

Exhibit No.

         2 Agreement and Plan of Merger dated as of September 10, 2001 between the Registrant and Signal Financial Corporation, incorporated by reference to Exhibit A to the Proxy Statement/Prospectus of the Registrant and Signal Financial Corporation (the "Proxy Statement/Prospectus").

         3(a) Articles of Incorporation, as amended and restated, incorporated by reference to Exhibit 3(a) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

         3(b)              Bylaws, as amended, incorporated by reference to
                           Exhibit 3(b) of the Registrant's Annual Report on Form 10-K filed for the year ended December 31, 1997, SEC File No. 0-5519.

         4 The Registrant has outstanding certain long term debt. None of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Thus, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. The Registrant agrees to furnish copies of such instruments to the Commission upon request.


         5* Opinion of Reinhart Boerner Van Deuren s.c. regarding legality of issuance of the Registrant's securities.



         8* Opinion of Reinhart Boerner Van Deuren s.c. regarding certain federal income tax matters.


         23(a)             Consent of KPMG LLP.

         23(b)             Consent of KPMG LLP.

         23(c)             Consent of Sandler O'Neill & Partners, L.P.


         23(d)*            Consent of Reinhart Boerner Van Deuren s.c.
                           incorporated by reference to Exhibit 5.



         24*               Powers of Attorney.



---------------------
*Previously Filed.


(b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, State of Wisconsin, on this 24th day of January, 2002.


                                         ASSOCIATED BANC-CORP


                                         By:  /s/ Robert C. Gallagher
                                              ----------------------------------
                                              Robert C. Gallagher, President and
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


             Signature                              Title                                       Date
             ---------                              -----                                       ----
/s/  Robert C. Gallagher                  President, Chief Executive                January 24, 2002
---------------------------------      Officer and a Director (Principal
Robert C. Gallagher                            Executive Officer)


/s/  Joseph B. Selner                      Chief Financial Officer                  January 24, 2002
---------------------------------      (Principal Financial Officer and
Joseph B. Selner                        Principal Accounting Officer)


       *                                 Chairman of the Board and a                January 24, 2002
---------------------------------                 Director
Harry B. Conlon

       *                                           Director                         January 24, 2002
---------------------------------
Robert S. Gaiswinkler

       *                                           Director                         January 24, 2002
---------------------------------
Ronald R. Harder

                                                  Director
---------------------------------
William R. Hutchinson

       *                                           Director                         January 24, 2002
---------------------------------
Robert P. Konopacky

       *                                           Director                         January 24, 2002
---------------------------------
George R. Leach

             Signature                              Title                                       Date
             ---------                              -----                                       ----
       *                                           Director                         January 24, 2002
---------------------------------
John C. Meng

       *                                           Director                         January 24, 2002
---------------------------------
J. Douglas Quick

                                                   Director
---------------------------------
John C. Seramur

       *                                           Director                         January 24, 2002
---------------------------------
John H. Sproule

/s/  Brian R. Bodager                                                               January 24, 2002
---------------------------------
Brian R. Bodager
*Attorney-in-Fact